Exhibit 10.17

SUPERIOR ESSEX COMMUNICATIONS LP, and

ESSEX GROUP, INC.,

as U.S. Borrowers, and

ESSEX GROUP CANADA INC.

as Canadian Borrower

SECOND AMENDED AND RESTATED LOAN AGREEMENT

August 5, 2008

$350,000,000.00

CERTAIN FINANCIAL INSTITUTIONS,

as Lenders

with

BANK OF AMERICA, N.A.,

as Administrative Agent,

BANK OF AMERICA, N.A.

(ACTING THROUGH ITS CANADA BRANCH),

as Canadian Agent

and

BANC OF AMERICA SECURITIES LLC,

and BARCLAYS CAPITAL,

the investment banking division of BARCLAYS BANK PLC

as Co-Lead Arrangers

i

SECTION 7.	COLLATERAL	86

SECTION 8.	COLLATERAL ADMINISTRATION	87
8.1	Borrowing Base Certificates	87
8.2	Administration of Eligible Accounts	87
8.3	Administration of Inventory	89
8.4	Administration of Equipment	90
8.5	Administration of Deposit Accounts	90
8.6	General Provisions	90
8.7	Power of Attorney	92

SECTION 9.	REPRESENTATIONS AND WARRANTIES	92
9.1	General Representations and Warranties	92
9.2	Complete Disclosure	97

SECTION 10.	COVENANTS AND CONTINUING AGREEMENTS	97
10.1	Affirmative Covenants	97
10.2	Negative Covenants	101
10.3	Consolidated Fixed Charge Coverage Ratio	109

SECTION 11.	EVENTS OF DEFAULT; REMEDIES ON DEFAULT	109
11.1	Events of Default	109
11.2	Remedies upon Default	111
11.3	License	112
11.4	Setoff	112
11.5	Remedies Cumulative; No Waiver	112
11.6	Judgment Currency	113

SECTION 12.	AGENTS	113
12.1	Appointment, Authority and Duties of Agents	113
12.2	Agreements Regarding Collateral and Field Examination Reports	115
12.3	Reliance By Agents	116
12.4	Action Upon Default	116
12.5	Ratable Sharing	116
12.6	Indemnification of Agent Indemnitees	117
12.7	Limitation on Responsibilities of Agents	117
12.8	Successor Agents and Co-Agents	117
12.9	Solidary Interests/Quebec Liens (Hypothecs)	118
12.10	Due Diligence and Non-Reliance	119
12.11	Replacement of Certain Lenders	119
12.12	Remittance of Payments and Collections	120
12.13	Agents in their Individual Capacities	120
12.14	No Third Party Beneficiaries	121

SECTION 13.	BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS	121
13.1	Successors and Assigns	121
13.2	Participations	121
13.3	Assignments	121
13.4	Representation of Lenders	122

SECTION 14.	MISCELLANEOUS	122
14.1	Consents, Amendments and Waivers	122
14.2	General Indemnity	124
14.3	Limitations of Indemnities	124
14.4	Notices and Communications	125

ii

14.5	Performance of Borrowers’ Obligations	125
14.6	Credit Inquiries	125
14.7	Severability	126
14.8	Cumulative Effect; Conflict of Terms	126
14.9	Counterparts; Facsimile Signatures	126
14.10	Entire Agreement	126
14.11	Obligations of Lenders	126
14.12	Lender Loss Sharing Agreement	126
14.13	Confidentiality	128
14.14	Governing Law	129
14.15	Consent to Forum	129
14.16	Waivers by Borrowers	129
14.17	PATRIOT Act Notice	130
14.18	JV Europe	130
14.19	Amendment and Restatement	130

iii

SECOND AMENDED AND RESTATED LOAN AGREEMENT

THIS SECOND AMENDED AND RESTATED LOAN AGREEMENT (this “Agreement”) is dated August 5, 2008, among SUPERIOR ESSEX COMMUNICATIONS LP, a Delaware limited partnership (“Communications”), ESSEX GROUP, INC., a Michigan corporation (“EGI”, and together with Communications, collectively, “U.S. Borrowers” and each a “U.S. Borrower”), ESSEX GROUP CANADA INC., a Nova Scotia company (“Canadian Borrower”, and together with U.S. Borrowers, collectively, “Borrowers” and each a “Borrower”), the financial institutions party to this Agreement from time to time as lenders (collectively, “Lenders”), BANK OF AMERICA, N.A., a national banking association (together with its successors and assigns, “Bank of America”), acting as a U.S. Lender and an Issuing Bank, and in its capacity as Administrative Agent, and BANK OF AMERICA, N.A., acting through its Canada branch, as a Canadian Lender and in its capacity as Canadian Agent.  Capitalized terms used in this Agreement have the meanings ascribed to them in Section 1.

R E C I T A L S

On April 14, 2006, Communications and EGI (the “Existing Borrowers”), the financial institutions party thereto from time to time (the “Existing Lenders”), and Bank of America, as administrative agent for the Existing Lenders (the “Existing Administrative Agent”), entered into that certain Amended and Restated Loan and Security Agreement, pursuant to which Existing Administrative Agent and Existing Lenders made certain revolving credit loans, letters of credit and other financial accommodations to Existing Borrowers, and which agreement amended and restated that certain Credit Agreement dated November 10, 2003 (as amended, restated modified or supplemented from time to time prior to the date hereof, the “Existing Loan Agreement”).

On June 11, 2008, LS Corp., a South Korean corporation, then known as LS Cable Ltd. (“LS Corp.”), and Superior Essex Inc., a Delaware corporation (“SEI”), entered into an Agreement and Plan of Merger, as joined by Cyprus Acquisition Merger Sub, Inc., a Delaware corporation (“Merger SPC”) pursuant to that certain Joinder Agreement, whereby Merger SPC, became a party to the Agreement and Plan of Merger as the Purchaser thereunder and as joined by LS Cable Ltd., a newly formed South Korean corporation and a wholly owned subsidiary of LS Corp. (“LS Cable”) pursuant to that certain Assignment and Joinder Agreement  (as so supplemented, the “Merger Agreement”).

Under the terms of the Merger Agreement, on July 1, 2008, Merger SPC commenced a tender offer to purchase all issued and outstanding shares of common stock, par value $0.01 per share (each a “Share” and collectively, the “Shares”) of SEI.  On July 31, 2008, as provided in the Merger Agreement, and subject to the conditions set forth therein, at the expiration of the tender offer Merger SPC accepted for payment and purchased all Shares validly tendered in the tender offer and not withdrawn (the date of such acceptance of Shares being the “Purchase Time”).

Each equity award granted to directors and employees of SEI or its subsidiaries shall vest at the Purchase Time (to the extent not previously vested) and the Merger Agreement provides that such awards shall be converted into the right to receive payment of the Offer Price (as defined in the Merger Agreement), less the applicable exercise price in the case of options, at the Purchase Time or as soon as practicable thereafter.

Pursuant to the Merger Agreement, and subject to the conditions set forth therein, following the Purchase Time the parties will effect a merger of Merger SPC with and into SEI (the “Merger”), with SEI as the surviving corporation.  At the effective time of the Merger (the “Effective Time”), each outstanding Share (other than those Shares with respect to which appraisal rights are properly exercised under

Delaware law and those shares held in the treasury of the Company or by Purchaser or by any direct or indirect wholly-owned subsidiary of LS Corp. or SEI) will, by virtue of the Merger, and without any action on the part of the holder thereof, be converted into the right to receive cash equal to the Offer Price.

At the Purchase Time, each share of Series A Preferred Stock (as defined in the Merger Agreement) of Superior Essex Holding Corp. (“SEHC”), a subsidiary of SEI (and the limited partner of Communications), will be redeemed in accordance with the Certificate of Designation (as defined in the Merger Agreement).

On the date hereof, Communications and EGI also intend to deliver irrevocable notices of redemption (the “Debt Redemption”) of all their outstanding 9% Senior Notes due 2012 issued pursuant to that certain Indenture dated as of April 14, 2004 among Borrowers, SEHC, SEI, Essex International, Inc., a Delaware corporation (“Essex International”), and certain Subsidiaries of Borrowers, with The Bank of New York, as trustee, in the original principal amount of $257,100,000 (including any Exchange Notes issued in connection therewith, the “Existing Senior Notes”).

After giving effect to the Merger, (i) LS Cable will own and control 100% of the outstanding common stock of Cyprus Investments, Inc., a Delaware corporation (“Holdings”), (ii) Holdings and certain other Persons (collectively, the “Investor Group”) will own and control the outstanding common stock of SEI, (iii) SEI will own and control 100% of the outstanding common stock of SEHC, (iv) SEHC will own and control 100% of the outstanding common stock of each of Essex International and SE Communications GP, Inc., a Delaware corporation (“Communications GP”), and 100% of the limited partnership interests (and 99% of the total partnership interests) of Communications, (v) Communications GP will own and control 100% of the general partnership interests (and 1% of the total partnership interests) of Communications, and (vi) Essex International will own and control 100% of the outstanding common stock of EGI.

The Merger Agreement provides for or recognizes certain rights, duties and obligations of SEI and its subsidiaries with respect to current and former directors, officers and employees of SEI and its subsidiaries, including (i) certain payments of (or of cash in lieu of) restricted stock units for directors, (ii) obligations under certain indemnification agreements with directors and officers, (iii) obligations under certain employment agreements and change in control agreements with certain officers that provide rights to payments of certain bonuses, retention payments and severance payments and benefits, and (iv) obligations under a Supplemental Executive Retirement Plan.

In connection with the Merger, and to refinance certain of SEI’s and the Borrowers’ existing indebtedness, to finance certain obligations under the Merger Agreement, and to pay fees and expenses in connection therewith, as well as for general corporate purposes, the Borrowers have requested that the Lenders modify certain provisions of the Existing Loan Agreement to permit the Merger and to establish a $350,000,000 Revolving Credit Facility pursuant to which revolving credit loans may be made to the Borrowers and letters of credit may be issued for the account of the Borrowers (the “Revolving Credit Facility”).

In order to utilize the financial powers of each Borrower in the most efficient and economical manner, and in order to facilitate the financing of each Borrower’s needs, Lenders will, at the request of the Borrower Agent (as defined below) and Superior Essex, make loans to all Borrowers under the Revolving Credit Facility on a combined basis and in accordance with the provisions hereinafter set forth.  Borrowers’ business is a mutual and collective enterprise, and Borrowers believe that the consolidation of all revolving credit loans under this Agreement will enhance the aggregate borrowing powers of each Borrower and ease the administration of their revolving credit loan relationship with Lenders, all to the mutual advantage of Borrowers.  Lenders’ willingness to extend credit to Borrowers and to administer each Borrower’s collateral security therefor, on a combined and joint and several basis as more fully set forth in this Agreement, is done solely as an accommodation to Borrowers and at Borrowers’ request in furtherance of Borrowers’ mutual and collective enterprise. Each U.S. Borrower has agreed to guarantee the obligations of each of the other Borrowers under this Agreement and each of the other Loan Documents.

Agents and Lenders have agreed, subject to the terms of this Agreement, to amend and restate the Existing Loan Agreement in its entirety to read as set forth herein, and it has been agreed by the parties hereto that the Loans and other Obligations outstanding under the Existing Loan Agreement shall be governed by and deemed to be outstanding under the amended and restated terms and conditions contained herein.  All existing Obligations are and shall continue to be (and all Obligations incurred pursuant hereto shall be) secured by, among other things, the Security Documents and the other Loan Documents and shall be guaranteed pursuant to the Guaranties (as defined below).

NOW, THEREFORE, for Ten Dollars ($10.00) in hand paid, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree to amend and restate the Existing Loan Agreement, and the Existing Loan Agreement is hereby amended and restated in its entirety, as follows:

SECTION  1.        DEFINITIONS; RULES OF CONSTRUCTION

1.1          Definitions.  As used herein, the following terms have the meanings set forth below:

Account - shall have the meaning ascribed to such term in the U.S. Security Agreement or the Canadian Security Agreement, as applicable.

Account Debtor - a Person who is obligated under an Account, Chattel Paper or General Intangible.

Accounts Formula Amount - 85% of the face amount of Eligible Accounts (after giving effect to any reduction thereof required under the definition of Eligible Accounts).

Acquired EBITDA - means the EBITDA of a Permitted Acquisition for any period prior to such acquisition (but excluding any related Person, property, business or assets to the extent not so acquired), as specified in a certificate executed by a Senior Officer and delivered to the Administrative Agent.

Adjusted LIBOR - for any Interest Period, with respect to LIBOR Loans, the per annum rate of interest determined pursuant to the following formula:

LIBOR	=	Offshore Base Rate
1.00 - Eurodollar Reserve Percentage

Where,

“Offshore Base Rate” means the rate per annum (rounded upward, if necessary, to the nearest 1/8th of 1%) appearing on the Reuters Screen LIBO Page (or any successor page thereof), as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) three (3) Business Days prior to the first day of such Interest Period for a term equivalent to the applicable Interest Period; provided, however, if more than one rate is shown on such page, the applicable rate shall be the arithmetic mean thereof.  If for any reason the foregoing rate is not available, the Offshore Base Rate shall be the rate per annum determined by Administrative Agent as the rate of interest at which Dollar deposits in the approximate amount of the applicable LIBOR Loan would be offered by Bank of America (through its London branch) to major banks in the London or offshore Dollar market at or about 11:00 a.m. (London time) three (3)  Business Days prior to the first day of the applicable Interest Period for a term equivalent to the applicable Interest Period.

“Eurodollar Reserve Percentage” means the reserve percentage (expressed as a decimal, rounded upward to the next 1/16th of 1%) applicable to member banks under regulations issued from time to time by the Board of Governors for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).

Adjustment Date - as defined in the definition of “Applicable Margin”.

Administrative Agent - Bank of America in its capacity as administrative agent for Lenders and to the extent provided in the Security Documents, as agent for the Agents, and in its capacity as collateral agent for all Secured Parties under the Security Documents, together with any successor in that capacity appointed pursuant to Section 12.8.

Affected Lender - as defined in Section 12.11.

Affiliate - with respect to any Person, another Person who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such first Person.  “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. Notwithstanding the foregoing, (i) no Lender shall be deemed to be an “Affiliate” of any Borrower, and (ii) except for purposes of clause (m) of the definition of Eligible Accounts, no member of a Borrower Group or its Subsidiaries shall be deemed to be an Affiliate of any other member of such Borrower Group.

Agent Indemnitees - Administrative Agent and its officers, directors, employees, Affiliates, agents and attorneys.

Agent Professionals - attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Administrative Agent.

Agents - Administrative Agent and Canadian Agent.

Aggregate Availability - on any date of determination thereof, the sum of U.S. Availability and Canadian Availability.  In determining Aggregate Availability on any date, the provisions of Section 2.1.3 shall be taken into account.

Allocable Amount - as defined in Section 5.14.3.

Anti-Terrorism Laws - any laws relating to terrorism or money laundering, including the PATRIOT Act and the Proceeds of Crime Act.

Applicable Agent - for any Borrower Group or the Collateral of such Borrower Group (including insurance with respect to such Collateral), the Agent to which Obligors within such Borrower Group have granted Liens with respect to the Collateral of such Borrower Group.

Applicable Issuing Bank - Bank of America, or its applicable branch or Affiliate, as determined by the Applicable Agent, and their successors and assigns; provided that, as at the Closing Date, Bank of America (acting through its Canada branch) shall be the Applicable Issuing Bank in respect of Canadian Letters of Credit; and provided, further, that after the Closing Date, the Applicable Issuing Bank in respect of Canadian Letters of Credit shall remain a Canadian Qualified Lender.

Applicable Law - all laws, rules, and regulations applicable to the Person, conduct, transaction, material agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules regulations, orders and decrees of Governmental Authorities.

Applicable Lenders - with respect to a Borrower Group, Lenders having Borrower Group Commitments to the Borrowers within such Borrower Group.

Applicable Margin - a percentage per annum equal to, 0.25% with respect to Revolver Loans that are U.S. Base Rate Loans, Canadian Prime Rate Loans or Canadian Base Rate Loans, and 2.00% per annum with respect to Revolver Loans that are LIBOR Loans or Canadian BA Rate Loans; provided that, on the third day of each Fiscal Quarter of each Fiscal Year (the “Adjustment Date”), commencing with the Fiscal Quarter ending March 31, 2009, the Applicable Margin shall be increased or (if no Event of Default exists) decreased, as applicable, based upon Average Aggregate Availability for the most recently ended Fiscal Quarter immediately preceding such Adjustment Date, in accordance with the pricing grid set forth below:

Level	Average Aggregate Availability	U.S. Base Rate, Canadian Base Rate and Canadian Prime Rate Revolver Loans	LIBOR and Canadian BA Rate Revolver Loans

I	< $75,000,000	0.75%	2.50%

II	> $75,000,000 but < $150,000,000	0.50%	2.25%

III	> $150,000,000 but < $225,000,000	0.25%	2.00%

IV	> $225,000,000	zero	1.75%

; provided, further, that, on any date of determination, the Applicable Margin shall be 0.25% higher in all instances with respect to the amount of (a) the lesser of (i) the Canadian Revolver Loans and (ii) the Canadian Fixed Asset Formula Amount, and (b) the lesser of (i) the U.S. Revolver Loans and (ii) the U.S. Fixed Asset Formula Amount;

provided, further, that if (a) the Canadian BA Rate plus the Applicable Margin for Canadian BA Rate Loans is greater than (b) the Canadian Prime Rate plus the Applicable Margin for Canadian Prime Rate Loans then (c) the Applicable Margin for Canadian Prime Rate Loans shall be increased by the difference, and such difference shall be adjusted on the next Adjustment Date;

and provided, further, that, to the extent that the Borrowers’ Total Funded Debt to EBITDA Ratio for the most recently ended four Fiscal Quarter period is less than 3.00 to 1.00, then the Applicable Margin for the applicable measurement period shall be one Level higher than otherwise required based on Average Aggregate Availability (e.g., if the Total Funded Debt to EBITDA Ratio is less than 3.00 to 1.00 for a period in which the Applicable Margin would otherwise be at Level III, then the Applicable Margin for such period shall be deemed to be Level IV).

The foregoing margins shall be subject to increase or decrease upon receipt by Administrative Agent of the Borrowing Base Certificates and Compliance Certificates for the most recently completed Fiscal Quarter, which change shall be effective on the applicable Adjustment Date described above.

Applicable Payment Account - with respect to each Borrower Group, a Deposit Account maintained by the Applicable Agent (and under its sole dominion and control) to which all monies from time to time deposited to a Dominion Account designated for such Borrower Group shall be transferred, in accordance with the provisions of Section 8.2.4, which monies shall be sent in immediately available funds.

Applicable Pension Legislation - on any date, any pension or retirement benefits legislation (whether national, federal, provincial, territorial, foreign or otherwise) then applicable to a Borrower or any of its Subsidiaries, including, in the case of each U.S. Borrower, ERISA.

Applicable Swingline Lenders - Bank of America with respect to Swingline Loans made to U.S. Borrowers, and Bank of America (acting through its Canada branch) with respect to Swingline Loans made to Canadian Borrower.

Appropriate Notice Office - (i) with respect to U.S. Revolver Loans and U.S. Letters of Credit, the office of Administrative Agent located at 300 Galleria Parkway, Suite 800, Atlanta, Georgia 30339, Attention:  Superior Essex Loan Servicing Administrator, Telecopier No.: (404) 607-3276; and (ii) with respect to Canadian Revolver Loans and Canadian Letters of Credit, the office of Canadian Agent located at 200 Front Street West, Suite 2700, Toronto, Ontario Canada M5V 3L2, Telecopier No. (416) 349-4282.

Approved Fund - any Person (other than a natural person) that is engaged in making, holding or investing in extensions of credit in its ordinary course of business and is administered or managed by a Lender, an entity that administers or manages a Lender, or an Affiliate of either.

Asset Disposition - a sale, lease, license, consignment, transfer or other disposition of Property of an Obligor (including a termination of rights of an Obligor under any lease or license (but excluding a termination of rights of an Obligor under any lease or license for which such Obligor is the lessee or licensee, as applicable) or other contract, or a disposition of Property in connection with a sale-leaseback transaction or synthetic lease).

Assignment and Acceptance - an assignment agreement between a Lender and Eligible Assignee, in the form of Exhibit E.

Availability Reserve - on any date of determination thereof, an amount equal to the sum of the following (without duplication): (i) the sum of (1) the Inventory Reserve, (2) the Toll/Price Adjustment Reserve and (3) the Forward Revaluation Reserve; (ii) the Rent Reserve and all amounts of past due rent, fees or other charges owing at such time by any Obligor to any landlord of any premises where any of the Inventory is located or to any processor, repairman, mechanic or other Person who is in possession of any Inventory or has asserted any Lien or claim thereto; (iii) with respect to the Canadian Borrower Group, the Canadian Priority Payable Reserve; (iv) any amounts which any Obligor is obligated to pay pursuant to the provisions of any of the Loan Documents that any Agent or any Lender elects to pay for the account of such Obligor in accordance with authority contained in any of the Loan Documents; (v) the LC Reserve; (vi) the Environmental Reserve (provided, that, the amount of such Environmental Reserve for any Mortgaged Real Estate, when added to any additional reserve for environmental matters which Administrative Agent elects to impose pursuant to clause (ix) hereof for such Mortgaged Real Estate, shall not exceed the portion of the Fixed Asset Formula Amount allocated by Administrative Agent to the value of the particular Mortgaged Real Estate); (vii) the aggregate amount of all liabilities and obligations that are secured by Liens upon any of the Collateral that are senior in priority to Agents’ Liens (provided that the imposition of a reserve hereunder on account of such Liens shall not be deemed a waiver of any Event of Default that may arise from the existence of such Liens) or are Permitted Liens under Section 10.2.2(e) of the Agreement; (viii) the aggregate amount of reserves established by Agents from time to time in their Credit Judgment in respect of Bank Products Debt; and (ix) such additional reserves, in such amounts and with respect to such matters, as Administrative Agent may elect to impose from time to time in its Credit Judgment. Notwithstanding anything in the immediately preceding sentence to the contrary, no Availability Reserve shall be instituted with respect to clauses (i), (vi), (viii) and (ix) above to the extent that any such items are used as a basis for not classifying an Account or any Inventory as an Eligible Account or as Eligible Inventory, as the case may be.

Average Aggregate Availability - for any period of determination, an amount obtained by adding the actual amount of Aggregate Availability as of the close of business on each Business Day during such period (as determined in good faith by Administrative Agent) and dividing such sum by the actual number of Business Days elapsed in such period.

Bank of America - as defined in the preamble to this Agreement.

Bank of America Indemnitees - Bank of America, together with its Affiliates, and officers, directors, employees, agents and attorneys-in-fact of Bank of America and its Affiliates, including Banc of America Securities LLC.

Bank Product - any of the following products, services or facilities extended to any Borrower or its Subsidiaries by any Lender or any of its Affiliates: (a) Cash Management Services; (b) products under Hedging Agreements (including Foreign Exchange Services); (c) commercial credit card and merchant card services; and (d) leases and other banking products or services as may be requested by any Borrower or its Subsidiaries, other than Letters of Credit; provided, however, that, for any of the foregoing to be included as an “Obligation” for purposes of a distribution under Section 5.7.1, the applicable Secured Party and Obligor must have previously provided written notice to Administrative Agent of (i) the existence of such Bank Product, (ii) the maximum dollar amount of obligations arising thereunder to be included as part of the Availability Reserve for Bank Products (the “Bank Product Amount”), and (iii) the methodology to be used by such parties in determining the Bank Product Debt owing from time to time.  For the avoidance of doubt, Borrowers and Administrative Agent acknowledge and agree that the Cash Management Services and Foreign Exchange Services provided by Bank of America and its Affiliates on or prior to the Closing Date each constitute a “Bank Product” and an “Obligation” for purposes of a distribution under Section 5.7.1, and that written notice of such Bank Products, the Bank Product Amount thereof, and the methodology used to determine the same, has been provided to Administrative Agent by the applicable Secured Party and Obligor. The Bank Product Amount may be changed from time to time upon written notice to Administrative Agent by the applicable Secured Party and Obligor.  No Bank Product Amount may be established or increased at any time that a Default or Event of Default exists, or if a reserve in such amount would cause an Overadvance.

Bank Product Amount - as defined in the definition of Bank Product.

Bank Product Debt - Debt and other obligations of an Obligor relating to Bank Products.

Bankruptcy Code - Title 11 of the United States Code.

Board of Governors - the Board of Governors of the Federal Reserve System.

Borrowed Money - with respect to any Obligor, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Obligor, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid, or (iv) was issued or assumed as full or partial payment for Property; and (b) Capital Leases.

Borrower Agent - as defined in Section 4.4.

Borrower Group - a group consisting of (i) U.S. Borrowers and each other U.S. Obligor; or (ii) Canadian Borrower and each other Canadian Obligor.

Borrower Group Commitment - with respect to the commitment of a Lender to fund Revolver Loans, or to participate in LC Obligations of a Borrower Group, the amount of the commitment of such Lender with respect to such Borrower Group as shown on Schedule 1.1.1 from time to time (as the same may be modified from time to time as a result of such Lender’s consummation of an assignment pursuant to an Assignment and Acceptance).

Borrower Group Obligations - with respect to any Obligor, the portion of the Obligations owed by such Obligor and such Obligor’s Borrower Group.

Borrowers - U.S. Borrowers and Canadian Borrower, including each of such Persons in its capacity as a LC Borrower.

Borrowing - a group of Loans of one Type that are made on the same day or are converted into Loans of one Type on the same day.

Borrowing Base - the U.S. Borrowing Base or the Canadian Borrowing Base, as applicable; provided, that, notwithstanding any provision of this Agreement to the contrary, in connection with any merger (or other distribution of the assets) of a Subsidiary that is not an Obligor with and into (or to) an Obligor, or any acquisition by an Obligor, whether by purchase of stock, merger, or purchase of assets, and whether in a single transaction or series of related transactions, Agents shall have the right to determine in their Credit Judgment (based on standards and methodologies similar to those applied to Borrowers’ then existing Accounts and Inventory to the extent that the Accounts and Inventory so acquired are similar to such then existing Accounts and Inventory), whether any Accounts or Inventory so acquired shall be included in the Borrowing Base (subject to the other applicable provisions of this Agreement).  In connection with such determination, Agents may obtain, at Borrowers’ expense, such appraisals, commercial finance exams and other assessments of such Accounts, Inventory, and other Collateral as Agents may deem desirable.

Borrowing Base Certificate - a certificate, substantially in the form attached hereto as Exhibit G (which form may be modified from time to time consistent with this Agreement), by which Borrowers shall certify to Agents and Lenders the amount, as of the date of such certificate of the U.S. Borrowing Base and the Canadian Borrowing Base (with the calculation shown for each such amount), provided that such certificate shall also set forth the amount (with supporting details of calculation) of Aggregate Availability.

Brownwood Lease - the Lease Agreement, dated as of December 16, 1993, as amended, between Communications (f/k/a Superior Telecommunications Inc.) and ST (TX) LP.

Business Day - any day excluding Saturday, Sunday and any other day that is a legal holiday under the laws of the State of North Carolina or the State of Georgia or is a day on which banking institutions located in such state are closed; and when used with reference to (i) a LIBOR Loan, the term shall also exclude any day on which banks are not open for the transaction of banking business in London, United Kingdom and (ii) a Canadian Revolver Loan, shall also exclude a day on which banks in Toronto, Ontario, Canada or Halifax, Nova Scotia, Canada, are not open for the transaction of banking business.

Canadian Agent - Bank of America, N.A. (acting through its Canada branch) in its capacity as administrative agent for Canadian Lenders, together with any successor appointed pursuant to Section 12.8.

Canadian Availability - on any date, the amount that Canadian Borrower is entitled to borrow pursuant to Section 2.1 as Canadian Revolver Loans on such date, such amount being the difference derived when the sum of the principal amount of Canadian Revolver Loans then outstanding (including any outstanding Swingline Loans to Canadian Borrower) is subtracted from the Canadian Borrowing Base on such date (and if the principal amount of Canadian Revolver Loans outstanding on any date is equal to or greater than the Canadian Borrowing Base, then Canadian Availability on such date shall be zero or a negative number, as applicable).

Canadian BA Rate - with respect to each Interest Period for a Canadian BA Rate Loan, the rate of interest per annum equal to the average rate applicable to Canadian Dollar Bankers’ Acceptances having an identical or comparable term as the proposed Canadian BA Rate Loan displayed and identified as such on the display referred to as the “CDOR Page” (or any display substituted therefor) of Reuters Monitor Money Rates Service as at approximately 10:00 a.m. Toronto time on such day (or, if such day is not a Business Day, as of 10:00 a.m.  Toronto time on the immediately preceding Business Day), plus five (5) basis points, provided that if such rate does not appear on the CDOR Page at such time on such date, the rate for such date will be the annual discount rate (rounded upward to the nearest whole multiple of 1/100 of 1%) as of 10:00 a.m. Eastern time on such day at which a Canadian chartered bank listed on Schedule 1 of the Bank Act (Canada) as selected by Canadian Agent is then offering to purchase Canadian Dollar Bankers’ Acceptances accepted by it having such specified term (or a term as closely as possible comparable to such specified term), plus five (5) basis points.

Canadian BA Rate Loan - a Canadian Revolver Loan, or portion thereof, funded in Canadian Dollars and bearing interest calculated by reference to the Canadian BA Rate.

Canadian Base Rate - for any day, the rate of interest in effect for such day as publicly announced from time to time by Bank of America (acting through its Canada branch) in Toronto, Ontario as its “base rate” (the “base rate” being a rate set by Bank of America (acting through its Canada branch) based on various factors including costs and desired return of the Bank of America (acting through its Canada branch), general economic conditions and other factors, and used as a reference point for pricing loans in Dollars made at its “base rate”, which may be priced at, above or below such announced rate.)  Any change in the “base rate” announced by Bank of America (acting through its Canada branch) shall take effect at the opening of business on the day specified in the public announcement of such change.  Each interest rate based upon the Canadian Base Rate shall be adjusted simultaneously with any change in the “base rate”.  In the event that Bank of America (acting through its Canada branch) (including any successor or assignee) does not at any time publicly announce a “base rate,” then “Canadian Base Rate” shall mean the “base rate” publicly announced by a Schedule I of the Bank Act (Canada) chartered bank in Canada selected by Canadian Agent.

Canadian Base Rate Loan - a Canadian Revolver Loan, or portion thereof, funded in Dollars and bearing interest calculated by reference to the Canadian Base Rate.

Canadian Benefit Plans - all employee benefit plans, programs or arrangements of any nature or kind whatsoever that are not Canadian Pension Plans and are maintained or contributed to by, or to which there is or may be an obligation to contribute by, any Borrower or its Subsidiaries in respect of their employees or former employees in Canada.

Canadian Borrower - as defined in the preamble of this Agreement.

Canadian Borrowing Base - on any date of determination thereof, an amount in Canadian Dollars equal to the lesser of the following:

(a) the Canadian Revolver Commitments, minus the LC Reserve; or

(b)           the sum of:

(i)	the Accounts Formula Amount calculated with reference to Eligible Accounts of Canadian Borrower, plus

(ii)	the Inventory Formula Amount calculated with reference to Eligible Inventory of Canadian Borrower, plus

(iii)	the Canadian Fixed Asset Formula Amount, minus

(iv)	the Availability Reserves applicable to Canadian Collateral.

Canadian Collateral - all of each Canadian Obligor’s right, title and interest in Property of such Canadian Obligor granted to Administrative Agent, for the benefit of the Secured Parties, in the applicable Security Documents that now or hereafter secure the payment or performance of any of the Canadian Obligations.

Canadian Dollar Equivalent - on any date of determination, with respect to an amount denominated in Canadian Dollars, such amount of Canadian Dollars, and with respect to an amount denominated in a currency other than Canadian Dollars, the amount of Canadian Dollars (as conclusively ascertained by Administrative Agent absent manifest error) which could be purchased by Administrative

Agent with that amount of such other currency at the spot rate of exchange quoted by Administrative Agent in the applicable foreign exchange market in accordance with its normal market practice on the date of determination for the purchase of Canadian Dollars with such currency.

Canadian Dollars - the lawful currency of Canada.

Canadian Fixed Asset Amortization Amount - on a monthly basis, an amount equal to $35,000 on the first day of each month.

Canadian Fixed Asset Formula Amount - as of any date of determination, the Canadian Maximum Fixed Asset Amount, as reduced on the first day of each month by the Canadian Fixed Asset Amortization Amount for the applicable month (and after giving effect to any prior reductions based on the Canadian Fixed Asset Amortization Amounts in previous months), subject to further reduction pursuant to Section 5.3.

Canadian LC Obligations - on any date, the Canadian Dollar Equivalent of an amount equal to the sum of (without duplication) (i) all amounts then due and payable by Canadian Borrower on such date by reason of any payment that is made by the Applicable Issuing Bank under a Letter of Credit issued pursuant to this Agreement and that has not been repaid to such Issuing Bank or Canadian Agent (including by means of a Revolver Loan pursuant to Section 2.3.2(a)), plus (ii) the aggregate Undrawn Amount of all Letters of Credit which are issued pursuant to this Agreement for the account of Canadian Borrower and which are then outstanding or for which an LC Application has been delivered to and accepted by the Applicable Issuing Bank, plus (iii) all fees which are then due or to become due by Canadian Borrower with respect to outstanding Letters of Credit issued pursuant to this Agreement; provided, however, when used (A) as a component of the term LC Obligations as used in the definition of Cash Collateralize, and (B) in the definition of Canadian Revolver Exposure, the term Canadian LC Obligations shall not be deemed to include amounts described in clause (iii) above.

Canadian Lenders - Bank of America, N.A. (acting through its Canada branch) and each other Lender that provided a Borrower Group Commitment with respect to Canadian Revolver Loans and is a Canadian Qualified Lender.

Canadian Letter of Credit - a standby or documentary letter of credit issued pursuant to this Agreement for the account of Canadian Borrower.

Canadian Maximum Fixed Asset Amount - an amount equal to the lesser of (i) the sum of 80% of the net orderly liquidation value of the Canadian Borrower’s Equipment plus 65% of the fair market value of the Canadian Borrower’s Real Estate, in each case, as determined on the Closing Date, or (ii) $3,635,000.

Canadian Obligations - on any date, the portion of the Obligations outstanding that are owing by Canadian Borrower or any other Canadian Obligor.

Canadian Obligor - Canadian Borrower or a Guarantor organized under the laws of Canada or a province or territory thereof, that has granted in favor of the Administrative Agent a Lien upon any of any of such Person’s assets to secure payment of any of the Canadian Obligations.

Canadian Pension Plan - a plan, program or arrangement which is required to be registered as a pension plan under any applicable pension benefits standards or tax statute or regulation in Canada maintained or contributed to by, or to which there is or may be an obligation to contribute by, any Obligor in respect of its Canadian employees or former employees.

Canadian Prime Rate - on any date, the per annum rate of interest so designated from time to time by Bank of America (acting through its Canada branch) as its “prime rate” for commercial loans made by it in Canada in Canadian Dollars, such rate being a reference rate and not necessarily representing the lowest or best rate being charged to any customer. Any change in such rate announced by Bank of America (acting through its Canada branch) shall take effect at the opening of business on the day specified in the public announcement thereof.

Canadian Prime Rate Loan - a Canadian Revolver Loan, or portion thereof, funded in Canadian Dollars and bearing interest calculated by reference to the Canadian Prime Rate.

Canadian Priority Payable Reserve - on any date of determination for Canadian Obligors, a reserve established from time to time by Administrative Agent in its Credit Judgment in such amount as Administrative Agent may determine reflects the unpaid or un-remitted payroll tax deductions, pension plan contributions, employment insurance premiums, amounts deducted for vacation pay, wages, workers’ compensation, and other unpaid or unremitted amounts by any Canadian Obligor which give rise, or are capable of giving rise, to a Lien with priority under Applicable Law over the Lien of Agents for the benefit of the Secured Parties.

Canadian Qualified Lender - a financial institution that is listed on Schedule I, II, or III of the Bank Act (Canada) or is not a foreign bank for purposes of the Bank Act (Canada), and if such financial institution is not resident in Canada and is not deemed to be resident in Canada for purposes of the ITA, that financial institution deals at arm’s length with each Canadian Obligor for purposes of the ITA.

Canadian Revolver Commitment - at any date for any Canadian Lender, the obligation of such Lender to make Canadian Revolver Loans and to purchase participations in LC Obligations pursuant to the terms and conditions of this Agreement, which shall not exceed the principal amount set forth opposite such Lender’s name under the heading “Revolver Commitment” on Schedule 1.1.1 or as described in the Assignment and Acceptance by which it became a Lender, as modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable Assignment and Acceptance; and “Canadian Revolver Commitments” means the aggregate principal amount of the Canadian Revolver Commitments of all Canadian Lenders, the maximum amount of which on any date shall equal the Canadian Revolver Facility Amount.

Canadian Revolver Commitment Increase Lender - as defined in Section 2.1.9(g).

Canadian Revolver Exposure - on any date, an amount equal to the Dollar Equivalent of the sum of the Canadian Revolver Loans outstanding on such date plus the Canadian LC Obligations on such date.

Canadian Revolver Facility Amount - an amount in Canadian Dollars having a Dollar Equivalent of $20,000,000, as such Canadian Facility Amount may be adjusted from time to time in accordance with the provisions of Sections 2.1.6, 2.1.9, and 11.2.

Canadian Revolver Loans - Revolver Loans made by Canadian Lenders to Canadian Borrower pursuant to Section 2.1.2, which Revolver Loans shall, if denominated in Canadian Dollars, be either a Canadian BA Rate Loan or a Canadian Prime Rate Loan, or, if denominated in Dollars, be either a Canadian Base Rate Loan or a LIBOR Loan, in each case as selected by Canadian Borrower.

Canadian Revolver Notes - the promissory notes to be executed by Canadian Borrower on or about the Closing Date in favor of each Canadian Lender that requests a promissory note to evidence the Canadian Revolver Loans funded from time to time by such Canadian Lender (other than Swingline Loans), which shall be in the form of Exhibit A-2 to this Agreement, together with any replacement or successor notes therefor.

Canadian Security Agreement - each general security agreement, and, if any, deeds of hypothec, among Canadian Obligors, certain U.S. Obligors and Administrative Agent.

Canadian Subsidiary - a Subsidiary formed under the laws of Canada or a province or territory thereof.

Capital Adequacy Regulation - any law, rule, regulation, guideline, request or directive of any central bank or other Governmental Authority, whether or not having the force of law, regarding capital adequacy of a bank or any Person controlling a bank.

Capital Expenditures - expenditures made by a Borrower or its Subsidiaries for the acquisition of any fixed assets, or any improvements, replacements, substitutions or additions thereto which are required to be capitalized for financial reporting purposes in accordance with GAAP; provided that “Capital Expenditures” shall not include (i) any additions to property, plant and equipment and other capital expenditures made with (a) the proceeds of any equity securities issued or capital contributions received, or Debt borrowed (other than borrowings under this Agreement) by any Borrower Group or any of their Subsidiaries in connection with such capital expenditures, (b) the proceeds from any casualty insurance or condemnation or eminent domain, to the extent that the proceeds therefrom are utilized for capital expenditures pursuant to Section 8.6.2(c), or (c) the proceeds from any sale or other disposition of any Borrower Group’s assets (other than Inventory, Accounts and the proceeds thereof constituting Collateral), to the extent that the proceeds therefrom are utilized for capital expenditures pursuant to the proviso to Section 8.4.2, (ii) any portion of the purchase price of a Permitted Acquisition which is allocated to property, plant or equipment acquired as part of such Permitted Acquisition, or (iii) any expenditures which are contractually required to be reimbursed to the Loan Parties in cash by a third party and are in fact reimbursed during the applicable Test Period.

Capital Lease - any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; provided, that for all purposes hereunder, the amount of any obligations under any Capital Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

Capitalized Lease Obligation - any Debt of an Obligor represented by obligations under a Capital Lease.

Cash Collateral - cash or Cash Equivalents, and any interest or other income earned thereon, that is delivered to the Administrative Agent in accordance with this Agreement by a Borrower Group to Cash Collateralize any Obligations of such Borrower Group.

Cash Collateral Account - a demand deposit, money market or other account established by an Applicable Agent at Bank of America or such other financial institutions as the Applicable Agent may select in its reasonable discretion, which account shall be subject to the Applicable Agent’s Liens for the benefit of Secured Parties.

Cash Collateralize - the delivery of cash to an Applicable Agent, as security for the payment of Obligations of a Borrower Group, in an amount equal to (i) with respect to LC Obligations of such

Borrower Group, 103% of the aggregate LC Obligations of such Borrower Group, (ii) with respect to Bank Products that are included as Obligations hereunder of such Borrower Group, the Applicable Agent’s good faith estimate of the amount due or to become due, including all fees and other amounts relating to such Obligations of such Borrower Group (except to the extent an Availability Reserve has already been established and in effect with respect thereto), and (iii) with respect to any asserted Claims against any Borrower that is a member of such Borrower Group, the Applicable Agent’s good faith estimate of the amount due or to become due that consist of Obligations of such Borrower Group (except to the extent an Availability Reserve has already been established and in effect with respect thereto).  “Cash Collateralization” has a correlative meaning.

Cash Equivalents - (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the United States or Canadian government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by a commercial bank organized under the laws of the United States, Canada or any state or district of the United States or province or territory of Canada, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by a Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than thirty (30) days for underlying investments of the types described in clauses (a) and (b) entered into with any financial institution meeting the qualifications specified in clause (b); (d) commercial paper rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine months of the date of acquisition; and (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P.

Cash Management Services - any services provided from time to time by Bank of America or its Affiliates or by any other Lender or its Affiliates, to any Borrower or its Subsidiaries in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automatic clearinghouse, controlled disbursement, depository, electronic funds transfer, information reporting, lockbox, stop payment, overdraft and/or wire transfer services.

Casualty Event - any event that gives rise to the receipt by a Borrower or any of its Subsidiaries of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon).

Catch Up Pension Contributions - any contribution made by Borrowers to the Retirement Income Plan for Salaried Employees of Essex Group, Inc. and the Retirement Plan for Hourly Employees of Essex Group, Inc. over the amount of any contributions with respect to such Plans shown as expenses in Borrowers’ income statements for such period and/or calculated in Borrowers’ Consolidated net income for such period.

CERCLA - the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

Change in Law - the occurrence, after the date hereof, of (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, guideline or directive by any Governmental Authority.

Change of Control - the occurrence of any of the following events after the date of this Agreement unless such event occurs in connection with a transaction otherwise permitted under this

Agreement (including pursuant to Section 10.2.9):  (a) LS Cable ceases to own and control, beneficially and of record, directly or indirectly, 51% of the common stock of SEI; or (b) SEI ceases to own and control, beneficially and of record, directly or indirectly, 100% of the common stock of any Obligor.

Chattel Paper - shall have the meaning ascribed to such term in the U.S. Security Agreement or the Canadian Security Agreement, as applicable.

China Investment - as defined in Schedule 1.1.2.

Claims - without duplication, all liabilities, obligations, actual out-of-pocket losses, damages, penalties, judgments, proceedings, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations, resignation or replacement of Administrative Agent, or replacement of any Lender) incurred by or asserted against any Indemnitee in any way relating to (a) any Loans, Letters of Credit, Loan Documents, or the use thereof or transactions relating thereto, (b) any action taken or omitted to be taken by any Indemnitee in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

Closing Date - as defined in Section 6.1.

Closing Date Pledged Cash - cash of the U.S. Borrowers on the Closing Date maintained in a Deposit Account at Bank of America or Banc of America Securities LLC, which Deposit Account is subject to Administrative Agent’s first priority security interest and Lien, and over which Deposit Account Administrative Agent has been granted by the U.S. Borrowers exclusive control, provided that no more than $60,000,000 of such cash pledged in such account shall be applied by Administrative Agent to repay the U.S. Revolver Loans on the Business Day immediately following the Closing Date.

Collateral - any Property that is U.S. Collateral or Canadian Collateral.

Commitment - for any Lender, such Lender’s Revolver Commitment.  “Commitments” means the aggregate amount of all Revolver Commitments.

Commitment Increase - as defined in Section 2.1.9(a).

Commitment Increase Amendment - as defined in Section 2.1.9(d).

Commitment Increase Availability - as defined in Section 2.1.9(b).

Commitment Increase Closing Date - as defined in Section 2.1.9(e).

Commitment Increase Effective Date - as defined in Section 2.1.9(c).

Commitment Increase Notice - as defined in Section 2.1.9(a).

Commitment Termination Date - with respect to all Borrowers and all Borrower Groups, the earliest to occur of (i) the Revolver Termination Date; (ii) the date on which Borrower Agent terminates all of the Borrower Group Commitments pursuant to Section 2.1.6; or (iii) the date on which the maturity of the Loans is accelerated (or deemed accelerated) and the Borrower Group Commitments are irrevocably terminated (or deemed terminated) pursuant to Section 11.2.

Communications - as defined in the Preamble to this Agreement.

Communications GP - as defined in the Recitals to this Agreement.

Compliance Certificate - a certificate (including all supporting schedules) to be provided by Borrowers to Administrative Agent pursuant to this Agreement, substantially in the form of Exhibit C.

Consigned Inventory - Inventory of a Borrower that is in the possession of another Person on a consignment or other basis that does not constitute a final sale and acceptance of such Inventory.

Consigned Inventory Conditions - the following conditions:  (i) the Inventory is owned by a Borrower, (ii) the Inventory has been consigned to an Eligible Consignee, (iii) the Inventory is located in the United States or Canada (other than the Province of Quebec), and (iv) the Inventory would otherwise constitute Eligible Inventory if it were not Consigned Inventory.

Consolidated - with respect to SEI and its Subsidiaries, consolidated in accordance with GAAP.

Consolidated EBITDA - means (a) EBITDA, plus (b) Acquired EBITDA, minus Disposed EBITDA.

Consolidated Fixed Charge Coverage Ratio - with respect to SEI, Borrowers and their Subsidiaries, and with respect to any Test Period, the ratio of

(a) an amount equal to the sum of (during such Test Period):

(i) Consolidated EBITDA minus

(ii) Capital Expenditures made by any Borrower Group or any of their Subsidiaries within such Borrower Group in connection with such Capital Expenditures, minus

(iii) Taxes paid in cash, minus

(iv) Catch Up Pension Contributions made, minus

(v) any Distributions made, other than (a) Upstream Payments, and (b) Distributions made prior to the Closing Date to the extent permitted under the Existing Loan Agreement), minus

(vi) payments made for Included Investments that were not financed with the proceeds of any equity securities issued or capital contributions received, or Borrowed Money (other than borrowings under this Agreement) by any Borrower Group or any of their Subsidiaries within such Borrower Group in connection with such Included Investments, minus

(vii) without duplication in this definition or the definition of EBITDA, Merger Transaction Costs in excess of $85,000,000, minus

(viii) extraordinary cash charges, plus

(ix) extraordinary cash gains, minus

(x) payments with respect to long-term incentive awards, to the extent not deducted in the calculation of EBITDA for the same Test Period.

to (b)      the sum of (during such Test Period):

(i)  all cash interest payments made on Debt, plus

(ii) all principal payments made on Debt, but excluding

(A) any prepayments of Revolver Loans which do not result in a permanent reduction of the Revolver Commitment,

(B) any prepayments of Debt made pursuant to Sections 5.3(a) and 5.3(b), and

(C) payments to reimburse any drawings under any documentary letters of credit; plus

(iii)          the sum of the Canadian Fixed Asset Amortization Amount plus the U.S. Fixed Asset Amortization Amount applicable to such Testing Period.

Consolidated Total Debt - as of any date of determination, (A) the aggregate amount of (a) Debt that (i) arises from the lending of money by any Person to such Obligor, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid or (iv) was issued or assumed as full or partial payment for Property; (b) Capital Leases; and (c) reimbursement obligations with respect to letters of credit, minus (B) the aggregate amount of unrestricted Cash and Cash Equivalents listed on the consolidated balance sheet of SEI, Borrowers and their Subsidiaries.

Contingent Obligation - any obligation of a Person arising from a guaranty (excluding guarantees of performance), indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include (i) any product warranties extended in the Ordinary Course of Business, (ii) indemnities made to officers and directors of any such Person whether pursuant to the governing organizational documents of such Person or otherwise, and (iii) any environmental indemnities identified in the schedules to the Environmental Agreements.  The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

Credit Judgment - Administrative Agent’s reasonable judgment exercised in a manner consistent with its customary practices or otherwise in good faith, based upon its consideration of any factor that it reasonably believes (a) could adversely affect the quantity, quality, mix or value of Collateral (including any Applicable Law that may inhibit collection of an Account), the enforceability or priority of any Agent’s Liens, or the amount that Agents and Lenders could receive in liquidation of any Collateral; (b) provides evidence that any collateral report or financial information delivered by any Obligor is incomplete, inaccurate or misleading in any material respect; (c) materially increases the likelihood of any Insolvency Proceeding involving an Obligor; or (d) creates or could result in a Default or Event of Default.  In exercising such judgment, Administrative Agent may consider factors already included in the definitions of Eligible Accounts or Eligible Inventory, as well as the financial and business climate of Borrowers’ industry, changes in collection history and dilution of Accounts, changes in any material respect in the mix, demand for and pricing of Inventory, changes in any material respect concentration risks, and any factors that could materially increase the credit risk of lending to Borrowers on the security of the Collateral.

Credit Party - an Agent, a Lender or an Issuing Bank; and “Credit Parties” means Agents, Lenders and Issuing Banks.

Customer Contract Inventory - Inventory of another Person at any time in the possession of any Borrower for processing, repairing or otherwise.

Customs Broker - a Person serving as a customs broker for a Borrower in connection with such Borrower’s importation of Inventory.

CWA - the Clean Water Act (33 U.S.C. §§ 1251 et seq.).

Debt - as applied to any Person, without duplication, (a) all items that would be included as liabilities on a balance sheet in accordance with GAAP, including Capital Leases but excluding all accrued expenses and trade payables incurred and being paid in the Ordinary Course of Business; (b) all Contingent Obligations; (c) all reimbursement obligations in connection with letters of credit issued for the account of such Person; and (d) in the case of a Borrower, the Obligations.  The Debt of a Person shall include any recourse Debt of any partnership in which such Person is a general partner or joint venturer.

Debt Redemption - as defined in the Recitals to this Agreement.

Default - an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.

Default Rate - on any date, a rate per annum that is equal to (i) in the case of each Revolver Loan outstanding on such date, 2% in excess of the rates otherwise applicable to such Revolver Loans on such date; (ii) in the case of U.S. LC Obligations outstanding and due and payable on such date, 2% in excess of the Applicable Margin for LIBOR Loans applicable on such date; (iii) in the case of Canadian LC Obligations outstanding and due and payable on such date, 2% in excess of the Applicable Margin for Canadian BA Rate Loans applicable on such date; and (iv) in the case of any of the other Obligations outstanding and due and payable on such date, 2% in excess of the U.S. Base Rate in effect on such date plus the Applicable Margin for U.S. Base Rate Loans applicable on such date.

Delayed Credit Party Payment Rate - a per annum rate of interest that is to be paid by one Credit Party to another Credit Party when the paying Credit Party is delinquent in making a payment required hereunder to the other Credit Party, which rate shall be equal to (i) the U.S. Base Rate when the payment to be made is in Dollars, and (ii) the Canadian Prime Rate when the payment to be made is in Canadian Dollars.

Deposit Account - as defined in the U.S. Security Agreement.

Deposit Account Control Agreements - the deposit account control agreements to be executed by each institution maintaining a Deposit Account for a Borrower or other Obligor (other than SEI), in favor of the Applicable Agent, for the benefit of the applicable Secured Parties, as security for the Obligations of such Borrower or other Obligor, in each case to the extent required under this Agreement or the U.S. Security Agreement.

Disposed EBITDA - means EBITDA of any Person, Property, business, product, product line or asset sold, transferred or otherwise disposed of, closed or classified as discontinued operations by a Borrower, for any period prior to the disposition (but excluding any related Person, Property, business or assets to the extent not so disposed), as specified in a certificate executed by a Senior Officer and delivered to the Administrative Agent.

Distribution - any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); any distribution, advance or repayment of Debt to a holder of Equity Interests; or any purchase, redemption, or other acquisition or retirement for value of any Equity Interest unless (x) made substantially contemporaneously from the net proceeds of the sale of Equity Interests or (y) such purchase, redemption or other acquisition or retirement was effected solely by the exchange of other Equity Interests therefor.

Document - shall have the meaning ascribed to such term in the U.S. Security Agreement, or the  meaning ascribed to the term “document of title” in Canadian Security Agreement, as applicable.

Dollar Equivalent - on any date, with respect to any amount denominated in Dollars, such amount in Dollars, and with respect to any stated amount in a currency other than Dollars, the amount of Dollars that Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) would be necessary to be sold on such date at the applicable Exchange Rate to obtain the stated amount of the other currency.

Dollars and the sign $ - lawful money of the United States of America.

Domestic In-Transit Inventory - Inventory that has been purchased by a Borrower and that is in-transit from a Vendor from a location within the continental United States to such Borrower or a location designated by such Borrower that is in the continental United States.

Domestic Subsidiary - a Subsidiary (other than a Subsidiary that is a Borrower) that is incorporated under the laws of a state of the United States or the District of Columbia.

Dominion Account - a special Deposit Account established by Borrowers within a Borrower Group at Bank of America or another bank reasonably acceptable to Administrative Agent, over which the Applicable Agent shall, following the delivery of a Springing Dominion Notice, have exclusive control in accordance with the Section 8.2.4 for withdrawal purposes.

EBITDA - determined for any period, on a Consolidated basis, means net earnings (or loss) for such period, excluding, without duplication:

(a) any gain or loss arising from the sale of capital assets outside the Ordinary Course of Business;

(b) any gain arising from write-up of assets and any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP;

(c) earnings of any entity (other than an Obligor or its Subsidiaries) unless such earnings have actually been received by SEI or a Borrower in the form of cash Distributions;

(d) any earnings of a Subsidiary that for any reason are unavailable for payment of Distributions to SEI or a Borrower;

(e) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies;

(f) effects of adjustments in the inventory, property and equipment, software, goodwill, other intangible assets, in-process research and development, deferred revenue, debt line items and other non-cash charges in the Consolidated financial statements resulting from the application of purchase accounting (including any subsequent inventory revaluation) in relation to the Merger and the Related Transactions, or any consummated acquisition, or the amortization or write-off of any amounts thereof, net of taxes;

(g) any after-tax effect of income (loss) from the early extinguishment of Debt,

(h) any fees, expenses, or charges incurred or any amortization thereof in connection with the Merger and the Related Transactions, including closing expenses and fees, financing costs and fees,  debt prepayment charges, and charges for the redemption of stock options and restricted stock and other equity awards and any other costs incurred in connection with the Merger and the Related Transactions (collectively the “Merger Transaction Costs”); provided, however, that such Merger Transaction Costs shall not exceed $85,000,000;

(i) any gains from insurance recoveries with respect to liability or casualty events;

(j) provision for Taxes;

(k) Consolidated interest expense;

(l) expenses with respect to long-term incentive awards to the extent not expected to be settled in the next twelve (12) months;

(m) depreciation and amortization;

(n) other non-cash expenses (including non-cash compensation relating to restricted stock, stock-option grants and other equity awards or rights) and any amounts deducted as a result of the amortization of any one-time fees or expenses incurred in connection with the initial incurrence of the Obligations on the Closing Date;

(o) extraordinary gains and losses; and

(p) any amount deducted from earnings in respect of dividends in such period (whether paid or accrued) on preferred stock pursuant to Financial Accounting Standard No. 150.

Effective Time - as defined in the Recitals to this Agreement.

EGI - as defined in the Preamble to this Agreement.

Eligible Account - an Account that arises in the Ordinary Course of Business of a Borrower from the sale of Inventory or rendition of services, is subject to the Administrative Agent’s duly perfected, enforceable and first priority Lien, is payable in Dollars (or, in the case of an Account owing to a Canadian Obligor, in Dollars or Canadian Dollars) and is deemed by Administrative Agent, in its Credit Judgment, to be an Eligible Account.  Without limiting the foregoing, no Account with respect to which any of the following conditions exist shall be an Eligible Account: (a) it is unpaid for more than sixty (60) days after the original due date, or more than one hundred twenty (120) days after the original invoice date; (b) 50% or more of the Accounts owing by the relevant Account Debtor are not Eligible Accounts under the foregoing clause; (c) when aggregated with other Accounts owing by the relevant Account Debtor, it exceeds 20% of the aggregate Eligible Accounts (or such higher percentage as the Applicable Agent may establish for the Account Debtor from time to time); provided, however, that any Accounts owing by other Account Debtors that would otherwise be deemed ineligible under this clause (c) shall not be excluded from the aggregate amount of Eligible Accounts for purposes of calculating such percentage for the applicable Account Debtor; (d) any covenant, representation or warranty in this Agreement with respect to such Account has been breached; (e) it is owing by a creditor or supplier, or is otherwise subject to a potential offset, counterclaim, dispute, deduction, return, rebate, discount, recoupment, reserve, defense, chargeback, credit or allowance or Tax (including sales, excise or other taxes of the Account Debtor) (but, in each case of this clause (e), ineligibility shall be limited to the amount thereof); (f) an Insolvency Proceeding has been commenced by or against the Account Debtor (excluding Delphi to the extent such Account arises post-petition and would otherwise constitute an Eligible Account hereunder) and remains pending; or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, or is not Solvent; (g) the Account Debtor is organized or has its principal offices or assets outside the United States, Canada or Puerto Rico, unless the Account constitutes an Eligible Foreign Account; (h) it is owing by a Government Authority (unless the Account Debtor is the United States of America or Canada or any department, agency or instrumentality thereof and the Account has been assigned to the Applicable Agent in compliance with the Assignment of Claims Act, the Financial Administration Act (Canada) or other Applicable Law), or the Account Debtor is a state, province, territory, county or municipality, or a political subdivision or agency thereof and Applicable Law disallows or restricts an assignment of Accounts on which it is the Account Debtor; (i) it is not subject to a duly perfected, first priority Lien in favor of the Applicable Agent, or is subject to any other Lien (except a Permitted Lien), or is subject to any revendication, repossession or retention of title rights of unpaid suppliers to a  U.S. Borrower or Canadian Borrower; (j) the goods giving rise to it have not been delivered to and accepted by the Account Debtor, the services giving rise to it have not been accepted by the Account Debtor, or it otherwise does not represent a final sale; (k) it is evidenced by Chattel Paper or an Instrument of any kind (unless such Chattel Paper or Instrument has been created in the Ordinary Course of Business and not as a result of credit problems, has been delivered to the Applicable Agent fully endorsed, and is subject to a first priority perfected Lien in favor of the Applicable Agent) or has been reduced to judgment; (l) its payment has been extended, the Account Debtor has made a partial payment (except in accordance with pre-arranged payment terms), or it arises from a sale on a cash-on-delivery basis; (m) it arises from a sale to an Affiliate or from a sale on a bill-and-hold, guaranteed sale, sale or return, sale on approval, consignment (unless such Account arises from Eligible Inventory sold by an Eligible Consignee to a third party purchaser), or other repurchase or return basis; (n) it represents a progress billing or retainage; (o) it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent of such billing; (p) it arises from a retail sale to a Person who is purchasing for personal, family or household purposes; (q) the Account Debtor is located in any state which imposes conditions on the right of a creditor to collect accounts receivable unless the applicable Borrower has either qualified to transact business in such state as a foreign entity or filed a Notice of Business Activities Report or other required report with the appropriate officials in those states for the then current year; (r) the Account Debtor is located in a state in which such Borrower is deemed to be doing business under the laws of such state and which denies creditors access to its courts in the absence of qualification to transact business in such state or of the filing of any reports with such state, unless such Borrower has qualified as a foreign entity authorized to transact business in such state or has filed all required reports; (s) such Borrower has made any agreement with the Account Debtor for any deduction therefrom, except for discounts or allowances which are made in the Ordinary Course of Business for prompt payment and which discounts or allowances are reflected in the calculation of the face value of each invoice related to such Account; or (t) it arises from the sale of any Inventory that is not Eligible Inventory pursuant to clause (b) of the definition of “Eligible Inventory.”

Eligible Assignee - a Person that is (a) a Lender, U.S.-based Affiliate of a Lender or Approved Fund; (b) any other financial institution approved by Administrative Agent and Borrower Agent (which approval by Borrower Agent shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within five (5) Business Days after notice of the proposed assignment), that is organized under the laws of the United States or any state or district thereof, has total assets in excess of $5 billion, extends asset-based lending facilities in its ordinary course of business and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of ERISA or any other Applicable Law; (c) during any Event of Default, any Person acceptable to Administrative Agent in its reasonable business judgment (other than a Borrower or any Affiliate of a Borrower); and (d) with respect to holders of Canadian Obligations, a Canadian Qualified Lender.

Eligible Consignee - a consignee that satisfies the following conditions:  (i) such consignee shall have executed a consignment agreement in a form agreed upon by Borrower Agent and Administrative Agent on the Closing Date, or such other form as may be reasonably satisfactory to Administrative Agent, which permits assignment to Administrative Agent, granting the applicable Borrower a security interest under the UCC or the PPSA, as applicable, in all Consigned Inventory that is consigned by such Borrower to such consignee; (ii) consignee and such Borrower shall have executed or otherwise authorized the filing of financing statements under the UCC or the PPSA, as applicable, based upon the requirements of the filing jurisdiction, naming such consignee as debtor and such Borrower as secured party (and, if requested by Administrative Agent, naming Administrative Agent as assignee), covering the Consigned Inventory, in form and substance reasonably satisfactory to Administrative Agent; such financing statement shall have been filed of record in all appropriate filing locations for the perfection of a first priority security interest in such Consigned Inventory and the identifiable proceeds thereof, and, after filing of such financing statements, such Borrower shall have conducted searches of all filings made against such consignee in such filing offices and taken such other action as Administrative Agent may reasonably request, including notification pursuant to Section 9-324 of the UCC (and similar applicable provisions under the PPSA) to each holder of a conflicting Lien in such Consigned Inventory, which shall confirm that the security interest in the Consigned Inventory in favor of such Borrower (and assigned to Administrative Agent if so requested by Administrative Agent) is and shall be a first priority Lien;  (iii) if requested by Administrative Agent, Administrative Agent shall have received copies of the consignment agreement, the filed financing statements under the UCC and the PPSA, as applicable, and the UCC and the PPSA searches; and (v) the consignee either (A) is rated BAA (or better) by S&P or Baa (or better) by Moody’s, (B) is listed on Schedule 1.1.3 as a consignee approved by Administrative Agent, or (c) is otherwise acceptable to Administrative Agent, in Administrative Agent’s Credit Judgment.

Eligible Customs Broker - a Customs Broker which is reasonably acceptable to the Administrative Agent and with which the Administrative Agent and a Borrower have entered into an Imported Inventory Agreement.

Eligible Foreign Account - a Foreign Account which is deemed by Administrative Agent to be an Eligible Account.  Without limiting the foregoing, no Foreign Account shall be an Eligible Foreign Account unless it otherwise constitutes an Eligible Account hereunder, and either:

(a) the sale giving rise to such Account is backed by (i) an irrevocable letter of credit issued or confirmed by a bank reasonably acceptable to Applicable Agent and that is in form and substance reasonably acceptable to the Applicable Agent and payable in the full amount of the Account in freely convertible (A) Dollars at a place of payment within the United States or (B) Canadian Dollars at a place of payment within Canada, and, if requested by the Applicable Agent, such letter of credit, or amounts payable thereunder, is assigned to the Applicable Agent (with such assignment acknowledged by the issuing or confirming bank) or (ii) credit insurance in form and substance reasonably acceptable to the Applicable Agent and such Applicable Agent is named as sole loss payee with respect thereto, or

(b) such Foreign Account, together with the aggregate amount of all other Foreign Accounts outstanding which are deemed by Administrative Agent to be Eligible Foreign Accounts (other than those included in clause (a) above), does not exceed $10,000,000.

Eligible In-Transit Inventory - on any date, In-Transit Inventory that meets all of the criteria for Eligible Inventory on such date, provided that (i) such Inventory has been identified to the contract between the Vendor and a Borrower and, under the terms of sale of such Inventory, title has passed with respect to such Inventory from the Vendor to such Borrower on or before such date; (ii) such Inventory is insured by such Borrower in accordance with the requirements of Section 10.1.7 hereof; (iii) the Vendor has no right on such date, under Applicable Law or pursuant to any document relating to the sale of such Inventory, to reclaim, divert the shipment of, reroute, repossess, stop delivery of or otherwise assert any Lien rights or title retention with respect to such Inventory; (iv) such Inventory is in the possession of a common carrier, which is not an Affiliate of the Vendor and which has issued a tangible negotiable bill of lading to the order of such Borrower (or, if otherwise required by the Administrative Agent in its discretion, to the order of the Administrative Agent (if necessary to obtain a first priority Lien in the related Inventory)); (v) such bill of lading (or an original counterpart thereof in the case of Foreign In-Transit Inventory) is in the possession, in the United States, of such Borrower, Administrative Agent or an Eligible Customs Broker; (vi) the Vendor of such Inventory is an Eligible Vendor (or, in the case of Foreign In-Transit Inventory, the purchase price is to be paid pursuant to a documentary Letter of Credit issued by Issuing Bank); and (vii) in the case of Foreign In-Transit Inventory, the Inventory is to be received by an Eligible Customs Broker and the terms of the applicable Imported Inventory Agreement with respect to such Foreign In-Transit Inventory are adhered to by the parties thereto.

Eligible Inventory - Inventory which is owned by a Borrower and which Administrative Agent, in its Credit Judgment, deems to be Eligible Inventory.  Without limiting the foregoing, no Inventory shall be Eligible Inventory unless it (a) is raw materials or finished goods or work in process that is, in Administrative Agent’s Credit Judgment, readily marketable in its current form, and not packaging or shipping materials, labels, samples, display items, bags, replacement parts or manufacturing supplies; (b) is not held on consignment unless such Inventory constitutes Permitted Consigned Inventory, nor subject to any deposit, downpayment, guaranteed sale, sale-or-return, sale-on-approval or repurchase arrangement; (c) is in saleable condition and is not damaged, defective, shopworn or otherwise unfit for sale; (d) is not slow-moving, obsolete or unmerchantable, and does not constitute returned or repossessed goods; (e) meets all standards imposed by any Governmental Authority; (f) conforms with the covenants and representations herein; (g) is subject to the Applicable Agent’s duly perfected, first priority Lien, and no other Lien except a Permitted Lien and is not subject to any retention of title right of any unpaid suppliers to a U.S. Borrower or Canadian Borrower unless an Availability Reserve with respect thereto has been established by Administrative Agent; (h) is in such Borrower’s possession and control within the continental United States, Canada or Puerto Rico, is not in transit except between locations of Borrowers or to the extent otherwise constituting Eligible In-Transit Inventory, and is not consigned to any Person other than an Eligible Consignee; (i) is not subject to any warehouse receipt or negotiable Document; (j) is not subject to any License or other arrangement that restricts such Borrower’s or the Applicable Agent’s right to dispose of such Inventory, unless the Applicable Agent has received an appropriate Lien Waiver; (k) is not located on leased premises or in the possession of a warehouseman or processor unless the lessor, warehouseman or processor has delivered a Lien Waiver or an appropriate Rent Reserve has been established; (l) is not the subject of a store closing, liquidation, going-out-of business or similar sale; (m) does not constitute Customer Contract Inventory or Toll Copper Inventory; (n) has not been sold or leased and such Borrower has not received any deposit or down payment in respect thereof in anticipation of a sale; and (o) is not the subject of an Intellectual Property Claim.

Eligible Vendor - on any date, a Vendor that (a) is the seller of Domestic In-Transit Inventory and the applicable Borrower is not in breach of any of its material obligations to such Vendor, (b) is a seller of Foreign In-Transit Inventory to a Borrower and the purchase price for such Inventory is paid or to be paid pursuant to a documentary Letter of Credit issued by Issuing Bank and such Borrower is not in breach of any of its material obligations to such Vendor, or (c) is a seller of Foreign In-Transit Inventory to a Borrower, and is not an Affiliate of such Borrower, and such Borrower is not in breach of any of its material obligations to such Vendor.

Enforcement Action - with respect to any Borrower Group, any action taken or to be taken by an Applicable Agent, during any period that an Event of Default exists, to enforce collection of the Borrower Group Obligations or to realize upon the Collateral of such Borrower Group (whether by judicial action, under power of sale, by self-help repossession, by notification to Account Debtors, or by exercise of rights of setoff or recoupment or otherwise).

Environmental Agreement - (a) the Agreement Regarding Environmental Matters of even date herewith by U.S. Borrowers in favor of the Administrative Agent and the applicable Credit Parties or (b) the Agreement Regarding Environmental Matters of even date herewith by Canadian Borrower in favor of Canadian Agent and the applicable Credit Parties.

Environmental Laws - all Applicable Laws (including all programs, permits and guidance promulgated by regulatory agencies, to the extent having the force of law), relating to public health (but excluding occupational safety and health, to the extent regulated by OSHA or similar foreign Governmental Authority) or the protection or pollution of the environment, including CERCLA, RCRA and CWA.

Environmental Reserve - on any date with respect to any Borrower Group, reserves established by Applicable Agent in its Credit Judgment on a property by property basis, in an aggregate amount not to exceed the portion of the Fixed Asset Formula Amount allocated by Applicable Agent to the value of the applicable Mortgaged Real Estate to reflect environmental factors that may negatively impact the value of such Mortgaged Real Estate for comparable commercial or industrial use or may result in any liabilities, costs, damages or expenses arising out of or resulting from noncompliance with any applicable Environmental Laws, including any cleanup, remediation, removal, response, abatement, containment, closure, restoration, treatment, investigation work or monitoring work, in each case to the extent required by any applicable Environmental Laws, or reasonably necessary to make full economic use of any of such Mortgaged Real Estate for comparable commercial or industrial use, and including any attorneys’ fees, costs and expenses incurred in enforcing this Agreement or the other Loan Documents or collecting any sums due hereunder, provided, that, any such reserves established may be adjusted by Applicable Agent, from time to time, based on the results of environmental investigations with respect to the applicable Mortgaged Real Estate conducted after the Closing Date, and any other reports, analyses, studies, documents or other due diligence information provided by Borrowers or otherwise obtained by Applicable Agent with respect to such Mortgaged Real Estate.

Equipment - shall have the meaning ascribed to such term in the U.S. Security Agreement or the Canadian Security Agreement, as applicable.

Equity Interest - the interest of any (a) shareholder in a corporation, (b) partner in a partnership (whether general, limited, limited liability or joint venture), (c) member in a limited liability company, or (d) other Person having any other form of equity security or ownership interest.

Equity Investors - LS Corp, LS Cable and their Affiliates.

ERISA - the Employee Retirement Income Security Act of 1974 and all rules and regulations from time to time promulgated thereunder.

Essex Delaware - Essex Group, Inc., a Delaware corporation.

Essex International - as defined in the Recitals to this Agreement.

Essex Wire - Essex Wire Corporation, a Michigan corporation.

Event of Default - as defined in Section 11.1.

Excess Amount - as defined in Section 5.13.3.

Exchange Rate - on any date, (i) with respect to Canadian Dollars in relation to Dollars, the spot rate as quoted by Bank of America at its noon spot rate at which Dollars are offered on such date for Canadian Dollars, and (ii) with respect to Dollars in relation to Canadian Dollars, the spot rate as quoted by Bank of America at its noon spot rate at which Canadian Dollars are offered on such date for such Dollars.

Excluded Tax - with respect to any Agent, any Lender, any Issuing Bank or any other recipient of a payment to be made by or on account of any Obligation, (a) taxes imposed on or measured by its overall net income or capital (however denominated), including franchise taxes, and (b) Taxes in respect of which additional amounts are payable pursuant to Section 5.10 (or that would be so payable but for a Lender’s failure or inability to comply with the certification requirements of Sections 5.10.3 or 5.10.4, as applicable).

Existing Administrative Agent - as defined in the Recitals to this Agreement.

Existing Borrowers - as defined in the Recitals to this Agreement.

Existing Investments - (a) Investments, debt, loans, advances, guaranties, capital contributions or other transactions existing on the Closing Date and more particularly described on Schedule 1.1.2, and (b) to the extent any such Investments or other transactions under clause (a) were made in the form of loans or advances, loans and advances made after the Closing Date in respect of any Refinancing Debt thereof that satisfies the Refinancing Conditions.

Existing Lenders - as defined in the Recitals to this Agreement.

Existing Letters of Credit - as defined in Section 2.3.5.

Existing Loan Agreement - as defined in the Recitals to this Agreement.

Existing Senior Notes - as defined in the Recitals to this Agreement.

Extraordinary Expenses - without duplication, all out-of-pocket costs, expenses or advances incurred by Administrative Agent (or any Lender during a Default or an Event of Default) in connection with the Loan Documents or transactions contemplated thereby, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against any Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of any Agent’s Liens with respect to any Collateral), any Loan Documents, or the validity, allowance or amount of any Obligations, including any lender liability or other Claims asserted against any Agent or any Lender; (c) the exercise, protection or enforcement of any rights or remedies of any Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations; or (g) Protective Advances.  Such costs, expenses and advances include transfer fees, taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses but excluding compensation paid to employees (including inside legal counsel who are employees) of any Agent and any Lender.

Extraordinary Receipts - any tax refunds, indemnity payments, pension reversions and certain insurance proceeds received by a Borrower but which do not otherwise constitute proceeds of an Asset Disposition or a Casualty Event, but excluding cash receipts in the Ordinary Course of Business.

Federal Funds Rate - a fluctuating interest rate per annum equal to the weighted average of the rates on overnight federal funds transactions among members of the Federal Reserve System arranged by federal funds brokers, as published for the applicable day (or, if not a Business Day, for the preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published, the average of the quotations for such day on such transactions received by Administrative Agent from three (3) federal funds brokers of nationally recognized standing selected by Administrative Agent.

Federal Reserve Act – the Federal Reserve Act (12 U.S.C. §§ 221-522).

Fee Letter - the amended and restated fee letter agreement, dated on or about the Closing Date, among Administrative Agent, Barclays Bank PLC, LS Corp. and LS Cable, as supplemented to join Borrowers as parties thereto.

Femco - Femco Magnet Wire Corp., an Indiana corporation.

Financial Covenant Availability Condition - with respect to any date of determination, the maintenance by Borrowers of Aggregate Availability of no less than the greater of (i) 10% of the aggregate Revolver Commitments, or (ii) the Fixed Asset Formula Amount.

Fiscal Quarter - each period of three (3) consecutive calendar months, commencing on the first day of a Fiscal Year.

Fiscal Year - the fiscal year of Borrowers and their Subsidiaries for accounting and tax purposes, ending on December 31 of each year.

Fixed Asset Formula Amount - the sum of (i) the Canadian Fixed Asset Formula Amount plus (ii) the U.S. Fixed Asset Formula Amount.

Floating Rate Loan - a U.S. Base Rate Loan, a Canadian Prime Rate Loan or a Canadian Base Rate Loan.

FLSA - the Fair Labor Standards Act of 1938.

Foreign Account - an Account for which the Account Debtor is organized or has its principal offices or assets outside the United States, Canada or Puerto Rico.

Foreign Exchange Services - any services provided from time to time by Bank of America or its Affiliates or by any other Lender or its Affiliates, to any Borrower or its Subsidiaries in connection with foreign exchange and conversion services.

Foreign In-Transit Inventory - Inventory of a Borrower that is in-transit from a Vendor of such Borrower from a location outside the continental United States to such Borrower or a location designated by such Borrower that is in the continental United States.

Foreign Lender - with respect to any Borrower Group, a Lender to such Borrower Group that is organized under the laws of a jurisdiction other than (i) Canada or a province or territory thereof, in the case of the Borrower Group consisting of Canadian Obligors; or (ii) a state of the United States or the District of Columbia, in the case of the Borrower Group consisting of U.S. Obligors; provided, however, that relative to the Borrower Group consisting of Canadian Obligors, a Lender shall not be considered a Foreign Lender if it is a Canadian Qualified Lender.

Foreign Subsidiary - a Subsidiary that is not a Domestic Subsidiary.

Forward Revaluation Amount - an amount equal to any positive difference between the standard cost at which Borrowers purchase copper Inventory and the actual cost paid for forward copper contracts.

Forward Revaluation Reserve - a reserve equal to the amount, if any, by which the Value of Borrowers’ Inventory consisting of copper has been reduced by the Forward Revaluation Amount.

Full Payment - with respect to any Obligations, (a) the full and indefeasible cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); (b) if such Obligations are LC Obligations or other Obligations described in clauses (ii) and (iii) of the definition of “Cash Collateralize”, Cash Collateralization thereof (or delivery of a standby letter of credit reasonably acceptable to Agent in its discretion, in the amount of the required Cash Collateral); and (c) a release of any Claims of Obligors against Agents, Lenders and Issuing Banks arising on or before the payment date.  No Loans shall be deemed to have been paid in full until all Commitments related to such Loans have expired or been terminated.

GAAP - generally accepted accounting principles in the United States of America or Canada in effect from time to time.

General Intangibles - shall have the meaning ascribed to such term in the U.S. Security Agreement, or the  meaning ascribed to the term “intangible” in Canadian Security Agreement, as applicable.

Governmental Approvals - all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

Governmental Authority - any federal, state, municipal, foreign or other governmental department, agency, commission, board, bureau, court, tribunal, instrumentality, political subdivision, or other entity or officer exercising executive, legislative, judicial, regulatory or administrative functions for or pertaining to any government or court, in each case whether associated with the United States, a state, district or territory thereof, Canada, a province or territory thereof, or a foreign entity or government.

Guarantor Payment - as defined in Section 5.14.3.

Guarantors - each Person who guarantees payment or performance of the whole or any part of the Obligations, including (i) in the case of the U.S. Obligations, SEI, Communications GP, SEHC, and Essex International as guarantors of such Obligations, and (ii) in the case of the Canadian Obligations, in addition to those guarantors identified in clause (i), the U.S. Borrowers as guarantors of such Obligations.

Guaranty - each guaranty agreement now or hereafter executed by a Guarantor in favor of the Applicable Agent and the Applicable Lenders with respect to any of the Obligations of a Borrower Group, and each other guaranty and guaranty supplement delivered pursuant to Section 10.1.9.

Hedging Agreement - any transaction that provides for an interest rate, foreign exchange, currency, commodity, credit or equity swap, cap, floor, collar, option, forward, cross right or obligation, or combination thereof, or any transaction of a similar nature, including Interest Rate Contracts.

Holdings - as defined in the Recitals to this Agreement.

Immaterial Subsidiary - a Subsidiary that is not a Material Subsidiary.

Imported Inventory Agreement - an Imported Inventory Agreement in form and substance reasonably satisfactory to the Administrative Agent.

In-Transit Inventory - Inventory of a Borrower that is either Domestic In-Transit Inventory or Foreign In-Transit Inventory.

Included Investment - an Investment, loan, advance, guarantee, capital contribution, sale or transfer of Property, made directly or indirectly, during any fiscal period in any Person by one or more Borrowers in connection with the development, construction, and operation of the Borrowers’ business in compliance with Section 10.2.15 hereof (other than the Existing Investments); provided that if the Average Aggregate Availability for the applicable Fiscal Quarter in which the Investment was made is greater than or equal to $50,000,000, the amount of such Investment shall be deemed to be $-0-.

Indemnitees - Agent Indemnitees, Lender Indemnitees, Issuing Bank Indemnitees and Bank of America Indemnitees.

Insolvency Proceeding - any case or proceeding or proposal commenced by or against a Person under any state, provincial, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief, bankruptcy, receivership, debt adjustment law or other similar law (whether state, provincial, federal or foreign), including the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada); (b) the appointment of a receiver, interim receiver, monitor, sequestator, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

Instrument - shall have the meaning ascribed to such term in the U.S. Security Agreement or the Canadian Security Agreement, as applicable.

Insurance Assignment - each collateral assignment of insurance pursuant to which an Obligor assigns to the Applicable Agent, for the benefit of Secured Parties, such Obligor’s rights under business interruption or other insurance policies required to be maintained under Section 10.1.7, as security for the Obligations.

Intellectual Property - all intellectual and similar Property of a Person, including inventions, designs, patents, patent applications, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, registrations and franchises; all books and records describing or used in connection with the foregoing; and all licenses or other rights to use any of the foregoing.

Intellectual Property Claim - any material claim or assertion (whether in writing, by suit or otherwise) that a Borrower’s or its Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.

Interest Act - the Interest Act (Canada).

Interest Period - as defined in Section 3.1.3.

Interest Period Loan - a LIBOR Loan or a Canadian BA Rate Loan.

Interest Rate Contract - any interest rate swap, collar or cap agreement, or other agreement or arrangement by any Borrower or its Subsidiaries with a Lender or an Affiliate of a Lender that is designed to protect against fluctuations in interest rates.

Internal Revenue Code - the Internal Revenue Code of 1986.

Inventory - shall have the meaning ascribed to such term in the U.S. Security Agreement or the Canadian Security Agreement, as applicable.

Inventory Formula Amount - on any date of determination thereof for all Borrower Groups, the lesser of (a) $180,000,000; or (b) the lesser of 65% of the Value of Eligible Inventory of the Borrowers, or 85% of the NOLV Percentage of the Value of Eligible Inventory of the Borrowers.

Inventory Reserve - on any date with respect to any Borrower Group, reserves established by Applicable Agent in its Credit Judgment to reflect factors that may negatively impact the Value of Inventory, including change in salability, obsolescence, seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns and vendor chargebacks.

Investment - any acquisition of all or substantially all assets of a Person; any acquisition of record or beneficial ownership of any Equity Interests of a Person; or any advance or capital contribution to or other investment in a Person.

Investment Company Act - the Investment Company Act (15 U.S.C. §§ 80a-1 - 80a-64).

Investor Group - as defined in the Recitals to this Agreement.

IP Licensing - IP Licensing LLC, a Delaware limited liability company.

IRS - the United States Internal Revenue Service.

Issuing Bank - Bank of America or an Affiliate of Bank of America, including Bank of America, acting through its Canada branch.

Issuing Bank Indemnitees - each Issuing Bank and its officers, directors, employees, Affiliates, agents and attorneys.

ITA - the Income Tax Act (Canada).

JV Europe - as defined in Schedule 1.1.2.

LC Application - an application by Borrower Agent to Issuing Bank for the issuance of a Letter of Credit, in form and substance satisfactory to Issuing Bank.

LC Borrowers - shall have the meaning ascribed to it in Section 2.3.1(b).

LC Conditions - the following conditions, the satisfaction of each of which is required before an Issuing Bank shall be obligated to issue a Letter of Credit for any Borrower within a Borrower Group: (a) each of the conditions set forth in Section 6.1 (with respect to Letters of Credit to be issued on the Closing Date) or Section 6.2 (with respect to Letters of Credit to be issued after the Closing Date) has been and continues to be satisfied, including the absence of any Default or Event of Default with respect to such Borrower Group; (b) after giving effect to the issuance of the requested Letter of Credit and all other unissued Letters of Credit for which an LC Application has been submitted by a Borrower within such Borrower Group, the LC Obligations would not exceed an amount equal to the Dollar Equivalent of the Letter of Credit Subline, the Total Revolver Exposure would not exceed the Maximum Revolver Facility Amount, the U.S. Revolver Exposure would not exceed the U.S. Borrowing Base, and the Canadian Revolver Exposure would not exceed the Canadian Borrowing Base; (c) such Letter of Credit has an expiration date that is (i) no more than three hundred sixty-five (365) days from the date of issuance in the case of standby Letters of Credit, and (ii) no more than one hundred fifty (150) days from the date of issuance in the case of documentary Letters of Credit and, in either event, such expiration date is at least ten (10) Business Days prior to the Revolver Termination Date unless such Borrower Group shall Cash Collateralize such Letter of Credit or as otherwise agreed by Applicable Agent in its discretion; and (d) the form of the proposed Letter of Credit is satisfactory to Applicable Agent and the Applicable Issuing Bank in their reasonable discretion, provides for sight drafts only (as opposed to time drafts) and does not contain any language that automatically increases the amount available to be drawn under the Letter of Credit.

LC Documents - all documents, instruments and agreements (including LC Requests and LC Applications) delivered by Borrowers within a Borrower Group or any other Person to the Applicable Issuing Bank or the Applicable Agent in connection with issuance, amendment or renewal of, or payment under, any Letter of Credit.

LC Obligations - on any date, the sum of the U.S. LC Obligations and the Canadian LC Obligations.

LC Request - a request for issuance of a Letter of Credit, to be provided by Borrower Agent to the Applicable Issuing Bank, substantially in the form of Exhibit D and reasonably satisfactory to the Applicable Agent and the Applicable Issuing Bank.

LC Reserve - a reserve with respect to U.S. Borrowers in the amount of the U.S. LC Obligations (excluding any portion thereof that U.S. Borrowers shall Cash Collateralize), and a reserve with respect to Canadian Borrower in the amount of the Canadian LC Obligations (excluding any portion thereof that Canadian Borrower shall Cash Collateralize).

Lender Counterparty - Bank of America, an Agent or a Lender, or any branch or affiliate of Bank of America, an Agent or a Lender, party to an agreement evidencing an obligation under a Hedging Agreement included within the Obligations.

Lender Indemnitees - Lenders and their officers, directors, employees, Affiliates, agents and attorneys.

Lenders - shall have the meaning given to it in the preamble to this Agreement and shall include U.S. Lenders, Canadian Lenders, and Applicable Swingline Lenders, and their respective successors and permitted assigns, and any other Person who hereafter becomes a “Lender” pursuant to an Assignment and Acceptance.

Lending Office - the office designated as such by the applicable Lender at the time it becomes party to this Agreement or thereafter by notice to Administrative Agent and Borrower Agent.

Letter of Credit - a U.S. Letter of Credit or a Canadian Letter of Credit.

Letter of Credit Subline - the Dollar Equivalent of $25,000,000.

LIBOR Loan - a Revolver Loan that bears interest based on Adjusted LIBOR.

License - any material license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of any Eligible Inventory, any use of Property or any other conduct of its business (excluding, in any event, any “off the shelf” Intellectual Property generally available to the public).

Licensor - any Person from whom an Obligor obtains a License.

Lien - any Person’s interest in Property securing an obligation owed to, or a claim by, such Person, whether such interest is based on common law, statute or contract, including liens, security interests, pledges, hypothecations, statutory trusts, reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Property but excluding the interest of the owner of such Property.

Lien Waiver - an agreement, in form and substance reasonably satisfactory to Administrative Agent, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit the Applicable Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any material Collateral held by a warehouseman or processor, such Person waives or subordinates any Lien it may have on the Collateral, and permits the Applicable Agent to enter upon such premises and remove such Inventory or to use the premises to store or dispose of the Collateral; and (c) for any material Collateral held by a repairman, mechanic or bailee, such Person acknowledges the Applicable Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and permits the Applicable Agent to enter upon such premises and remove such Collateral or to use the premises to store or dispose of the Inventory.

Loan - a Revolver Loan and each U.S. Base Rate Loan, LIBOR Loan, Canadian Base Rate Loan, Canadian Prime Rate Loan or Canadian BA Rate Loan comprising such loan.

Loan Account - the loan account established by each Lender on its books pursuant to Section 5.9.

Loan Documents - this Agreement, Other Agreements and Security Documents.

Loan Year - each calendar year commencing on the Closing Date and each anniversary of the Closing Date.

LS Cable - as defined in the Recitals to this Agreement.

LS Corp - as defined in the Recitals to this Agreement.

Magnet Wire GP - Superior China Magnet Wire GP, Inc., a Texas corporation.

Margin Stock - as defined in Regulation U of the Board of Governors.

Material Adverse Effect - the effect of any event or circumstance that after the Closing Date, taken alone or in conjunction with other events or circumstances, (a) has or could be reasonably expected to have a material adverse effect on the business, operations, Properties or condition (financial or otherwise) of any Borrower Group, taken as a whole, on the value of the Collateral taken as a whole, on the enforceability of any Loan Documents, or on the validity or priority of the Applicable Agent’s Liens on the Collateral taken as a whole; (b) materially impairs the ability of any Borrower Group, taken as a whole, to perform any material obligations under the Loan Documents, including repayment of any Obligations; or (c) otherwise materially impairs the ability of any Agent or any Lender to enforce or collect any Obligations or to realize upon any material Collateral.

Material Contract - any agreement or arrangement to which a Borrower or any of its Subsidiaries is party (other than the Loan Documents) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect.

Material Subsidiary - at any date of determination, (a) each Subsidiary of SEI (other than the Borrowers) (i) the total assets of which as of the last day of the most recent Test Period were equal to or greater than 10.0% of Total Assets on such date or (ii) the gross revenues of which for such Test Period were equal to or greater than 10.0% of the consolidated gross revenues of SEI and its Subsidiaries for such period, in the case of each of clause (i) and (ii), calculated on a pro forma basis and determined in accordance with GAAP), and (b) each other Subsidiary of a Borrower that is the subject of an Event of Default under Section 11.1(i) or Section 11.1(j) and that, when such Subsidiary’s total assets or gross revenues are aggregated with the total assets or gross revenues, as applicable, of each other Subsidiary that is the subject of an Event of Default under Section 11.1(i) or Section 11.1(j), would constitute a Material Subsidiary under clause (b) above.

Maximum Fixed Asset Amount - the sum of (i) the Canadian Maximum Fixed Asset Amount  plus (ii) the U.S. Maximum Fixed Asset Amount.

Maximum Revolver Facility Amount - on any date, the sum of the U.S. Revolver Facility Amount and the Canadian Revolver Facility Amount.

Merger - as defined in the Recitals to this Agreement.

Merger Agreement - as defined in the Recitals to this Agreement.

Merger and Related Transactions - all transactions and obligations contemplated by the Merger Agreement, including the closing of the Merger, the Revolving Credit Facility and all other transactions and obligations more particularly described in the Recitals to this Agreement.

Merger SPC - as defined in the Recitals to this Agreement.

Merger Transaction Costs - as defined in the definition of EBITDA.

Money Laundering Control Act - the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956-1957).

Moody’s - Moody’s Investors Services, Inc.

Mortgage - those certain mortgages, collateral mortgages, deeds of trust or deeds to secure debt delivered by a Borrower to any Agent, for the benefit of Secured Parties, on or prior to the Closing Date which grant or granted Liens upon the Real Estate owned by such Borrower, as security for the Obligations located in (i) Columbia City, Ft. Wayne, Franklin, Kendallville and Vincennes, Indiana, (ii)

Hoisington, Kansas, (iii) Tarboro, North Carolina, (iv) Chester, South Carolina, and (v) Ontario, Canada, and all amendments thereto.

Mortgaged Real Estate - Real Estate subject to a Mortgage.

Multiemployer Plan - as defined in Section 4001(a)(3) of ERISA, which, for greater certainty, does not include any Canadian Pension Plan.

Negative Covenant Availability Condition - with respect to any date of determination, the maintenance by Borrowers of Aggregate Availability of no less than the greater of (i) 15% of the aggregate Revolver Commitments, or (ii) the Fixed Asset Formula Amount plus $25,000,000.

Net Proceeds - with respect to an Asset Disposition, a Casualty Event or any Extraordinary Receipt, proceeds (including, when received, any deferred or escrowed payments) received by a Borrower or its Subsidiaries in cash from such disposition, Casualty Event or Extraordinary Receipt net of (a) the out-of-pocket fees and expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by any Obligor in connection therewith; (b) amounts applied to repayment of Debt secured by a Permitted Lien senior to any Agent’s Liens on Collateral sold; (c) all Taxes to the extent payable as a consequence of such Asset Disposition, Casualty Event or Extraordinary Receipts, including transfer or similar taxes; and (d) reserves for adjustments in respect of (x) the sale price of such asset established in accordance with GAAP and (y) any liabilities associated with such asset and retained by any Obligor after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; provided that upon the expiration of not more than one hundred and twenty (120) days after the relevant Asset Disposition, any remaining reserve balance shall be remitted to Administrative Agent for prepayment of the Obligations subject to Section 5.3, and (e) in the case of any Asset Disposition by joint venture or other non-wholly owned Subsidiary of an Obligor, the portion of the net proceeds thereof which is not attributable to the applicable Obligor’s ownership percentage of such Subsidiary.

New Canadian Lender - as defined in Section 2.1.9(d).

New U.S. Lender - as defined in Section 2.1.9(d).

NOLV Percentage - the net orderly liquidation value of Inventory, expressed as a percentage, expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all related commissions, fees and expenses, as determined from the most recent appraisal of Borrowers’ Inventory performed by an appraiser and on terms reasonably satisfactory to Administrative Agent.

Notes - each Revolver Note or other promissory note executed by a Borrower to evidence any Obligations.

Notice of Borrowing - a Notice of Borrowing to be provided by Borrower Agent to request the funding of a Borrowing of Revolver Loans, in form satisfactory to Administrative Agent.

Notice of Conversion/Continuation - a Notice of Conversion/Continuation to be provided by Borrower Agent to request a conversion or continuation of any Loans as LIBOR Loans or Canadian BA Rate Loans (as applicable), in form satisfactory to Administrative Agent.

Obligations - all (a) principal of and premium, if any, on the Loans, (b) LC Obligations and other obligations of Obligors with respect to Letters of Credit, (c) interest, expenses, fees and other sums payable by Obligors under Loan Documents, (d) obligations of Obligors under any indemnity for Claims, (e) Extraordinary Expenses, (f) Bank Product Debt, and (g) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.

Obligor - a U.S. Obligor or Canadian Obligor.

Ordinary Course of Business - the ordinary course of business of any Borrower or its Subsidiaries, undertaken in good faith (and not for the purpose of evading any provision of a Loan Document).

Organic Documents - with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, memorandum of association, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

OSHA - the Occupational Safety and Hazard Act of 1970.

Other Agreement - each Note; LC Document; Fee Letter; Lien Waiver; Related Real Estate Document; Borrowing Base Certificate; Compliance Certificate; the Environmental Agreement; or other document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor to an Agent or a Lender in connection with this Agreement or any transactions relating hereto.

Overadvance - as defined in Section 2.1.7.

Overadvance Loan - a U.S. Base Rate Revolver Loan or Canadian Prime Rate Loan, as applicable, made when an Overadvance exists or is caused by the funding thereof.

Participant - as defined in Section 13.2.

Patent Security Agreement - each patent security agreement pursuant to which an Obligor grants to the Applicable Agent, for the benefit of Secured Parties, a Lien on such Obligor’s interests in patents and patent applications, as security for the Obligations.

PATRIOT Act - the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

Payment Item - each check, draft or other item of payment payable to an Obligor, including those constituting proceeds of any Collateral.

Pension Benefit Guaranty Corporation - the Pension Benefit Guaranty Corporation, the federal corporation created under ERISA, and any successor thereto.

Pension Event - means (a) the filing of a notice of intent to terminate (in whole or in part), or the commencement of proceedings by any Governmental Authority or administrator appointed by a Governmental Authority to terminate (in whole or in part) a Canadian Pension Plan, (b) the occurrence of an event or condition which might reasonably be expected to constitute grounds for the termination (in whole or in part) of, or the appointment by a Governmental Authority of a third party to administer, any Canadian Pension Plan, or (c) the imposition of any liability by any Governmental Authority in respect of a Canadian Pension Plan, other than for premiums or contributions due but not delinquent, upon any Borrower, any Guarantor or any of their Subsidiaries.

Permitted Acquisition - any acquisition by a Borrower or any of its Subsidiaries of the assets or Equity Interests of a Person located in the United States or Canada in which each of the following conditions is satisfied: (i) no Event of Default exists; (ii) the business in which the Person that is the subject of such acquisition is engaged is a Similar Business; (iii) the acquisition is not hostile or contested; (iv) in connection with such acquisition there will be no Liens on any of such Borrower’s or such Subsidiary’s assets after the acquisition other than Permitted Liens; (v) any purchase price amounts payable with respect to earn-outs, notes payable to the sellers, covenants not to compete, consulting contracts or other affiliated contracts are and will remain subordinate to the Full Payment of the Obligations on terms satisfactory to Administrative Agent; (vi) Borrowers shall have delivered to Administrative Agent, not less than three (3) Business Days prior to the proposed closing date of any such acquisition, written evidence of the pro forma satisfaction of the other conditions set forth in this definition after giving effect to such acquisition; and (vii) to the extent a Subsidiary is acquired or formed in connection with any such acquisition, such Subsidiary shall constitute a Permitted Subsidiary hereunder.  Furthermore, unless Borrowers are in compliance with the Negative Covenant Availability Condition, at the time of and after giving effect to the acquisition, the aggregate amount of acquisitions made during any Fiscal Year may not exceed a total consideration of $25,000,000 and Borrowers shall (a) be required to be in compliance with the Consolidated Fixed Charge Coverage Ratio covenant set forth in Section 10.3 (regardless of whether the Aggregate Availability of Borrowers is then less than the Financial Covenant Availability Condition), after giving effect to the acquisition, (b) have Aggregate Availability of at least 10% of the Revolving Credit Facility (excluding the Fixed Asset Formula Amount on the date thereof), after giving effect to the acquisition, (c) have provided the Administrative Agent, by a date sufficiently in advance of the closing date of such acquisition to allow Administrative Agent the reasonable opportunity for review, the executed copies of the final purchase documents, including all exhibits and schedules thereto, among the parties to such acquisition, and (d) Administrative Agent shall have found the terms thereof reasonably acceptable.  Notwithstanding any provision of this Agreement to the contrary, in connection with any merger (or other distribution of the assets) of a Subsidiary that is not an Obligor with and into (or to) an Obligor, or any acquisition by an Obligor, whether by purchase of stock, merger, or purchase of assets, and whether in a single transaction or series of related transactions, Agents shall have the right to determine in their Credit Judgment (based on standards and methodologies similar to those applied to Borrowers’ then existing Accounts and Inventory to the extent that the Accounts and Inventory so acquired are similar to such then existing Accounts and Inventory), whether any Accounts or Inventory so acquired shall be included in the Borrowing Base (subject to the other applicable provisions of this Agreement).  In connection with such determination, Agents may obtain, at Borrowers’ expense, such appraisals, commercial finance exams and other assessments of such Accounts, Inventory, and other Collateral as Agents may deem desirable.

Permitted Asset Disposition - an Asset Disposition that is (a) a sale of Inventory in the Ordinary Course of Business; (b) so long as no Event of Default then exists (or as otherwise consented to by Administrative Agent), a disposition of Equipment or Real Estate included in the calculation of the Fixed Asset Formula Amount, the proceeds of which are applied to reduce the Canadian Fixed Asset Formula Amount or the U.S. Fixed Asset Formula Amount, as applicable, pursuant to Section 5.3(a); (c) a disposition of Inventory or Equipment that is substantially worn, damaged, obsolete, unmerchantable or otherwise unsalable or, in the reasonable business judgment of an Obligor, no longer useful or necessary in the Ordinary Course of Business; (d) so long as no Event of Default then exists (or as otherwise consented to by Administrative Agent), termination of a lease of real or personal Property that is not necessary for the Ordinary Course of Business, could not reasonably be expected to have a Material Adverse Effect and does not result from an Obligor’s default; (e) a transfer of Property to a Borrower or a Guarantor by a Subsidiary thereof, or by a Borrower or a Guarantor to a Guarantor within the same Borrower Group, or by a Borrower to another Borrower (provided that if Property that is included in the Borrowing Base of a Borrower Group is transferred to another Borrower outside of such Borrower Group, such Property shall cease to be included in the transferring Borrower Group’s Borrowing Base); (f) non-exclusive licenses of technology and other Intellectual Property; (g) Consigned Inventory; (h) Permitted Investments; (i) transfers of Equity Interests of any Subsidiary that is not a Guarantor so long as such Equity Interests are not otherwise pledged to Administrative Agent; (j) sales or forgiveness of Accounts in the Ordinary Course of Business or in connection with the collection or compromise thereof; (k) leases, subleases, licenses and sublicenses of real or personal property entered into by Borrowers and their respective Subsidiaries in the Ordinary Course of Business at arm’s length and on market terms; (l) sales of non-core assets acquired in connection with Permitted Acquisitions which are not used in the business of the Obligors or their Subsidiaries in an aggregate amount not to exceed $5,000,000 during any Fiscal Year; (l) so long as no Event of Default then exists (or as otherwise consented to by Administrative Agent), sales of other assets in an aggregate amount not to exceed $5,000,000 during any Fiscal Year; (m) so long as no Event of Default then exists (or as otherwise consented to by Administrative Agent), any other disposition of Equipment in an aggregate amount during any Fiscal Year not to exceed (I) $5,000,000 in the case of Equipment not included in the calculation of the Fixed Asset Formula Amount and (II) $1,000,000 in the case of Equipment that is included in the calculation of the Fixed Asset Formula Amount; or (n) otherwise approved in writing by the Applicable Agent and Required Borrower Group Lenders.

Permitted Consigned Inventory - Consigned Inventory, (i) the Value of which shall not exceed $60,000,000 in the aggregate at any time, and (ii) for which each of the Consigned Inventory Conditions is satisfied.

Permitted Contingent Obligations - Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (b) arising from Hedging Agreements permitted hereunder; (c) existing on the Closing Date, and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed; (d) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (e) arising from customary indemnification obligations in favor of purchasers (or sellers, as applicable) in connection with Permitted Asset Dispositions and Permitted Acquisitions; (f) arising under the Loan Documents; (g) incurred to support Debt permitted pursuant to Section 10.2.1; (h) arising under indemnity agreements to title insurers to issue to Administrative Agent title insurance policies; (i) arising in connection with guaranties of performance by an Obligor on behalf of JV Europe, SE Holding or their subsidiaries which do not constitute guaranties of Debt; or (j) in an aggregate amount of $25,000,000 or less at any time.

Permitted Investments - collectively, any of the following Investments by a Borrower or any of its Subsidiaries:

(a) the Existing Investments;

(b) Investments meeting the requirements of Included Investments;

(c) Cash Equivalents that are subject to Administrative Agent’s Lien and control, pursuant to documentation in form and substance satisfactory to Administrative Agent;

(d) loans and advances permitted under Section 10.2.7;

(e) acquisitions of fixed assets to be used in the Ordinary Course of Business of such Borrower or any of its Subsidiaries so long as the acquisition costs thereof constitute Capital Expenditures permitted hereunder;

(f) acquisitions of goods held for sale or lease or to be used in the manufacture of goods or the provision of services by such Borrower or any of its Subsidiaries in the Ordinary Course of Business (including inventory);

(g) acquisitions of current assets arising from the sale or lease of goods or the rendition of services in the Ordinary Course of Business of such Borrower or any of its Subsidiaries;

(h) Investments in any Securities received in satisfaction or partial satisfaction thereof from financially troubled Account Debtors;

(i) deposits, prepayments and other credits to suppliers, lessors and landlords made in the Ordinary Course of Business;

(j) Investments, loans, advances, guarantees, capital contributions, sales or transfers of Property, made directly or indirectly, (i) by one or more U.S. Obligors or their Subsidiaries in Canadian Borrower and its Subsidiaries not to exceed $15,000,000 at any time outstanding, and (ii) by Canadian Borrower or its Subsidiaries in a U.S. Obligor or its Subsidiaries not to exceed $15,000,000 at any time outstanding;

(k) so long as Borrowers (i) are in compliance with the Consolidated Fixed Charge Coverage Ratio covenant set forth in Section 10.3 (regardless of whether the Aggregate Availability of Borrowers is then less than the Financial Covenant Availability Condition) and (ii) have Aggregate Availability of at least 10% of the Revolving Credit Facility (excluding the Fixed Asset Formula Amount on the date thereof), in each case at the time of such Investment and after giving effect thereto, any Investments, loans, advances, guarantees, capital contributions, sales or transfers of Property (in each case, other than the Existing Investments), made directly or indirectly, without duplication, by any Obligor or its Subsidiary; provided that any such Investments, loans, advances, guarantees, capital contributions, sales or transfers of Property made pursuant to this clause (k) shall not exceed an aggregate amount of $10,000,000 during any Fiscal Year; provided further, that any such Investments, loans, advances, guarantees, capital contributions, sales or transfers of Property made pursuant to this clause (k) at a time when Borrowers satisfied the Negative Covenant Availability Condition and no Event of Default existed shall not be counted toward such limit;

(l)  other Investments (in each case, other than the Existing Investments), not to exceed an aggregate amount of $10,000,000 during any Fiscal Year, provided that the sum of (i) the amount of such Investments plus (ii) the Capital Expenditures made to-date during such Fiscal Year do not exceed the limitation on Capital Expenditures set forth in Section 10.2.3; and

(m) Investments made by an Obligor or its Subsidiaries to the extent financed with the proceeds received by such Obligor or any of its Subsidiaries from a prior or substantially simultaneous Investment made pursuant to clauses (j), (k) and (l).

Permitted Lien - as defined in Section 10.2.2.

Permitted Purchase Money Debt - Purchase Money Debt of Borrowers and their Subsidiaries that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate amount does not exceed $25,000,000 at any time and its incurrence does not violate Section 10.2.3.

Permitted Subsidiary - a Subsidiary of a Borrower or Obligor that is in compliance with each of the Permitted Subsidiary Conditions.

Permitted Subsidiary Conditions - the following conditions, the satisfaction of each of which is required before a Subsidiary formed or acquired after the Closing Date shall constitute a Permitted Subsidiary under this Agreement:  (i) the Subsidiary is engaged in a Similar Business; (ii) there are no Liens on any of such Subsidiary’s assets other than Permitted Liens; and (iii) Borrowers, Obligors and such Subsidiary have complied with the provisions of Section 10.1.9.

Person - any individual, corporation, limited liability company, unlimited liability company, partnership, joint venture, joint stock company, land trust, business trust, unincorporated organization, Governmental Authority or other entity.

Pledge Agreement - each pledge agreement pursuant to which an Obligor pledges to the Applicable Agent, and grants a security interest to the Applicable Agent for the benefit of Secured Parties, in and to the Equity Interests of each of the Subsidiaries of such Obligor, as security for the Obligations.

Plan - an employee pension benefit plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and that is either (a) maintained by a Borrower or its Subsidiaries for employees or (b) maintained pursuant to a collective bargaining agreement, or other arrangement under which more than one employer makes contributions and to which a Borrower or its Subsidiaries is making or accruing an obligation to make contributions or has within the preceding five years made or accrued such contributions, and includes a Canadian Pension Plan, as applicable.

PPSA - the Personal Property Security Act in force in the Province of Ontario, provided that if by reason of mandatory provisions of Applicable Law the validity, enforceability, enforcement, perfection and effect of perfection and non-perfection of a security interest or other applicable Lien with respect to any Obligor or Canadian Collateral is governed by other personal property security laws in force in Canada, the term “PPSA” means such other personal property security laws, including the Civil Code of Quebec.

Pro Forma Financial Statements - as defined in Section 6.1(i).

Pro Rata - when used with reference to a Lender’s share on any date of the total Borrower Group Commitments to a Borrower Group, its interest in the Collateral of the members of such Borrower Group, its participating interest in LC Obligations of and Swingline Loans to the members of such Borrower Group, its share of payments made by the members of such Borrower Group with respect to Borrower Group Obligations, its share of Collateral proceeds of such Borrower Group, and its obligation to pay or reimburse any Agent for Extraordinary Expenses owed by such Borrower Group or to indemnify any

Indemnitees for Claims relating to such Borrower Group, a percentage (expressed as a decimal, rounded to the ninth decimal place) derived by dividing the amount of the Borrower Group Commitment of such Lender to such Borrower Group on such date by the aggregate amount of the Borrower Group Commitments of all Lenders to such Borrower Group on such date (whether or not any of such Borrower Group Commitments have been terminated on or before such date).

Proceeds of Crime Act - the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (or any successor statute), as amended from time to time, and includes all regulations thereunder.

Properly Contested - with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not have a Material Adverse Effect, nor result in forfeiture or sale of any material assets of the Obligor; (e) no Lien is imposed on assets of the Obligor while such dispute is being properly contested unless such Lien is at all times junior and subordinate in priority to Liens in favor of Agents (except only with respect to property taxes that have priority as a matter of applicable state law and enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute); (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review; and (g) if such contest is abandoned, settled or determined adversely (in whole or in part) to such Obligor, such Obligor forthwith pays such Debt and all penalties, interest and other amounts due in connection therewith.

Property - any interest in any kind of property or asset, whether real / immovable, personal / movable or mixed, or tangible or intangible.

Protective Advances - as defined in Section 2.1.8.

Purchase Money Debt - (a) Debt (other than the Obligations) for payment of any of the purchase price of fixed assets; (b) Debt (other than the Obligations) incurred within forty-five (45) days before or after acquisition of any fixed assets, for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases in principal amounts) thereof.

Purchase Money Lien - a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Debt and constituting a Capital Lease or a purchase money security interest under the UCC, the PPSA or the Civil Code of Quebec, or constituting a vendor’s hypothec under the Civil Code of Quebec.

RCRA - the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901-6992k).

Real Estate - all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.

Refinancing Conditions - the following conditions for Refinancing Debt:  (a) it is in an aggregate principal amount (or accreted value, if applicable) that does not exceed the principal amount of the Debt being modified, refunded, extended, renewed or refinanced, plus other reasonable amounts paid, and fees and expenses reasonably incurred in connection therewith; (b) it has a final maturity not sooner than and weighted average life not less than that of the Debt being extended, renewed or refinanced; (c) it bears interest at a rate that does not exceed the then current market rate (as determined in good faith by a Senior

Officer) for Debt of a similar type and for a similar obligor; (d) it is subordinated to the Obligations at least to the same extent as the Debt being extended, renewed or refinanced; (e) the covenants applicable to it are no less favorable to Borrowers than those applicable to the Debt being extended, renewed or refinanced; and (f) upon giving effect to it, no Default or Event of Default exists.

Refinancing Debt - Borrowed Money that is the result of an extension, renewal or refinancing of Debt permitted under Section 10.2.1.

Regulation D - Regulation D of the Board of Governors.

Reimbursement Date - as defined in Section 2.3.2.

Related Real Estate Documents - with respect to any Mortgaged Real Estate, the following, in form and substance satisfactory to Administrative Agent and received by Administrative Agent for review at least ten (10) days prior to the effective date of the Mortgage (or most recent amendment thereto):  (a) a lender’s policy of title insurance (or an endorsement to existing policy) insuring the Applicable Agent’s interest under the Mortgage, in a form reasonably acceptable to Administrative Agent and for an amount equal to 100% of the value of the insured Property and by an insurer selected by Borrower Agent and reasonably acceptable to Administrative Agent, which must be fully paid on such effective date; (b) such collateral assignments of leases, estoppel letters, attornment agreements, consents, waivers and releases as Administrative Agent may reasonably require with respect to other Persons having an interest in the Real Estate; (c) a current, as-built survey of the Mortgaged Real Estate, containing a metes-and-bounds property description (if sufficient to provide constructive notice of Administrative Agent’s Lien under Applicable Law for the relevant jurisdiction) and flood plain certification, and certified by a licensed surveyor reasonably acceptable to Administrative Agent; (d) flood insurance in an amount required by Administrative Agent, not to exceed 100% of the value of each insured property, with endorsements and by an insurer selected by Borrower Agent and reasonably acceptable to Administrative Agent, if the Mortgaged Real Estate is within a flood plain; (e) a current appraisal of the Mortgaged Real Estate, prepared by an appraiser reasonably acceptable to Administrative Agent, and in form and substance satisfactory to Required Borrower Group Lenders; (f) an environmental assessment, prepared by environmental engineers reasonably acceptable to Administrative Agent, and accompanied by such reports, certificates, studies or data as Administrative Agent may reasonably require, which shall all be in form and substance satisfactory to Required Borrower Group Lenders; and (g) an Environmental Agreement and such other documents, instruments or agreements as Administrative Agent may reasonably require with respect to any environmental risks regarding the Mortgaged Real Estate.

Rent Reserve - a reserve established from time to time in Administrative Agent’s Credit Judgment in an amount equal to approximately two (2) months rent and other charges with respect to any material Collateral in the possession of, or at a location owned by, a Person other than a Borrower or an Affiliate of a Borrower, unless such Person has executed a Lien Waiver; provided, however, that in no event shall the Rent Reserve at any leased location exceed the value of the Collateral maintained at such location.

Report - as defined in Section 12.2.3.

Reportable Event - any event set forth in Section 4043(b) of ERISA for which the notice requirements of said section have not been waived.

Required Borrower Group Lenders - at any date of determination thereof, Lenders having Borrower Group Commitments to a Borrower Group representing more than 50% of the aggregate Borrower Group Commitments to such Borrower Group at such time; provided, however, that if any such

Lender shall be in breach of any of its obligations hereunder to Borrowers within such Borrower Group or any Agent, including any breach resulting from its failure to honor its Borrower Group Commitment to such Borrower Group in accordance with the terms of this Agreement, then, for so long as such breach continues, the term “Required Borrower Group Lenders” shall mean Lenders (excluding each Lender that is in breach of its obligations under this Agreement to such Borrower Group) having Borrower Group Commitments to such Borrower Group representing more than 50% of the aggregate Borrower Group Commitments to such Borrower Group (excluding the Borrower Group Commitments of each Lender that is in breach of its obligations under this Agreement) at such time; provided further, however, that if all of the Borrower Group Commitments to such Borrower Group have been terminated, the term “Required Borrower Group Lenders” shall mean Lenders to such Borrower Group (excluding each Lender that is in breach of its obligations under this Agreement) holding Loans (including Swingline Loans) representing more than 50% of the aggregate principal amount of Loans (including Swingline Loans) outstanding at such time.

Required Lenders - at any date of determination thereof, Lenders having Commitments representing more than 50% of the aggregate Commitments at such time; provided, however, that if any Lender shall be in breach of any of its obligations hereunder to Borrowers or Administrative Agent, including any breach resulting from its failure to honor its Commitment in accordance with the terms of this Agreement, then, for so long as such breach continues, the term “Required Lenders” shall mean, Lenders (but excluding each Lender that is in breach of its obligations under this Agreement), having Commitments representing more than 50% of the aggregate Commitments (excluding the Commitments of each Lender that is in breach of its obligations under the Agreement) at such time; provided further, however, that if the Commitments have been terminated, the term “Required Lenders” shall mean Lenders (but excluding each Lender that is in breach of its obligations hereunder) holding Loans (including Swingline Loans) representing more than 50% of the aggregate principal amount of Loans (including Swingline Loans) outstanding at such time.

Required Perfection Documents - with respect to any Lien granted in favor of any Agent, all documents necessary to be filed, published or registered with any Governmental Authority to perfect or render enforceable, or to maintain the uninterrupted perfection and enforceability of, such Lien, including all UCC-1 financing statements, all required filings, publications, recordations or registrations under the PPSA or the Civil Code of Quebec and any other appropriate documentation, filings, publications or registrations under any other Applicable Law.

Reset Date - as defined in Section 5.13.1.

Responsible Officer - any Senior Officer, treasurer, controller, secretary or vice president-treasury services of any Borrower.

Restrictive Agreement - an agreement (other than any of the Loan Documents, the Brownwood Lease, and, prior to the defeasance thereof on or about the Closing Date, the Existing Senior Notes) that, if and for so long as an Obligor or any Subsidiary of such Obligor is a party thereto, would prohibit, condition or restrict such Obligor’s or its Subsidiary’s right to (i) incur or repay Debt for money borrowed (including any of the Obligations); (ii) grant Liens upon any of such Obligor’s or its Subsidiary’s assets (including Liens granted in favor of the Applicable Agent pursuant to the Loan Documents); (iii) declare or make Distributions; (iv) amend, modify, extend or renew any agreement evidencing Debt for money borrowed (including any of the Loan Documents); or (v) repay any Debt owed to another Obligor.

Revolver Commitment - for any Lender, its commitment to make Revolver Loans and to participate in LC Obligations up to the maximum principal amount shown on Schedule 1.1.1, or as specified hereafter in the most recent Assignment and Acceptance to which it is a party.  “Revolver Commitments” means the aggregate amount of such commitments of all Lenders.

Revolver Loan - a loan made pursuant to Section 2.1, and any Overadvance Loan or Protective Advance.

Revolver Notes - the U.S. Revolver Notes and the Canadian Revolver Notes.

Revolver Termination Date - August 5, 2013.

Revolving Credit Facility - as defined in the Recitals to this Agreement.

Royalties - all royalties, fees, expense reimbursement and other amounts payable by a Borrower under a License.

S&P - Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc.

SEHC - as defined in the Recitals to this Agreement.

SEI - as defined in the Recitals to this Agreement.

SE Holding - means S.E. Holding, C.V., a Dutch limited partnership.

Secured Parties - (i) with respect to Liens granted by U.S. Borrowers or any Guarantor to Administrative Agent, each of the Credit Parties and Lender Counterparties making extensions of credit (including the issuance of Letters of Credit) to or for the account of U.S. Borrowers or providing Bank Products to U.S. Borrowers and each of the Credit Parties and Lender Counterparties making extensions of credit (including the issuance of Letters of Credit) to or for the account of Canadian Borrower or providing Bank Products to Canadian Borrower; and (ii) with respect to the Liens granted by Canadian Borrower or any Guarantor to Administrative Agent, all Credit Parties and Lender Counterparties making extensions of credit (including the issuance of Letters of Credit provided hereunder) to or for the account of or guaranteed by Canadian Borrower or providing Bank Products to Canadian Borrower.

Security Documents - (i) the U.S. Security Agreement, (ii) the Canadian Security Agreement (and deeds of hypothec, as required), (iii) the Guaranties, (iv) each Mortgage, (v) each Insurance Assignment, (vi) the Patent Security Agreement and the Trademark Security Agreement, (vii) the Pledge Agreements, (viii) the Deposit Account Control Agreements, and (ix) all other instruments and agreements now or at any time hereafter securing the whole or any part of the Obligations.

Senior Officer - the chairman of the board, president, executive vice-president, chief financial officer or general counsel of a Borrower or, if the context requires, an Obligor.

Settlement Report - a report delivered by Administrative Agent to Lenders summarizing the Revolver Loans and participations in LC Obligations outstanding as of a given settlement date, allocated to Lenders on a Pro Rata basis in accordance with their Revolver Commitments.

Share - as defined in the Recitals to this Agreement.

Similar Business - any business conducted or proposed to be conducted by SEI, Borrowers and their Subsidiaries on the Closing Date, and any reasonable extension thereof or any business that is similar, reasonably related, incidental or ancillary thereto.

Solidary Claim - as set forth in Section 12.9.

Solvent - as to any Person, such Person (i) owns Property whose fair salable value (as defined below) is greater than the amount required to pay all of its Debts (including contingent, subordinated, unmatured and unliquidated liabilities); (ii) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (iii) is able to pay all of its Debts as they mature; (iv) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (v) with respect to a U.S. Obligor, is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code, and, with respect to a Canadian Obligor, is not an “insolvent person” as defined in the Bankruptcy and Insolvency Act (Canada), as applicable; and (vi) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates.  “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

Specified Representations - as set forth in Section 6.1(d).

Springing Dominion Event - (i) for any Borrower Group comprised of U.S. Borrowers or Canadian Borrower, the occurrence of an Event of Default with respect to such Borrower Group, and (ii) for all Borrower Groups comprised of U.S. Borrowers or Canadian Borrower, if Aggregate Availability is less than the Dollar Equivalent of $35,000,000.  For purposes of clause (ii) of this definition, Aggregate Availability on any date shall be determined after giving effect to any pending request for a Revolver Loan or Letter of Credit under this Agreement on such date.

Springing Dominion Notice - a written notice from an Agent to a bank at which a Dominion Account is maintained that a Springing Dominion Event has occurred.

Statutory Reserves - the percentage (expressed as a decimal) established by the Board of Governors as the then stated maximum rate for all reserves (including those imposed by Regulation D, all basic, emergency, supplemental or other marginal reserve requirements, and any transitional adjustments or other scheduled changes in reserve requirements) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency Liabilities (or any successor category of liabilities under Regulation D).

Subordinated Debt - Debt incurred by an Obligor which is subordinated to the Obligations pursuant to subordination terms and conditions reasonably acceptable to the Applicable Agent.

Subsidiary - with respect to any Person, any entity of which Equity Interests representing more than 50% of the ordinary voting power are owned by such Person (including indirect ownership by such Person through other entities in which such Person directly or indirectly owns Equity Interests representing more than 50% of the ordinary voting power); provided, however, that none of SE Holding,

JV Europe, Femco, Essex Delaware, Essex Wire, IP Licensing, Magnet Wire GP or any of their respective subsidiaries shall be deemed a Subsidiary of any Obligor.

Swingline Loan - any Borrowing of U.S. Base Rate Revolver Loans or Canadian Prime Rate Loans or Canadian Base Rate Loans funded by an Applicable Swingline Lender, until such Borrowing is settled among Lenders pursuant to Section 4.1.3.

Taxes - any taxes, levies, imposts, duties, fees, assessments, deductions, withholdings or other charges of whatever nature, including income, receipts, excise, property, sales, use, transfer, license, payroll, withholding, social security, franchise, intangibles, stamp or recording taxes imposed by any Governmental Authority, and all interest, penalties and similar liabilities relating thereto.

Test Period - as of any date, (i) for purposes of testing the Consolidated Fixed Charge Coverage Ratio, the most recent period of twelve consecutive months ended on or prior to such date (taken as one accounting period) in respect of which financial statements for each month in such period have been or are required to be delivered pursuant to Section 10.1.2(c); provided that, prior to the first date on which financial statements have been or are required to be delivered pursuant to Section 10.1.2(c), the Test Period in effect shall be the period of twelve consecutive months ended May 31, 2008; and (ii) for purposes of testing the Total Funded Debt to EBITDA Ratio, the most recent period of four consecutive Fiscal Quarters in respect of which financial statements for each Fiscal Quarter or Fiscal Year in such period have been or are required to be delivered pursuant to Section 10.1.2(a) or (b); provided that, prior to the first date on which financial statements have been or are required to be delivered pursuant to Section 10.1.2(a) or (b), the Test Period in effect shall be the period of four consecutive Fiscal Quarters ended March 31, 2008.  A Test Period may be designated by reference to the last day thereof (i.e., the “March 31, 2008 Test Period” refers to the period of twelve consecutive months or four consecutive Fiscal Quarters, as applicable, ended March 31, 2008), and a Test Period shall be deemed to end on the last day thereof.

Toll Copper Inventory - “toll copper” owned by another Person at any time in the possession of any Borrower for processing or otherwise.

Toll/Price Adjustment Reserve - a reserve equal to Borrowers’ reserve for copper billed for but not shipped or delivered to a customer plus Borrowers’ reserve for purchase price adjustments.

Total Assets - the total assets of SEI and its Subsidiaries on a Consolidated basis, as shown on the most recent balance sheet delivered pursuant to Section 10.1.2(a) or (b); or, prior to the time any such statements are so delivered pursuant to Section 10.1.2(a) or (b), the Pro Forma Financial Statements.

Total Funded Debt to EBITDA Ratio - the ratio, as determined with respect to any Test Period, of (a) Consolidated Total Debt of Borrowers and their Subsidiaries as of the last day of the applicable Fiscal Quarter, to (b) Consolidated EBITDA for such Test Period.

Total Revolver Exposure - on any date, the sum of (i) the U.S. Revolver Exposure plus (ii) the Dollar Equivalent of the Canadian Revolver Exposure.

Trademark Security Agreement - each trademark security agreement pursuant to which an Obligor grants to the Applicable Agent, for the benefit of Secured Parties, a Lien on such Obligor’s interests in trademarks, as security for the Obligations.

Transferee - any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.

Type - any type of a Loan (i.e., U.S. Base Rate Loan, LIBOR Loan, Canadian BA Rate Loan, Canadian Base Rate Loan, or Canadian Prime Rate Loan) that has the same interest option and, in the case of LIBOR Loans or Canadian BA Rate Loans, the same Interest Period, and which shall be either an Interest Period Loan or a Floating Rate Loan.

UCC - the Uniform Commercial Code as in effect in the State of Georgia or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

Undrawn Amount - on any date with respect to a particular Letter of Credit, the Dollar Equivalent of the amount then available to be drawn under such Letter of Credit.

Uniform Customs and Practices for Documentary Credits - the rules on the issuance and use of letters of credit published by the International Chamber of Commerce, or any successor thereto, the version of which is in effect on the Closing Date is designated as UCP600.

Upstream Payment - a Distribution by a Subsidiary of a Borrower to such Borrower.

U.S. Availability - on any date, the amount that U.S. Borrowers are entitled to borrow pursuant to Section 2.1 as U.S. Revolver Loans on such date, such amount being the difference derived when the sum of the principal amount of U.S. Revolver Loans then outstanding (including any outstanding Swingline Loans to U.S. Borrowers) is subtracted from the U.S. Borrowing Base on such date (and if such amount outstanding on any date is equal to or greater than the U.S. Borrowing Base, then U.S. Availability on such date shall be zero or a negative number, as applicable).

U.S. Base Rate - the higher of (i) the Federal Funds Rate plus 0.50%, and (ii) the rate of interest announced by Bank of America from time to time as its prime rate.  Such rate is a reference rate only and Bank of America may make loans or other extensions of credit at, above or below it.  Any change in the prime rate announced by Bank of America shall take effect at the opening of business on the effective day specified in the public announcement of the change.

U.S. Base Rate Loan - any Loan that bears interest based on the U.S. Base Rate.

U.S. Base Rate Revolver Loan - a Revolver Loan that bears interest based on the U.S. Base Rate.

U.S. Borrowers - Communications, EGI and any other of SEI’s Subsidiaries that are organized under the laws of a jurisdiction within the United States and hereafter designated by Administrative Agent and Borrower Agent to be a “U.S. Borrower” hereunder.

U.S. Borrowing Base - on any date of determination thereof, an amount in Dollars equal to the lesser of the following:

(a) the U.S. Revolver Commitments, minus the LC Reserve; or

(b)                                 the sum of:

(i)                                     the Accounts Formula Amount calculated with reference to Eligible Accounts of U.S. Borrowers, plus

(ii)                                  the Inventory Formula Amount calculated with reference to Eligible Inventory of U.S. Borrowers, plus

(iii)                               the U.S. Fixed Asset Formula Amount, minus

(iv)          the Availability Reserves applicable to U.S. Collateral.

U.S. Collateral - all of each U.S. Obligor’s right, title and interest in Property of such U.S. Obligor granted to Administrative Agent, for the benefit of the Secured Parties, in the applicable Security Documents as security for any Obligations, and all other Property of U.S. Obligors that now or hereafter secures (or is intended to secure) any Obligations.

U.S. Fixed Asset Amortization Amount - on a monthly basis,  an amount equal to $300,000 on the first day of each month.

U.S. Fixed Asset Formula Amount - as of any date of determination, the U.S. Maximum Fixed Asset Amount, as reduced on the first day of each month by the U.S. Fixed Asset Amortization Amount for the applicable month (and after giving effect to any prior reductions based on the U.S. Fixed Asset Amortization Amounts in previous months), subject to further reduction pursuant to Section 5.3.

U.S. LC Obligations - on any date, an amount equal to the Dollar Equivalent of the sum of (without duplication) (i) all amounts then due and payable by any U.S. Obligor on such date by reason of any payment that is made by the Applicable Issuing Bank under a Letter of Credit issued pursuant to this Agreement and that has not been repaid to such Issuing Bank or Administrative Agent (including by means of a Revolver Loan pursuant to Section 2.3.2(a)), plus (ii) the aggregate Undrawn Amount of all Letters of Credit which are issued pursuant to this Agreement for the account of a U.S. Borrower and which are then outstanding or for which an LC Application has been delivered to and accepted by the Applicable Issuing Bank, plus (iii) all fees which are then due or to become due and payable by U.S. Borrowers with respect to outstanding Letters of Credit issued pursuant to this Agreement; provided, however, when used (A) as a component of the term LC Obligations as used in the definition of Cash Collateralize, and (B) in the definition of U.S. Revolver Exposure, the term U.S. LC Obligations shall not be deemed to include amounts described in clause (iii) above.

U.S. Lender - each Lender other than Canadian Lenders.

U.S. Letter of Credit - a standby or documentary letter of credit issued pursuant to this Agreement for the account of a U.S. Borrower.

U.S. Maximum Fixed Asset Amount - an amount equal to the lesser of (i) the sum of 80% of the net orderly liquidation value of the U.S. Borrowers’ Equipment plus 65% of the fair market value of the U.S. Borrowers’ Real Estate, in each case, as determined on the Closing Date, or (ii) $28,870,000.

U.S. Obligations - on any date, the portion of the Obligations outstanding that are owing by U.S. Borrowers or any other U.S. Obligor.

U.S. Obligor - a U.S. Borrower or a Guarantor that is organized under the laws of a jurisdiction within the United States of America, that has granted in favor of the Administrative Agent a Lien upon any of such Person’s assets to secure payment of any of the U.S. Obligations.

U.S. Revolver Commitment - at any date for any U.S. Lender, the obligation of such Lender to make U.S. Revolver Loans and to purchase participations in LC Obligations pursuant to the terms and conditions of this Agreement, which shall not exceed the principal amount set forth opposite such Lender’s name under the heading “Revolver Commitment” on Schedule 1.1.1 or as described in the Assignment and Acceptance by which it became a Lender, as modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable Assignment and Acceptance; and “U.S. Revolver Commitments” means the aggregate principal amount of the U.S. Revolver Commitments of all U.S. Lenders, the maximum amount of which on any date shall equal the U.S. Revolver Facility Amount.

U.S. Revolver Commitment Increase Lender - as defined in Section 2.1.9(f).

U.S. Revolver Exposure - on any date, an amount equal to the sum of the U.S. Revolver Loans outstanding on such date plus the U.S. LC Obligations on such date.

U.S. Revolver Facility Amount - an amount equal to $330,000,000, as such U.S. Revolver Facility Amount may be adjusted from time to time in accordance with the provisions of Sections 2.1.6, 2.1.9, and 11.2.

U.S. Revolver Loans - Revolver Loans made by U.S. Lenders to U.S. Borrowers (including Swingline Loans) pursuant to Section 2.1.1, which Revolver Loans shall be denominated in Dollars.

U.S. Revolver Notes - the promissory notes to be executed by the U.S. Borrowers on or about the Closing Date in favor of each U.S. Lender that requests a promissory note to evidence the U.S. Revolver Loans funded from time to time by U.S. Lenders (other than Swingline Loans), which shall be in the form of Exhibit A-1 to this Agreement, together with any replacement or successor notes therefor.

U.S. Security Agreement - collectively, the Amended and Restated Security Agreement executed by U.S. Obligors, together with each other security agreement supplement executed and delivered pursuant to Section 10.1.9.

Value - with reference to the value of Eligible Inventory, value determined by Administrative Agent in its Credit Judgment on the basis of the lower of cost or market of such Eligible Inventory, with the cost thereof calculated on a first-in, first out basis in accordance with GAAP; provided that the Value of Eligible Inventory shall not include the portion of the value of the Eligible Inventory equal to the profit earned by any Affiliate on the sale thereof to a Borrower.

Vendor - a Person that sells Inventory to the Borrower.

1.2          Accounting Terms.  Under the Loan Documents (except as otherwise specified herein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Borrowers delivered to Administrative Agent before the Closing Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP if Borrowers’ certified public accountants concur in such change, the change is disclosed to Administrative Agent, and Section 10.3 is amended in a manner satisfactory to Required Lenders to take into account the effects of the change.

1.3          Certain Matters of Construction.  The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision.  Any pronoun used shall be deemed to cover all genders.  In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.”  The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision.  Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document.  All references to (a) laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) discretion of any Agent, any Issuing Bank or any Lender shall mean the sole and absolute discretion of such Person unless otherwise indicated.  All calculations of Value, fundings of Loans, issuances of Letters of Credit and payments of Obligations shall be in Dollars and, unless the context otherwise requires, all determinations (including calculations of Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time.  Borrowing Base calculations shall be made in a manner consistent with historical methods of valuation and calculation, and otherwise satisfactory to Administrative Agent (and not necessarily in accordance with GAAP).  Borrowers shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by any Agent, any Issuing Bank or any Lender under any Loan Documents.  No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision.  Whenever the phrase “to the best of Borrowers’ knowledge” or words of similar import are used in any Loan Documents, such phrase means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter to which such phrase relates.  Whenever in the Agreement and the other Loan Documents reference is made to attorneys’ fees and expenses that are incurred by an Agent or a Lender and that are to be reimbursed to an Agent or a Lender by Borrowers, such reference shall be understood to mean the reasonable attorneys’ fees and expenses which are incurred by Administrative Agent or such Lender for services actually rendered by attorneys selected by such Agent or such Lender on such Agent’s or such Lender’s behalf.  Any Lien referred to in the Agreement or any of the other Loan Documents as having been created in favor of an Agent, any agreement entered into by an Agent pursuant to the Agreement or any of the other Loan Documents, any payment made by or to, or funds received by, an Agent pursuant to or as contemplated by any of the Loan Documents, or any other act taken or omitted to be taken by an Agent shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted for the benefit or account of the Agents and the other Secured Parties. For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Québec, (q) “personal property” shall be deemed to include “movable property”, (r) “real property” shall be deemed to include “immovable property”, (s) “tangible property” shall be deemed to include “corporeal property”, (t) “intangible property” shall be deemed to include “incorporeal property”, (u) “security interest” and “mortgage” shall be deemed to include a “hypothec”, (v) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code of Québec, (w) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to the “opposability” of such Liens to third parties, (x) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (y) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, and (z) an “agent” shall be deemed to include a “mandatary”.

SECTION  2.       CREDIT FACILITIES

2.1          Revolver Commitments.

2.1.1        U.S. Revolver Loans to U.S. Borrowers.  Each U.S. Lender agrees, severally and not jointly with the other U.S. Lenders, upon the terms and subject to the conditions set forth herein, to make U.S. Revolver Loans to U.S. Borrowers on any Business Day during the period from the Closing Date to the Commitment Termination Date, not to exceed in aggregate principal amount outstanding at any time such Lender’s Borrower Group Commitment to U.S. Borrowers at such time, which U.S. Revolver Loans may be repaid and reborrowed in accordance with the provisions of this Agreement; provided, however, that such Lenders shall have no obligation to U.S. Borrowers whatsoever to honor any request for a U.S. Revolver Loan on or after the Commitment Termination Date or if at the time of the proposed funding thereof the aggregate principal amount of all U.S. Revolver Loans then outstanding (including Swingline Loans and after giving effect to all pending requests for U.S. Revolver Loans) exceeds, or would exceed after the funding of such U.S. Revolver Loan, the U.S. Borrowing Base (and such Lenders shall only be obligated to the Administrative Agent to do so to the extent they are so required  pursuant to the terms of Section 2.1.7).  Each Borrowing of U.S. Revolver Loans shall be funded by U.S. Lenders on a Pro Rata basis in accordance with their respective Borrower Group Commitments to U.S. Borrowers (except for Bank of America with respect to Swingline Loans).  The U.S. Revolver Loans shall bear interest as set forth in Section 3.1.  Each U.S. Revolver Loan shall, at the option of U.S. Borrowers, be made or continued as, or converted into, part of one or more Borrowings that, unless specifically provided herein, shall consist entirely of U.S. Base Rate Loans or LIBOR Loans.  The U.S. Revolver Loans shall be repaid in accordance with the terms of this Agreement and shall be secured by all of the U.S. Collateral.  U.S. Borrowers shall be jointly and severally liable to pay all of the Revolver Loans made to any member of their Borrower Group.  Each U.S. Revolver Loan shall be funded and repaid in Dollars.

2.1.2        Canadian Revolver Loans to Canadian Borrower.  Each Canadian Lender agrees, severally and not jointly with the other Canadian Lenders, upon the terms and subject to the conditions set forth herein, to make Canadian Revolver Loans to Canadian Borrower on any Business Day during the period from the Closing Date to the Commitment Termination Date, not to exceed in aggregate principal amount outstanding at any time, such Canadian Lender’s Borrower Group Commitment to Canadian Borrower at such time, which Canadian Revolver Loans may be repaid and reborrowed in accordance with the provisions of this Agreement; provided, however, that Canadian Lenders shall have no obligation to Canadian Borrower whatsoever to honor any request for a Canadian Revolver Loan on or after the Commitment Termination Date or if at the time of the proposed funding thereof the aggregate principal amount of all of the Canadian Revolver Loans then outstanding (including Swingline Loans to Canadian Borrower and after giving effect to all pending requests for Canadian Revolver Loans) exceeds, or would exceed after the funding of such Canadian Revolver Loan, the Canadian Borrowing Base (and such Lenders shall only be so obligated to the Canadian Agent to do so to the extent they are so required  pursuant to the terms of Section 2.1.7).  Each Borrowing of Canadian Revolver Loans shall be funded by Canadian Lenders on a Pro Rata basis in accordance with their respective Borrower Group Commitments to Canadian Borrower (except for Bank of America, N.A. (acting through its Canada branch) with respect to Swingline Loans).  The Canadian Revolver Loans shall bear interest as set forth in Section 3.1.  Each Canadian Revolver Loan shall, at the option of Canadian Borrower, be made or continued as, or converted into, part of one or more Borrowings that, unless specifically provided herein, shall consist entirely of Canadian Prime Rate Loans or Canadian BA Rate Loans if denominated in Canadian Dollars, or Canadian Base Rate Loans or LIBOR Loans if denominated in Dollars.  The Canadian Revolver Loans shall be repaid in accordance with the terms of this Agreement and shall be secured by all of the Canadian Collateral and all of the U.S. Collateral. Each Canadian Revolver Loan (i) which is (i) a Canadian Prime Rate Loan or a Canadian BA Rate Loan shall be funded in Canadian Dollars and repaid in Canadian Dollars, and (ii) a Canadian Base Rate Loan or a LIBOR Loan shall be funded in Dollars and repaid in Dollars.

2.1.3        Cap on Total Revolver Exposure.  Notwithstanding anything to the contrary contained in Sections 2.1.1 and 2.1.2, in no event shall any Borrower be entitled to receive a Revolver Loan if at the time of the proposed funding of such Revolver Loan (and after giving effect thereto and all pending requests for Revolver Loans), the Total Revolver Exposure exceeds (or would exceed) the Maximum Revolver Facility Amount.

2.1.4        Revolver Notes.  The Revolver Loans made by each Lender to Borrowers within a Borrower Group and interest accruing thereon shall be evidenced by the records of Administrative Agent and such Lender.  At the request of any Lender to a Borrower Group, Borrowers within such Borrower Group shall deliver a Revolver Note payable to such Lender (or the assignee of such Lender) in the amount of such Lender’s Borrower Group Commitment for Revolver Loans to such Borrower Group, which shall be executed by Borrowers within such Borrower Group, completed in conformity with this Agreement and delivered to such Lender.  All outstanding principal amounts and accrued interest under the Revolver Notes shall be due and payable as set forth in Sections 5.2 and 5.3.

2.1.5        Use of Proceeds.  The proceeds of Revolver Loans shall be used by Borrowers solely (a) to satisfy certain existing Debt of SEI and Borrowers (including the redemption, repayment or defeasance of the Existing Senior Notes in accordance with the terms of Section 10.2.8); (b) to make Distributions for the purpose of paying the Merger Transaction Costs (subject to the limitations on Distributions set forth in this Agreement); (c) to pay other costs or liabilities of SEI and Borrowers related to the Merger and the Related Transactions, (d) to pay Obligations in accordance with this Agreement; and (e) for working capital and other lawful corporate purposes of Borrowers.

2.1.6        Voluntary Reduction or Termination of Revolver Commitments.

(a)           Borrowers within a Borrower Group may permanently reduce the Borrower Group Commitments, on a Pro Rata basis for each Applicable Lender, from time to time upon written notice to the Applicable Agent, which notice shall specify the amount of the reduction, shall be irrevocable once given, shall be given at least five (5) Business Days prior to the end of a month and shall be effective as of the first day of the next month.

(b)           The Revolver Commitments shall terminate on the Revolver Termination Date, unless sooner terminated in accordance with this Agreement.  Upon at least thirty (30) days prior written notice to Administrative Agent, Borrowers may, at their option, terminate the Revolver Commitments and this credit facility.  Any notice of termination given by Borrowers shall be irrevocable.  On the termination date, Borrowers shall make Full Payment of all Obligations.

2.1.7        Overadvances.  If (A) the aggregate amount of U.S. Revolver Loans outstanding on any date exceeds the U.S. Borrowing Base or the U.S. Revolver Facility Amount on such date, or (B) the Dollar Equivalent of the aggregate amount of Canadian Revolver Loans outstanding on any date exceeds the Dollar Equivalent of the Canadian Borrowing Base or the Canadian Revolver Facility Amount on such date (in each case, an “Overadvance”), the excess amount shall be payable by Borrowers on demand to the Applicable Agent, but all such Overadvances of the U.S. Revolver Loans shall nevertheless constitute Borrower Group Obligations of U.S. Borrowers secured by the Collateral of U.S. Obligors and entitled to all benefits of the Loan Documents to which U.S. Obligors are party and all such Overadvances of the Canadian Revolver Loans shall nevertheless constitute Borrower Group Obligations of Canadian Borrower secured by the Collateral of all Obligors and entitled to the benefits of the Loan Documents.  Unless its authority has been revoked in writing by Required Borrower Group Lenders, the Applicable Agent may require the Applicable Lenders to honor requests for Overadvance Loans and to forbear from requiring Borrowers to cure an Overadvance in accordance with the provisions of Section 14.1.4.  In no event shall Overadvance Loans be required that would cause the Total Revolver Exposure to exceed the Maximum Revolver Facility Amount, the U.S. Revolver Exposure to exceed the U.S. Revolver Facility Amount, or the Canadian Revolver Exposure to exceed the Canadian Revolver Facility Amount. Any funding of an Overadvance Loan or sufferance of an Overadvance shall not constitute a waiver by the Applicable  Agent or the Applicable Lenders of the Event of Default caused thereby.  In no event shall any Borrower or other Obligor be deemed a beneficiary of this Section nor authorized to enforce any of its terms.

2.1.8        Protective Advances.  The Applicable Agent shall be authorized by Borrowers and Lenders, from time to time in  its sole and absolute discretion, at any time that a Default or Event of Default exists or any of the conditions precedent set forth in Section 6 hereof have not been satisfied, and without regard to the aggregate Borrower Group Commitments, to make U.S. Base Rate Loans to U.S. Borrowers or Canadian Prime Rate Loans to Canadian Borrowers (“Protective Advances”) on behalf of the applicable Lenders in an aggregate amount outstanding at any time not to exceed $15,000,000 for the U.S. Borrower Group and the Canadian Borrowing Group, but not in excess of the aggregate of the Commitments minus the LC Obligations for such Borrower Group, to the extent that the Applicable Agent deems the funding of the Protective Advances to be necessary or desirable (i) to preserve or protect the Collateral or any portion thereof, (ii) to enhance the likelihood of or the amount of repayment of the Obligations or (iii) to pay any other amount chargeable to Borrowers pursuant to the terms of this Agreement, including costs, fees and expenses, all of which U.S. Base Rate Loans or Canadian Prime Rate Loans, as applicable, advanced by the Applicable Agent shall be deemed part of the Obligations and secured by the Collateral, shall be treated as Swingline Loans and shall be settled and paid by Borrowers and Lenders as provided herein for Swingline Loans; provided, however, that the Required Borrower Group Lenders may at any time revoke the Applicable Agent’s authorization to make any such Loans by written notice to the Applicable Agent, which shall become effective upon and after the Applicable Agent’s receipt thereof.  The provisions of this Section 2.1.8 shall be in addition to the provisions of Section 14.1.4 hereof.

2.1.9        Increase of Revolver Commitments.

(a)           At any time or from time to time after the Closing Date and up to the Commitment Termination Date, Borrower Agent may, by notice (the “Commitment Increase Notice”) to Administrative Agent and Canadian Agent (whereupon the Applicable Agent shall promptly deliver a copy to each Lender), request one or more increases in the amount of the Revolver Commitments (each such increase, a “Commitment Increase”); provided that upon the effectiveness of any Commitment Increase Amendment referred to below, no Default or Event of Default shall have occurred and be continuing.  Each Commitment Increase shall be in an aggregate principal amount that is not less than the Dollar Equivalent of $10,000,000 or a smaller amount if such smaller amount represents all remaining Aggregate Availability under the limit set forth in Section 2.1.9(b).

(b)           Notwithstanding anything to the contrary herein, the aggregate amount of all Commitment Increases shall not exceed $75,000,000 (the “Commitment Increase Availability”).

(c)           Each Commitment Increase Notice from Borrower Agent pursuant to this Section 2.1.9 shall set forth the requested amount and proposed terms of the Commitment Increase and shall specify the date (each, a “Commitment Increase Effective Date”) on which Borrower Agent proposes that the Commitment Increase shall be effective, which shall be a date not less than twenty days (20) Business Days after the date on which such Commitment Increase Notice is delivered to the Agents and Lenders.

(d)           Any Commitment Increase shall be offered by Borrowers of the applicable Borrower Group to the Applicable Lenders Pro Rata in accordance with Borrower Group Commitments for U.S. Revolver Loans or the Borrower Group Commitments for Canadian Revolver Loans, as applicable, of such Lenders on the date that the Commitment Increase is requested.  The Applicable Lenders shall have twenty (20) Business Days to respond to any request for a Commitment Increase (by notice to Borrowers of such Borrower Group and the Applicable Agent) and may elect to accept all, a portion or none of their respective Pro Rata shares of the proposed Commitment Increase.  Any Applicable Lender that fails to respond to a request for a Commitment Increase by the end of such  twenty (20) Business Day period will be deemed to have declined the request for its Pro Rata share of the requested Commitment Increase.  If any portion of a requested Commitment Increase is not provided by an Applicable Lender, then Borrowers of such Borrower Group may offer any such portion to the other Applicable Lenders and/or request that one or more Eligible Assignees provide such Commitment Increase (any such other Eligible Assignee being called a “New U.S. Lender” or a “New Canadian Lender”, as applicable); provided that the Administrative Agent shall have consented (such consent not to be unreasonably withheld or delayed) to such Lender’s or New U.S. Lender’s providing such Commitment Increases and the Canadian Agent shall have consented (such consent not to be unreasonably withheld or delayed) to such Lender’s or New Canadian Lender’s providing such Commitment Increases if such consent would be required under Section 13.3 for an assignment of Revolver Commitments to such Lender, New U.S. Lender or New Canadian Lender, as applicable.  Commitments in respect of Commitment Increases shall become Revolver Commitments (or in the case of a Commitment Increase to be provided by an existing Revolving Lender, an increase in such Lender’s Revolver Commitment) under this Agreement pursuant to an amendment (a “Commitment Increase Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by Borrowers, each Lender agreeing to provide such Revolver Commitment, if any, each New U.S. Lender or New Canadian Lender, if any, and the Administrative Agent or the Canadian Agent, as applicable. The Commitment Increase Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, the Canadian Agent and Borrowers, to effect the provisions of this Section.

(e)           The effectiveness of any Commitment Increase Amendment shall be subject to (A) the satisfaction on the date thereof (each, a “Commitment Increase Closing Date”) of each of the conditions set forth in Section 6.2 (it being understood that all references to “the date of such credit extension” or similar language in such Section 6.2 shall be deemed to refer to the effective date of such Commitment Increase Amendment), and such other conditions as the parties thereto shall agree.  Borrowers shall use the proceeds of the Commitment Increases for any purpose not prohibited by this Agreement.

(f)            Upon each increase in the U.S. Revolver Commitments pursuant to this Section 2.1.9, (x) each Lender of U.S. Revolver Loans immediately prior to such increase shall automatically and without further act be deemed to have assigned to each Lender providing a portion of the Commitment Increase with respect to U.S. Revolver Loans (each a “U.S. Revolver Commitment Increase Lender”) in respect of such increase, and each such U.S. Revolver Commitment Increase Lender shall automatically and without further act be deemed to have assumed, a portion of the participations of such Lender of U.S.

Revolver Loan hereunder in outstanding U.S. Letters of Credit and Swingline Loans to U.S. Borrower such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in U.S. Letters of Credit and (ii) participations hereunder in Swingline Loans held by each U.S. Revolver Lender (including each such U.S. Revolver Commitment Increase Lender) shall equal the percentage of the aggregate Revolving  Commitments of all U.S. Revolver Lenders represented by such U.S. Revolver Lender’s Revolver Commitment and (y) if, on the date of such increase, there are any U.S. Revolver Loans outstanding, such U.S. Revolver Loans shall on or prior to the effectiveness of such U.S. Revolver Commitment Increase be prepaid from the proceeds of additional U.S. Revolver Loans made hereunder (reflecting such increase in U.S. Revolver Commitments), which prepayment shall be accompanied by accrued interest on the U.S. Revolver Loans being prepaid and any costs incurred by any Lender in accordance with Section 3.9.

(g)           Upon each increase in the Canadian Revolver Commitments pursuant to this Section 2.1.9, (x) each Lender of Canadian Revolver Loans immediately prior to such increase shall automatically and without further act be deemed to have assigned to each Lender or New Canadian Lender providing a portion of the Commitment Increase with respect to Canadian Revolver Loans (each a “Canadian Revolver Commitment Increase Lender”) in respect of such increase, and each such Canadian Revolver Commitment Increase Lender shall automatically and without further act be deemed to have assumed, a portion of the participations of such Lender of Canadian Revolver Loans hereunder in outstanding Canadian Letters of Credit and Swingline Loans to Canadian Borrower such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in Canadian Letters of Credit and (ii) participations hereunder in Swingline Loans held by each Canadian Revolver Lender (including each such Canadian Revolver Commitment Increase Lender) shall equal the percentage of the aggregate Revolving  Commitments of all Canadian Revolver Lenders represented by such Canadian Revolver Lender’s Revolver Commitment and (y) if, on the date of such increase, there are any Canadian Revolver Loans outstanding, such Canadian Revolver Loans shall on or prior to the effectiveness of such Canadian Revolver Commitment Increase be prepaid from the proceeds of additional Canadian Revolver Loans made hereunder (reflecting such increase in Canadian Revolver Commitments), which prepayment shall be accompanied by accrued interest on the Canadian Revolver Loans being prepaid and any costs incurred by any Lender or New Canadian Lender in accordance with Section 3.9.

(h)           The terms and provisions of Revolver Loans and Revolver Commitments made following any Commitment Increase shall be identical to the Revolver Loans and the Revolver Commitments made on the Closing Date.

(i)            No separate or additional Lender consent shall be required under Section 14.1 in order to give effect to the Commitment Increases if consummated in accordance with the terms of this Section 2.1.9.

2.2          [Reserved].

2.3          Letter of Credit Facility.

2.3.1        Issuance of Letters of Credit  Subject to all of the terms and conditions hereof, the Credit Parties agree to establish a letter of credit facility pursuant to which the Applicable Agent shall cause the Applicable Issuing Bank to issue Letters of Credit from time to time until thirty (30) days prior to the Revolver Termination Date (or until the Commitment Termination Date, if earlier), on the terms set forth herein, including the following:

(b)           Each Borrower acknowledges that the Applicable Issuing Bank’s willingness to issue any Letter of Credit is conditioned upon the Applicable Issuing Bank’s receipt of a LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as the Applicable Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount.  The Applicable Issuing Bank shall have no obligation to issue any Letter of Credit unless (i) the Applicable Issuing Bank receives a LC Request and LC Application at least three (3) Business Days prior to the requested date of issuance; and (ii) each LC Condition is satisfied.  If the Applicable Agent receives written notice from an Applicable Lender at least one (1) Business Day before the issuance of a Letter of Credit that any LC Condition has not been satisfied, the Applicable Agent shall have no obligation to cause the Applicable Issuing Bank to issue the requested Letter of Credit (or any other) and the Applicable Issuing Bank shall have no obligation to issue the requested Letter of Credit (or any other) until such notice is withdrawn in writing by that Applicable Lender or until the Required Borrower Group Lenders have waived such condition in accordance with this Agreement.  Prior to receipt of any such notice, the Applicable Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions.

(c)           Letters of Credit may be requested by a Borrower only (i) to support obligations of such Borrower incurred in the Ordinary Course of Business; or (ii) for other purposes as the Applicable Agent and the Applicable Lenders may approve from time to time in writing.  The renewal or extension of any Letter of Credit shall be treated as the issuance of a new Letter of Credit, except that delivery of a new LC Application shall be required at the discretion of the Applicable Issuing Bank.  Each Letter of Credit issued by an Issuing Bank for the account of a Borrower shall be deemed to have been issued for the joint account of each Borrower within such Borrower’s Borrower Group (each being referred to as an “LC Borrower” and collectively as “LC Borrowers”) whether or not such other Borrowers have executed any LC Documents, and each LC Borrower shall be jointly and severally liable for the payment of all LC Obligations arising from or related to such Letter of Credit.

(d)           LC Borrowers assume all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary.  In connection with issuance of any Letter of Credit, no Credit Party shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and an LC Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of any Issuing Bank, any Agent or any Lender, including any act or omission of a Governmental Authority.  The rights and remedies of the Applicable Issuing Banks under the Loan Documents shall be cumulative.  Each of the Applicable Issuing Banks shall be fully subrogated to the rights and remedies of each beneficiary whose claims against LC Borrowers are discharged with proceeds of any Letter of Credit.

(e)           In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, the Applicable Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, notice or other communication in whatever form believed by the Applicable Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person.  The Applicable Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts.  The Applicable Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the gross negligence or willful misconduct of any such agents or attorneys-in-fact selected with reasonable care.

(f)            Unless otherwise provided in any of the LC Documents, each Letter of Credit shall be subject to the Uniform Customs and Practices for Documentary Credits then in effect and any amendments or revisions thereto.

2.3.2        Reimbursement; Participations.

(a)           If an Applicable Issuing Bank honors any request for payment under a Letter of Credit, LC Borrowers in the applicable Borrower Group shall pay to such Applicable Issuing Bank, in Dollars or Canadian Dollars, as applicable, on the same day (“Reimbursement Date”), the amount paid by the Applicable Issuing Bank under such Letter of Credit, together with interest at the interest rate for U.S. Base Rate Revolver Loans (or Canadian Prime Rate Revolver Loans, as applicable) from the Reimbursement Date until payment by Borrowers within such Borrower Group.  The obligation of LC Borrowers within a Borrower Group to reimburse the Applicable Issuing Bank for any payment made under a Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that Borrowers within such Borrower Group may have at any time against the beneficiary.  Until the Applicable Issuing Bank has received payment from LC Borrowers in accordance with the foregoing provisions of this subsection (a), such Issuing Bank, in addition to all of its other rights and remedies under this Agreement and any LC Application, shall be fully subrogated to the rights and remedies of each beneficiary under such Letter of Credit whose claims against one or more LC Borrowers have been discharged with the proceeds of such Letter of Credit. Whether or not Borrower Agent submits a Notice of Borrowing, the LC Borrowers shall be deemed to have requested a Borrowing of U.S. Base Rate Revolver Loans, or Canadian Base Rate Loans or Canadian Prime Rate Loans, as applicable, in an amount necessary to pay all amounts due Issuing Bank on any Reimbursement Date and each Applicable Lender agrees to fund its Pro Rata share of such Borrowing whether or not the Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied. LC Borrowers shall repay the Applicable Issuing Bank or the Applicable Agent, as appropriate, with respect to each Letter of Credit in the applicable currency as set forth in Section 2.3.4.

(b)           Upon issuance of a Letter of Credit, each Applicable Lender shall be deemed to have irrevocably and unconditionally purchased from the Applicable Issuing Bank, without recourse or warranty, an undivided Pro Rata interest and participation in all LC Obligations relating to the Letter of Credit.  If the Applicable Issuing Bank makes any payment under a Letter of Credit and Borrowers do not reimburse such payment on the Reimbursement Date, the Applicable Agent shall promptly notify the Applicable Lenders and each Applicable Lender shall promptly (within one (1) Business Day) and unconditionally pay to the Applicable Agent, for the benefit of the Applicable Issuing Bank, the Applicable Lender’s Pro Rata share of such payment.  Upon request by an Applicable Lender, the Applicable Issuing Bank shall furnish copies of any Letters of Credit and LC Documents in its possession at such time.

(c)           The obligation of each Applicable Lender to make payments to the Applicable Agent for the account of the Applicable Issuing Bank in connection with the Applicable Issuing Bank’s payment under a Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the existence of any setoff or defense that any Obligor may have with respect to any Obligations.  No Issuing Bank assumes any responsibility for any failure or delay in performance or any breach by any LC Borrower or other Person of any obligations under any LC Documents.  No Issuing Bank makes to Lenders any express or implied warranty, representation or guaranty with respect to the Collateral, LC Documents or any Obligor.  No Issuing Bank shall be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectibility, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor.

(d)           No Issuing Bank Indemnitee shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any LC Documents except as a result of its actual gross negligence or willful misconduct.  No Applicable Issuing Bank shall have any liability to any Lender if such Applicable Issuing Bank refrains from any action under any Letter of Credit or LC Documents until it receives written instructions from Required Borrower Group Lenders.

2.3.3        Cash Collateral.  If any LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default exists, (b) that U.S. Availability in the case of U.S. Borrowers, or Canadian Availability in the case of Canadian Borrower, is less than zero, or (c) after the Commitment Termination Date, then the LC Borrowers for the applicable Borrower Group shall, at the Applicable Issuing Bank’s or the Applicable Agent’s request, pay to the Applicable Agent, for the benefit of itself and the Applicable Issuing Bank, the amount of all outstanding LC Obligations owing by such Borrower Group and Cash Collateralize all outstanding Letters of Credit issued at the request of such Borrower Group.  If the LC Borrowers within a Borrower Group fail to Cash Collateralize outstanding Letters of Credit as required herein, the Applicable Lenders may (and shall upon direction of the Applicable Agent) advance, as Revolver Loans, the amount of the Cash Collateral required (whether or not the Commitments have terminated, an Overadvance exists, or the conditions in Section 6 are satisfied) in the currency in which such Letter of Credit is denominated.  Each LC Borrower hereby pledges to each Applicable Agent and grants to such Agent a Lien upon, for the benefit of such Agent in such capacity and for the Pro Rata benefit of the Applicable Lenders, all Cash Collateral remitted by it and held in the Cash Collateral Account from time to time, and all proceeds thereof, as security for the payment of all Obligations of such LC Borrower (including LC Obligations), whether or not then due and payable.

2.3.4        Currency Issues.  All payments to be made with reference to a Letter of Credit and the LC Obligations payable in connection therewith shall be made in the currency in which Borrowings may be made to such LC Borrower under the Revolver Commitments, whether such payments are made by LC Borrowers to the Applicable Issuing Bank, by LC Borrowers to an Agent, by LC Borrowers to Indemnitees, by Lenders participating in the LC Obligations to an Applicable Agent or Issuing Bank Indemnitees or by an Applicable Agent to Lenders participating in the LC Obligations or by any other Person as provided in this Section 2.3.

2.3.5        Existing Letters of Credit.  As of the Closing Date, there exist certain letters of credit issued by Bank of America for the account of one or more Borrowers, as more fully described on

Schedule 2.3.5 hereto (collectively, the “Existing Letters of Credit”).  The parties hereto acknowledge and agree that, concurrently with the making of the initial Loans hereunder, such Existing Letters of Credit shall constitute Letters of Credit hereunder for all purposes as fully as if such Existing Letters of Credit had been issued as Letters of Credit hereunder.

2.4          Notice of Availability Reserves.  Administrative Agent shall endeavor to give notice to Borrower Agent of any reserves established or imposed by Administrative Agent in its Credit Judgment in accordance with the definition of Availability Reserve; provided, that, the failure of Administrative Agent to give any such notice, or of Borrower Agent to receive any such notice, shall not result in any liability to Administrative Agent or any Lender or in any way condition Administrative Agent’s ability to establish or impose any such reserves pursuant to the terms of this Agreement.

SECTION  3.      INTEREST, FEES AND CHARGES

3.1          Interest.

3.1.1        Rates and Payment of Interest.

(b)           Except as otherwise provided in Section 3.1.5:

(i)           each U.S. Revolver Loan that is a U.S. Base Rate Loan shall bear interest for the period commencing with the funding thereof until paid (whether at stated maturity, on acceleration or otherwise) at a rate per annum equal to the U.S. Base Rate in effect from time to time plus the Applicable Margin with respect to the U.S. Base Rate for U.S. Revolver Loans  as in effect from time to time;

(ii)          each U.S. Revolver Loan that is a LIBOR Loan shall bear interest for the period commencing with the funding thereof and ending on the last day of the Interest Period with respect thereto at a rate per annum equal to the Adjusted LIBOR determined for such Interest Period plus the Applicable Margin with respect to LIBOR for U.S. Revolver Loans as in effect from time to time;

(iii)         each Canadian Revolver Loan that is a Canadian Prime Rate Loan shall bear interest for the period commencing with the funding thereof until paid (whether at stated maturity, on acceleration or otherwise) at a rate per annum equal to the Canadian Prime Rate in effect from time to time plus the Applicable Margin with respect to the Canadian Prime Rate for Canadian Revolver Loans as in effect from time to time;

(iv)         each Canadian Revolver Loan that is a Canadian Base Rate Loan shall bear interest for the period commencing with the funding thereof until paid (whether at stated maturity, on acceleration or otherwise) at a rate per annum equal to the Canadian Base Rate for Canadian Revolver Loans as in effect from time to time; and

(v)          each Canadian Revolver Loan that is a Canadian BA Rate Loan or LIBOR Loan shall bear interest for the period commencing with the date of funding thereof and ending on the last day of the Interest Period with respect thereto at a rate per annum equal to the Canadian BA Rate or Adjusted LIBOR in effect from time to time plus the Applicable Margin with respect to the Canadian BA Rate or Adjusted LIBOR for Canadian Revolver Loans as in effect from time to time.

(c)           Upon determining the Adjusted LIBOR or the Canadian BA Rate for any Interest Period requested by Borrower Agent, the Applicable Agent shall promptly notify Borrower Agent thereof by telephone and, if so requested by Borrower Agent, confirm the same in writing.  Such determination shall, absent manifest error, be final, conclusive and binding on all parties and for all purposes.  The applicable rate of interest for all Revolver Loans (or portions thereof) bearing interest based upon the U.S. Base Rate or Canadian Prime Rate or Canadian Base Rate shall be increased or decreased, as the case may be, by an amount equal to any increase or decrease in the U.S. Base Rate or Canadian Prime Rate or Canadian Base Rate, with such adjustments to be effective as of the opening of business on the day on which any such change in the U.S. Base Rate or Canadian Prime Rate or Canadian Base Rate becomes effective.  Interest on each Loan shall accrue from and including the date on which such Loan is made or converted to a Loan of another Type or continued as a Loan of the same Type to (but excluding) the date of any repayment thereof; provided, however, that, if a Revolver Loan is repaid on the same day made, one day’s interest shall be paid on such Revolver Loan.  Interest on the Loans shall be payable in the currency (i.e., Dollars or Canadian Dollars as the case may be) of the underlying Loan.  The U.S. Base Rate on the date hereof is 5.0% per annum and, therefore, the rate of interest in effect on the date hereof, expressed in simple interest terms, is 5.25% per annum for U.S. Base Rate Revolver Loans (other than those calculated on the U.S. Fixed Asset Formula Amount), and 5.50% per annum for the Revolver Loans constituting U.S. Base Rate Loans calculated on the U.S. Fixed Asset Formula Amount.

(d)           During an Insolvency Proceeding with respect to any Borrower, or the liquidation, dissolution or winding up of any Borrower, or during any other Event of Default if Administrative Agent or Required Lenders in their discretion so elect, Obligations shall bear interest at the Default Rate as set forth in Section 3.1.5.

(e)           Interest accrued on the Loans shall be due and payable as set forth in Section 5.4.  Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand.  Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.

3.1.2        Application of Adjusted LIBOR or Canadian BA Rate to Outstanding Loans.

(a)           Borrowers may on any Business Day, subject to delivery of a Notice of Conversion/Continuation, elect to convert any portion of the U.S. Base Rate Loans (or Canadian Prime Rate Loans or Canadian Base Rate Loans, as applicable) to, or to continue any LIBOR Loan (or Canadian BA Rate Loan, as applicable) at the end of its Interest Period as, a LIBOR Loan (or Canadian BA Rate Loan, as applicable).  During any Default or Event of Default, Administrative Agent may (and shall at the direction of Required Lenders) declare that no Loan may be made, converted or continued as a LIBOR Loan (or Canadian BA Rate Loan, as applicable).

(b)           Whenever U.S. Borrowers desire to convert Loans to, or continue Loans as, LIBOR Loans, Borrower Agent shall give the Administrative Agent a Notice of Conversion/Continuation, no later than 11:00 a.m. (prevailing time in the location of the Appropriate Notice Office) at least three (3)  Business Days before the requested conversion or continuation date.  Whenever Canadian Borrower desires to convert Loans to, or continue Loans as, LIBOR Loans (or Canadian BA Rate Loans, as applicable), Borrower Agent shall give the Canadian Agent a Notice of Conversion/Continuation, no later than 11:00 a.m. (prevailing time in the location of the Appropriate Notice Office) at least three (3)  Business Days before the requested conversion or continuation date.  Promptly after receiving any such notice, the Applicable Agent shall notify each Applicable Lender thereof.  Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the aggregate principal amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be one month if not specified).  If, upon the expiration of any Interest Period in respect of any LIBOR Loans (or Canadian BA Rate Loans, as applicable), Borrowers shall have failed to deliver a Notice of Conversion/Continuation, they shall be deemed to have elected to convert such Loans into U.S. Base Rate Loans (or Canadian Prime Rate Loans or Canadian Base Rate Loans, as applicable).

3.1.3        Interest Periods.  In connection with the making, conversion or continuation of any LIBOR Loans (or Canadian BA Rate Loans, as applicable), Borrowers shall select an interest period (“Interest Period”) to apply, which interest period shall be one, two, three or six months; provided, however, that:

(b)           the Interest Period shall commence on the date the Loan is made or continued as, or converted into, a LIBOR Loan (or Canadian BA Rate Loan, as applicable), and shall expire on the numerically corresponding day in the calendar month at its end;

(c)           if any Interest Period commences on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month; and if any Interest Period would expire on a day that is not a Business Day, the period shall expire on the next Business Day; and

(d)           no Interest Period shall extend beyond the Revolver Termination Date.

3.1.4        Interest Rate Not Ascertainable.   If the Applicable Agent shall determine in good faith that on any date for determining Adjusted LIBOR, due to any circumstance affecting the London interbank market or for determining Canadian BA Rate Loans, adequate and fair means do not exist for ascertaining such rate on the basis provided herein, then the Applicable Agent shall immediately notify Borrower Agent of such determination.  Until the Applicable Agent notifies Borrower Agent that such circumstance no longer exists, the obligation of the Applicable Lenders to make LIBOR Loans or Canadian BA Rate Loans shall be suspended, and no further Loans may be converted into or continued as LIBOR Loans or Canadian BA Rate Loans.

3.1.5        Default Rate of Interest.   Borrowers within a Borrower Group shall pay interest at a rate per annum equal to the Default Rate (i) with respect to any portion of the principal amount of the Borrower Group Obligations of such Borrower Group (and, to the extent permitted by Applicable Law, all past due interest thereon) that is not paid on the due date thereof (whether due at stated maturity, on demand, upon acceleration or otherwise) until Full Payment thereof; (ii) with respect to the principal amount of such Borrower Group Obligations (and, to the extent permitted by Applicable Law, all past due interest thereon) upon the earlier to occur of (x) Borrower Agent’s receipt of notice from the Applicable Agent of the Required Borrower Group Lenders’ election to charge the Default Rate based upon the existence of an Event of Default (which notice the Applicable Agent shall send at the direction of the Required Borrower Group Lenders), whether or not acceleration or demand for payment of such Borrower Group Obligations has been made, or (y) the commencement by or against any Borrower of that Borrower Group of an Insolvency Proceeding, or the liquidation, dissolution or winding up of any Borrower, whether or not under the circumstances described in clauses (i) or (ii) hereof the Applicable Lenders elect to accelerate the maturity or demand payment of any of the Obligations; and (iii) with respect to the principal amount of any Overadvance Loans owing by a Borrower Group (unless otherwise agreed in writing by the Required Borrower Group Lenders), whether or not demand for payment thereof has been made by the Applicable Agent.  To the fullest extent permitted by Applicable Law, the Default Rate shall apply and accrue on any judgment entered with respect to any of the Borrower Group

Obligations and to the unpaid principal amount of the Borrower Group Obligations during any Insolvency Proceeding, or the liquidation, dissolution or winding up of a Borrower within such Borrower Group.  Each Borrower acknowledges that the cost and expense to each Agent and Lender attendant upon the occurrence of an Event of Default are difficult to ascertain or estimate and that the Default Rate is a fair and reasonable estimate to compensate Administrative Agent and Lenders for such added cost and expense.  Interest accrued at the Default Rate shall be due and payable on demand (unless otherwise agreed to by the Administrative Agent in writing).

3.2          Fees

3.2.1        Closing Fee   Borrowers shall pay to Administrative Agent, for the Pro Rata benefit of the Lenders, the closing fee described in the Fee Letter, which shall be paid on the Closing Date.

3.2.2        Unused Line Fees   U.S. Borrowers shall pay to Administrative Agent, for the Pro Rata benefit of U.S. Lenders, (i) if the average daily balance of U.S. Revolver Loans and stated amount of U.S. Letters of Credit equals or exceeds 50% of the U.S. Revolver Commitments during the immediately preceding month, a fee equal to 0.25% per annum times the amount by which the Borrower Group Commitments for U.S. Revolver Loans exceed the average daily balance of U.S. Revolver Loans and stated amount of U.S. Letters of Credit during such month, and (ii) if the average daily balance of U.S. Revolver Loans and stated amount of Letters of Credit is less than 50% of the U.S. Revolver Commitments during the immediately preceding month, a fee equal to 0.375% per annum times the amount by which the U.S. Revolver Commitments exceed the average daily balance of U.S. Revolver Loans and stated amount of U.S. Letters of Credit during such month.  Canadian Borrower shall pay to Canadian Agent, for the Pro Rata benefit of Canadian Lenders, (i) if the average daily balance of Canadian Revolver Loans and stated amount of Canadian Letters of Credit equals or exceeds 50% of the Canadian Revolver Commitments during the immediately preceding month, a fee equal to 0.25% per annum times the amount by which the Borrower Group Commitments for Canadian Revolver Loans exceed the average daily balance of Canadian Revolver Loans and stated amount of Canadian Letters of Credit during such month, and (ii) if the average daily balance of Canadian Revolver Loans and stated amount of Letters of Credit is less than 50% of the Canadian Revolver Commitments during the immediately preceding month, a fee equal to 0.375% per annum times the amount by which the Canadian Revolver Commitments exceed the average daily balance of Canadian Revolver Loans and stated amount of Canadian Letters of Credit during such month.  Such fees shall be payable in arrears, on the first Business Day of each month and on the Commitment Termination Date.

3.2.3        LC Facility Fees   U.S. Borrowers shall pay (a) to Administrative Agent, for the Pro Rata benefit of U.S. Lenders, a fee equal to the Applicable Margin in effect for LIBOR Loans times the average daily stated amount of U.S. Letters of Credit, which fee shall be payable monthly in arrears, on the first Business Day of each month; (b) to Administrative Agent, for its own account, a fronting fee equal to 0.125% of the stated amount of each U.S. Letter of Credit, which fee shall be payable upon issuance of the U.S. Letter of Credit and on each anniversary date of such issuance, and shall be payable on any increase in stated amount made between any such dates; and (c) to U.S. Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred. Canadian Borrower shall pay (a) to Canadian Agent, for the Pro Rata benefit of Canadian Lenders, a fee equal to the Applicable Margin in effect for LIBOR Loans times the average daily stated amount of Canadian Letters of Credit, which fee shall be payable monthly in arrears, on the first Business Day of each month; (b) to Canadian Agent, for its own account, a fronting fee equal to 0.125% of the stated amount of each Canadian Letter of Credit, which fee shall be payable upon issuance of the Canadian

Letter of Credit and on each anniversary date of such issuance, and shall be payable on any increase in stated amount made between any such dates; and (c) to Canadian Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred. During an Event of Default, the fees payable under each clause (a) of this Section 3.2.3 may be increased to reflect the charging of the Default Rate.

3.2.4        Administrative Agent Fees   In consideration of Administrative Agent’s syndication of the Commitments and service as Administrative Agent hereunder, Borrowers shall pay to Administrative Agent, for its own account, the fees described in the Fee Letter.

3.3          Computation of Interest, Fees, Yield Protection.   All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of three hundred sixty (360) days, except that if based on U.S. Base Rate Loans, Canadian Base Rate Loans, Canadian Prime Rate Loans or Canadian BA Rate Loans, on the basis of a 365 day year.  Each determination by Agents of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error.  All fees shall be fully earned when due and shall not be subject to rebate or refund, nor subject to proration except as specifically provided herein.  All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money.  For the purposes of the Interest Act (Canada), (i) whenever any interest under this Agreement is calculated using a rate based on a year of 365 days, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate based on a year of 365 days, (y) multiplied by the actual number of days in the calendar year in which the period for which such interest is payable (or compounded) ends, and (z) divided by 365, (ii) the principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement, and (iii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.  A certificate as to amounts payable by Borrowers under Section 3.4, 3.6, 3.7, 3.9 or 5.8, submitted to Borrowers by Administrative Agent or the affected Lender, as applicable, shall be final, conclusive and binding for all purposes, absent manifest error.

3.4          Reimbursement Obligations.   Borrowers shall reimburse Agents for, without duplication, (a) Agent’s (and, to the extent applicable, Lenders’) Extraordinary Expenses; and (b) all reasonable legal, accounting, appraisal, consulting and other fees, costs and expenses incurred by Agents in connection with (i) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (ii) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agents’ Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral pursuant to Section 14.5; and (iii) subject to the limits of Section 10.1.1(b), each inspection, audit or appraisal with respect to any Obligor or Collateral, whether prepared by Agents’ personnel or a third party.  All amounts reimbursable by Borrowers under this Section shall constitute Obligations secured by the Collateral and shall be payable on demand (except to the extent a Revolver Loan has been extended by the Lenders for the payment of such amounts, or as otherwise provided for pursuant to this Agreement or any other relevant Loan Document).

3.5          Illegality.   Notwithstanding anything to the contrary herein, if (a) any Change in Law has made it unlawful for a Lender to make or maintain an Interest Period Loan or to maintain any Commitment with respect to an Interest Period Loan or (b) a Lender determines that the making or continuance of an Interest Period Loan has become impracticable as a result of a circumstance that adversely affects the London interbank market then such Lender shall give notice thereof to Agents and Borrowers and may (i) declare that Interest Period Loans of the affected Type will not thereafter be made by such Lender, whereupon any request for an Interest Period Loan from such Lender shall be deemed to be a request for a Floating Rate Loan or, if applicable an Interest Period Loan of a different Type, unless such Lender’s declaration has been withdrawn (and it shall be withdrawn promptly upon cessation of the circumstances described in clause (a) or (b) above); and/or (ii) require that all outstanding Interest Period Loans of the affected Type made by such Lender be converted to Floating Rate Loan or, if applicable an Interest Period Loan of a different Type, immediately, in which event all outstanding Interest Period Loans of such Lender shall be immediately converted to Floating Rate Loan or, if applicable, an Interest Period Loan of a different Type.

3.6          Increased Costs.   If, by reason of (a) any Change in Law (including any change by way of imposition or increase of Statutory Reserves or other reserve requirements) or interpretation thereof, or (b) the compliance with any guideline or request from any Governmental Authority or other Person exercising control over banks or financial institutions generally (whether or not having the force of law):

(i)          a Lender shall be subject to any Tax (other than Excluded Taxes) with respect to any Interest Period Loan or Letter of Credit or its obligation to make Interest Period Loans, issue Letters of Credit or participate in LC Obligations, or a change shall result in the basis of taxation of any payment to a Lender (other than in respect of Excluded Taxes) with respect to a Lender’s Interest Period Loans or its obligation to make Interest Period Loans, issue Letters of Credit or participate in LC Obligations; or

(ii)         any reserve (including any imposed by the Board of Governors or any other applicable Governmental Authority), special deposits or similar requirement against assets of, deposits with or for the account of, or credit extended by, a Lender or Issuing Bank shall be imposed or deemed applicable, or any other condition affecting a Lender’s Interest Period Loans or obligation to make Interest Period Loans, or participate in LC Obligations, or an Issuing Bank’s obligation to issue Letters of Credit, shall be imposed on such Lender or  such Issuing Bank or the London interbank market;

and as a result there shall be an increase in the cost to such Lender or Issuing Bank of agreeing to make or making, funding or maintaining Interest Period Loans, Letters of Credit or participations in LC Obligations (except to the extent already included in determination of the Adjusted LIBOR or Canadian BA Rate for Interest Period Loans), or there shall be a reduction in the amount receivable by such Lender or such Issuing Bank, then the Lender or Issuing Bank shall promptly notify Borrowers and Agents of such event, and Borrowers shall, within five (5) days following demand therefor, pay such Lender or such Issuing Bank the amount of such increased costs or reduced amounts.

If a Lender or Issuing Bank determines that, because of circumstances described above or any other circumstances arising hereafter affecting such Lender or such Issuing Bank, the London interbank market or the Lender’s or Issuing Bank’s position in such market, the Adjusted LIBOR or Canadian BA Rate or its respective Applicable Margin, as applicable, will not adequately and fairly reflect the cost to such Lender of funding Interest Period Loans or participating in LC Obligations, or the cost to such Issuing Bank of issuing Letters of Credit, then (A) the Lender or Issuing Bank shall promptly notify Borrowers and Agents of such event; (B) such Lender’s obligation to make Interest Period Loans or participate in LC Obligations, or such Issuing Bank’s obligation to issue Letters of Credit, shall be immediately suspended, until each condition giving rise to such suspension no longer exists; and (C) such Lender shall make a Floating Rate Loan as part of any requested Borrowing of Interest Period Loans, which Floating Rate Loan shall, for all purposes, be considered part of such Borrowing.

Notwithstanding anything herein to the contrary, Borrowers shall only be required to compensate any Lender or Issuing Bank in respect of any such increased costs or reduction in the amount received or receivable by such Lender or Issuing Bank to the extent Borrower has received a written request for such compensation within ninety (90) days after such Lender or Issuing Bank has received actual notice of the occurrence of the relevant circumstance giving rise to such increased costs or reduction in the amount received or receivable by such Lender or Issuing Bank, as the case may be.

3.7          Capital Adequacy

3.7.1        Change in Law.   If any Change in Law shall:

(b)           impose modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in LIBOR or the Canadian BA Rate) or Issuing Bank;

(c)           impose on any Lender or Issuing Bank or the London interbank market any other condition, cost or expense affecting any Loan, Loan Document, Letter of Credit or participation in LC Obligations; and the result thereof shall be to increase the cost to such Lender of making or maintaining any Interest Period Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or Issuing Bank, Borrowers to which such Credit Party has Borrower Group Commitments will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

3.7.2        Capital Adequacy.   If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any Lending Office of such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s, Issuing Bank’s or holding company’s capital as a consequence of this Agreement, or such Lender’s or Issuing Bank’s Commitments, Loans, Letters of Credit or participations in LC Obligations, to a level below that which such Lender, Issuing Bank or holding company could have achieved but for such Change in Law (taking into consideration such Lender’s, Issuing Bank’s and holding company’s policies with respect to capital adequacy), then from time to time Borrowers to which such Credit Party has Borrower Group Commitments will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate it or its holding company for any such reduction suffered.

3.7.3        Compensation.   Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Borrowers of a Borrower Group shall not be required to compensate a Lender to such Borrower Group or Issuing Bank for any increased costs incurred or reductions suffered more than nine months prior to the date that the Lender or Issuing Bank notifies Borrower Agent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Notwithstanding anything herein to the contrary, Borrowers shall only be required to compensate any Lender in respect of any reduction in the return of capital of Lenders to the extent Borrowers have received a written request for such compensation within ninety (90) days after such Lender has received actual notice of the occurrence of the relevant circumstance giving rise to such reduction in the return of capital of such Lender.

3.8          Mitigation.   Each Lender and Issuing Bank agrees that, upon becoming aware that any of Sections 3.5, 3.6, 3.7 or 5.10 apply (or will or may apply), it will (i) take reasonable measures to reduce Borrowers’ obligations under such Sections, including funding or maintaining its Borrower Group Commitments or Loans through another office, as long as use of such measures would not adversely affect the Lender’s or Issuing Bank’s Commitments, Loans, business or interests, and would not be inconsistent with any internal policy or applicable legal or regulatory restriction or (ii) take such other reasonable measures (including seeking all reasonably identifiable available refunds of any Taxes in respect of which additional amounts have been paid pursuant to Section 5.10), if, as a result thereof, the circumstances which would relieve Borrowers from their obligations to pay such additional amounts (or reduce the amount of such payments), or such withholding taxes would be reduced or refunded, and if the making, funding or maintaining of such Commitment or Loans through such other lending office or in accordance with such other measures, as the case may be, would not otherwise materially adversely affect such Commitment or Loans or the interests of such Lender or Issuing Bank.

3.9          Funding Losses.   If for any reason (other than default by a Lender) (a) any Borrowing of, or conversion to or continuation of, an Interest Period Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of an Interest Period Loan occurs on a day other than the end of its Interest Period, or (c) Borrowers within a Borrower Group fail to repay an Interest Period Loan when required hereunder, then such Borrowers with respect to such Interest Period Loans shall pay to the Applicable Agent for the ratable benefit of the affected Lenders, within 10 days after Agent’s or an affected Lender’s demand therefor, an amount (if a positive number) computed pursuant to the following formula:

L =  (R - T) x P x D
          360

where

L =          amount payable

R =          interest rate applicable to the Interest Period Loan (i) requested but not borrowed, continued or converted; (ii) prepaid; or (iii) not paid

T =          effective interest rate per annum at which any readily marketable bond or other obligations of the United States, selected at the Applicable Agent’s sole discretion, maturing on or nearest the last day of the then applicable or requested Interest Period for such Interest Period Loan and in approximately the same amount as such Interest Period Loan, can be purchased by the Applicable Agent on the day of such payment of principal or failure to borrow

P =          the principal amount of the Interest Period Loan (i) requested but not borrowed, continued or converted; (ii) prepaid; or (iii) not paid

D =          the number of days remaining in the Interest Period as of the date of such prepayment or failure to borrow or pay

Borrowers shall pay such amount upon presentation by Agent of a statement setting forth in reasonable detail the amount, Agent’s calculation thereof pursuant hereto, and the basis for requesting such amount under this Agreement, which statement shall be deemed true and correct absent manifest error.   Lenders shall not be required to purchase Dollar deposits in the London interbank market or any other offshore Dollar market to fund any Interest Period Loan, but the provisions hereof shall be deemed to apply as if each Lender had purchased such deposits to fund its Interest Period Loans.

3.10        Maximum Interest.

3.10.2      In no event shall interest, charges or other amounts that are contracted for, charged or received by Agents and Lenders pursuant to any Loan Documents and that are deemed interest under Applicable Law (“interest”) exceed the highest rate permissible under Applicable Law (“maximum rate”).  If, in any month, any interest rate, absent the foregoing limitation, would have exceeded the maximum rate, then the interest rate for that month shall be the maximum rate and, if in a future month, that interest rate would otherwise be less than the maximum rate, then the rate shall remain at the maximum rate until the amount of interest actually paid equals the amount of interest which would have accrued if it had not been limited by the maximum rate.  If, upon Full Payment of the Obligations, the total amount of interest actually paid under the Loan Documents is less than the total amount of interest that would, but for this Section, have accrued under the Loan Documents, then Borrowers shall, to the extent permitted by Applicable Law, pay to the Applicable Agent, for the account of the Applicable Lenders, (a) the lesser of (i) the amount of interest that would have been charged if the maximum rate had been in effect at all times, or (ii) the amount of interest that would have accrued had the interest rate otherwise set forth in the Loan Documents been in effect, minus (b) the amount of interest actually paid under the Loan Documents.  If a court of competent jurisdiction determines that any Agent or any Lender has received interest in excess of the maximum amount allowed under Applicable Law, such excess shall be deemed received on account of, and shall automatically be applied to reduce, Obligations other than interest (regardless of any erroneous application thereof by any Agent or any Lender), and upon Full Payment of the Obligations, any balance shall be refunded to Borrowers.  In determining whether any excess interest has been charged or received by any Agent or any Lender, all interest at any time charged or received from Borrowers in connection with the Loan Documents shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread in equal parts throughout the full term of the Obligations.

3.10.3      Without limiting the generality of the foregoing provisions, if any provision of any of the Loan Documents would obligate Canadian Borrower to make any payment of interest with respect to the Canadian Obligations in an amount or calculated at a rate which would be prohibited by Applicable Law or would result in the receipt of interest with respect to the Canadian Obligations at a criminal rate (as such terms are construed under the Criminal Code (Canada)), then notwithstanding such provision, such amount or rates shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the applicable recipient of interest with respect to the Canadian Obligations at a criminal rate, such adjustment to be effected, to the extent necessary, as follows:  (i) first, by reducing the amount or rates of interest required to be paid to the applicable recipient under the Loan Documents; and (ii) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the applicable recipient which would constitute interest with respect to the Canadian Obligations for purposes of Section 347 of the Criminal Code (Canada).  Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if the applicable recipient shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), then Canadian Borrower shall be entitled, by notice in writing to Canadian Agent, to obtain reimbursement from the applicable recipient in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by the applicable recipient to Canadian Borrower.  Any amount or rate of interest with respect to the Canadian Obligations referred to in this Section 3.10.2 shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that any Canadian Revolver Loans to Canadian Borrower remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro rated over that period of time and otherwise be pro rated over the period from the Closing Date to the date of Full Payment of the Canadian Obligations, and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by Canadian Agent shall be conclusive for the purposes of such determination.

SECTION 4.        LOAN ADMINISTRATION

4.1                              Manner of Borrowing and Funding Revolver Loans

4.1.1        Notice of Borrowing

(a)           Whenever Borrowers within a Borrower Group desire funding of a Borrowing under Section 2.1, Borrower Agent shall give the Applicable Agent a Notice of Borrowing, subject to Section 4.1.4.  Such notice must be received by the Applicable Agent no later than 12:00 noon (prevailing time in the location of the Appropriate Notice Office) (i) on the Business Day of the requested funding date, in the case of Floating Rate Loans, and (ii) at least three (3)  Business Days prior to the requested funding date, in the case of Interest Period Loans.  Notices received after 12:00 noon (prevailing time in the location of the Appropriate Notice Office) shall be deemed received on the next Business Day.  Each Notice of Borrowing shall be irrevocable (unless waived by the Administrative Agent in writing) and shall specify (A) the principal amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as Floating Rate Loans or Interest Period Loans, (D) in the case of Interest Period Loans, the duration of the applicable Interest Period (which shall be deemed to be one month if not specified), and (E) the currency in which such Loans are to be denominated.

(b)           Unless payment is otherwise timely made by Borrowers within a Borrower Group, the becoming due of any amount required to be paid with respect to any of the Borrower Group Obligations of such Borrower Group (whether principal, interest, fees or other charges, including Extraordinary Expenses, LC Obligations, Cash Collateral and Bank Product Debt) shall be deemed irrevocably to be a request for Revolver Loans under the Borrower Group Commitment of such Borrower Group on the due date, in the amount of such Obligations and shall bear interest at the per annum rate applicable hereunder to Floating Rate Loans under the Borrower Group Commitment of such Borrower Group.  The proceeds of such Revolver Loans shall be disbursed as direct payment of the relevant Obligation.

(c)           If Borrowers within a Borrower Group establish a controlled disbursement account with Bank of America or any branch or affiliate of Bank of America, then the presentation for payment of any check or other item of payment drawn on such account at a time when there are insufficient funds to cover it shall be deemed to be a request for Revolver Loans under the Borrower Group Commitment of such Borrower Group on the date of such presentation, in the amount of the check and items presented for payment and shall bear interest at the per annum rate applicable hereunder to Floating Rate Loans under the Borrower Group Commitment of such Borrower Group.  The proceeds of such Revolver Loans may be disbursed directly to the controlled disbursement account or other appropriate account.

(d)           Neither Administrative Agent nor any Lender shall have any obligation to Borrowers to honor any deemed request for a Revolver Loan on or after the Commitment Termination Date, when an Overadvance exists or would result therefrom, or when any condition in Section 6 is not satisfied, but may do so in their discretion (or to the extent they are otherwise required to do so by Administrative Agent pursuant to the terms of Section 2.1.7), without being deemed to have waived any Default or Event of Default.

4.1.2        Fundings by Lenders.   Each Applicable Lender shall timely honor its Borrower Group Commitment by funding its Pro Rata share of each Borrowing of Revolver Loans that is properly requested hereunder.  Except for Borrowings to be made as Swingline Loans, the Applicable Agent shall endeavor to notify the Applicable Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by 1:30 p.m. (prevailing time in the location of the Appropriate Notice Office) on the proposed funding date for Floating Rate Loans or by 3:00 p.m. (prevailing time in the location of the Appropriate Notice Office) at least three (3)  Business Days before any proposed funding of Interest Period Loans.  Each Applicable Lender shall fund to the Applicable Agent such Lender’s Pro Rata share of the Borrowing to the account specified by the Applicable Agent in immediately available funds not later than 3:00 p.m. (prevailing time in the location of the Appropriate Notice Office) on the requested funding date, unless the Applicable Agent’s notice is received after the times provided above, in which event each Applicable Lender shall fund its Pro Rata share by 1:30 p.m. (prevailing time in the location of the Appropriate Notice Office) on the next Business Day.  Subject to its receipt of such amounts from the Applicable Lenders, the Applicable Agent shall disburse the proceeds of the Revolver Loans to Borrowers within such Borrower Group as directed by Borrower Agent.  Unless the Applicable Agent shall have received (in sufficient time to act) written notice from an Applicable Lender that it does not intend to fund its Pro Rata share of a Borrowing, the Applicable Agent may assume that such Applicable Lender has deposited or promptly will deposit its share with the Applicable Agent, and the Applicable Agent may disburse a corresponding amount to Borrowers with the Borrower Group.  If an Applicable Lender’s share of any Borrowing is not in fact received by the Applicable Agent, then Borrowers within the Borrower Group agree to repay to the Applicable Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to such Borrowing.

4.1.3        Swingline Loans; Settlement.

(a)           The Applicable Swingline Lender shall advance Swingline Loans to Borrowers under the applicable Borrower Group for which such Applicable Swingline Lender makes Swingline Loans in each case upon a Notice of Borrowing from Borrower Agent received by the Applicable Agent and the Applicable Swingline Lender not later than 3:00 p.m. Atlanta time for U.S. Borrowers and 12:00 noon, Atlanta time for Canadian Borrower, on the Business Day on which such Swingline Loan is requested, up to an aggregate outstanding amount of $25,000,000 plus any Overadvance permitted to remain outstanding or any Overadvance Loans made under Section 2.1.7 (provided that, with respect to Swingline Loans made to U.S. Borrowers, such Swingline Loans shall not exceed $20,000,000 in the aggregate at any time, and with respect to Swingline Loans made to Canadian Borrower, such Swingline Loans shall not exceed $5,000,000 in the aggregate at any time in the case of each of the foregoing plus any Overadvance permitted to remain outstanding or any Overadvance Loans made under Section 2.1.7), unless the funding is specifically required to be made by all Lenders hereunder.  Each Swingline Loan shall constitute a Revolver Loan for all purposes, except that payments thereon shall be made to the Applicable Swingline Lender for its own account.  The obligation of Borrowers to repay Swingline Loans shall be evidenced by the records of the Applicable Swingline Lenders and need not be evidenced by any promissory note.

(b)           To facilitate administration of the Revolver Loans, Lenders and Agents agree (which agreement is solely among them, and not for the benefit of or enforceable by any Borrower) that settlement among them with respect to Swingline Loans and other Revolver Loans to each Borrower Group may take place periodically on a date determined from time to time by the Applicable Agent, but which shall occur at least once every five (5) Business Days with respect to Swingline Loans made to the U.S. Borrowers and every ten (10) Business Days with respect to Swingline Loans made to Canadian Borrower.  On each settlement date, settlement shall be made with each Applicable Lender in accordance with the Settlement Report delivered by the Applicable Agent to the Applicable Lenders.  Between settlement dates, the Applicable Agent may in its discretion apply payments on Revolver Loans of a Borrower Group to Swingline Loans of such Borrower Group, regardless of any designation by any Borrower or any provision herein to the contrary.  Each Applicable Lender’s obligation to make settlements with the Applicable Agent is absolute and unconditional, without offset, counterclaim or other defense, and whether or not the Commitments have terminated, an Overadvance exists, or the conditions in Section 6 are satisfied.  If, due to an Insolvency Proceeding or the liquidation, dissolution or winding up of any Borrower, or otherwise, any Swingline Loan may not be settled among the Applicable Lenders hereunder, then each Applicable Lender shall be deemed to have purchased from the Applicable Agent a Pro Rata participation in each unpaid Swingline Loan and shall transfer the amount of such participation to the Applicable Agent, in immediately available funds, within one (1) Business Day after the Applicable Agent’s request therefor.

4.1.4        Notices.   Each Borrower authorizes the Applicable Agent and the Applicable Lenders to extend, convert or continue Loans, effect selections of interest rates, and transfer funds to or on behalf of Borrowers based on telephonic or e-mailed instructions.  Borrowers shall confirm each such request by prompt delivery to the Applicable Agent of a Notice of Borrowing or Notice of Conversion/Continuation, if applicable, but if it differs in any material respect from the action taken by the Applicable Agent or the Applicable Lenders, the records of the Applicable Agent and the Applicable Lenders shall govern.  No Agent nor any Lender shall have any liability for any loss suffered by a Borrower as a result of any Agent or any Lender acting upon its understanding of telephonic or e-mailed instructions from a person believed in good faith by such Credit Party to be a person authorized to give such instructions on a Borrower’s behalf.

4.2          Defaulting Lender.  If a Lender fails to make any payment to any Credit Party that is required hereunder, Administrative Agent may (but shall not be required to), in its discretion, retain payments that would otherwise be made to such defaulting Lender hereunder, apply the payments to such defaulting Lender’s defaulted obligations or readvance the funds to Borrowers within the Borrower Group to which such Lender has issued a Borrower Group Commitment in accordance with this Agreement.  The failure of any Lender to fund a Loan or to make a payment in respect of a LC Obligation shall not relieve any other Lender of its obligations hereunder, and no Lender shall be responsible for default by another Lender.  Lenders and Agents agree (which agreement is solely among them, and not for the benefit of or enforceable by any Borrower) that, solely for purposes of determining a defaulting Lender’s right to vote on matters relating to the Loan Documents and to share in payments, fees and Collateral proceeds thereunder, a defaulting Lender shall not be deemed to be a “Lender” until all its defaulted obligations have been cured.  With respect to the payment of any funds from an Agent to a Lender or from a Lender to an Agent, the party failing to make the full payment when due pursuant to the terms hereof shall, on demand by the other party, pay such amount together with interest on such amount at the Delayed Credit Party Payment Rate.

4.3          Number and Amount of Interest Period Loans; Determination of Rate.   For ease of administration, all Interest Period Loans to a Borrower Group having the same length and beginning date of their Interest Periods and denominated in the same currency shall be aggregated together, and such Loans shall be allocated among the Applicable Lenders on a Pro Rata basis.  With respect to U.S. Borrowers, no more than eight (8) aggregate Interest Period Loans may be outstanding at any time, and each aggregate Interest Period Loan when made, continued or converted shall be in a minimum amount of $1,000,000, or integral multiples of the Dollar Equivalent of $100,000 in excess thereof.  With respect to Canadian Borrower, no more than four (4) aggregate Interest Period Loans may be outstanding at any time, and each aggregate Interest Period Loan when made, continued or converted shall be in a minimum amount of the Dollar Equivalent of $500,000, or integral multiples of the Dollar Equivalent of $100,000 in excess thereof.

4.4          Borrower Agent.   Each Borrower hereby designates Communications (“Borrower Agent”) as its representative and agent for all purposes under the Loan Documents, including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications with any Agent, any Issuing Bank or any Lender, preparation and delivery of Borrowing Base and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with any Agent, any Issuing Bank or any Lender.  Borrower Agent hereby accepts such appointment.  Agents, Issuing Banks and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by Borrower Agent on behalf of any Borrower.  Agents, Issuing Banks and Lenders may give any notice or communication with a Borrower hereunder to Borrower Agent on behalf of such Borrower.  Each Agent, Issuing Bank and Lender shall have the right, in its discretion, to deal exclusively with Borrower Agent for any or all purposes under the Loan Documents.  Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by Borrower Agent shall be binding upon and enforceable against it.

4.5          One Obligation.   The Borrower Group Obligations owing by each Borrower Group shall constitute one general obligation of Borrowers within such Borrower Group and (unless otherwise expressly provided in any Loan Document) shall be secured by the Applicable Agent’s Lien upon all Collateral of such Borrower Group; provided, however, that each Credit Party shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations owed by such Borrower to such Credit Party.

4.6          Effect of Termination.   On the effective date of any termination of the Commitments, all Obligations shall be immediately due and payable, and any Lender or its Affiliates may terminate its and its affiliates’ Bank Products.  All undertakings of Borrowers contained in the Loan Documents shall survive any termination, and Agents shall retain their Liens in the Collateral and all of their rights and remedies under the Loan Documents until Full Payment of the Obligations.  Notwithstanding Full Payment of the Obligations, Agents shall not be required to terminate their Liens in any Collateral unless, with respect to any damages Agents may incur as a result of the dishonor or return of Payment Items applied to Obligations, Agents receive (a) a written agreement, executed by Borrowers and any Person whose advances are used in whole or in part to satisfy the Obligations, indemnifying Agents and Lenders from any such damages; or (b) such Cash Collateral as each Applicable Agent, in its discretion, deems necessary to protect against any such damages.  The provisions of Sections 2.3, 3.4, 3.6, 3.7, 3.9, 5.7, 5.10, 12, 14.2, 14.3 and this Section, and the obligation of each Obligor and Lender with respect to each indemnity given by it in any Loan Document, shall survive Full Payment of the Obligations and any release relating to this credit facility.

SECTION 5.         PAYMENTS

5.1          General Payment Provisions.   All payments of Borrower Group Obligations shall be made without offset, counterclaim or defense of any kind, free of (and without deduction for) any Taxes (unless required by Applicable Law), and in immediately available funds, not later than 12:00 noon (prevailing time in the location of the Appropriate Notice Office) on the due date.  Any payment after such time shall be deemed made on the next Business Day.  If any payment under the Loan Documents shall be stated to be due on a day other than a Business Day, the due date shall be extended to the next Business Day and such extension of time shall be included in any computation of interest and fees.  Any payment of an Interest Period Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.9.  Any prepayment of Loans to a Borrower Group shall be applied first to Floating Rate Loans of such Borrower Group and then to Interest Period Loans of such Borrower Group; provided, however, that as long as no Event of Default exists, prepayments of Interest Period Loans may, at the option of Borrowers of the applicable Borrower Group and Administrative Agent, be held by in a Cash Collateral Account and applied to such Loans at the end of their Interest Periods.  All payments with respect to any U.S. Obligations shall be made in Dollars and all payments with respect to any Canadian Obligations shall be made in Canadian Dollars or, if any portion of such Canadian Obligations is denominated in a Dollars, then in Dollars.

5.2          Repayment of Revolver Loans.

(a)           Revolver Loans shall be due and payable in full on the Revolver Termination Date, unless payment is sooner required hereunder. Any portion of the Revolver Loans consisting of the principal amount of Floating Rate Loans shall be paid by such Borrowers to the Applicable Agent, for the Pro Rata benefit of the Applicable Lenders (or, in the case of Swingline Loans, for the sole benefit of the Applicable Swingline Lender) unless timely converted to an Interest Period  Loan in accordance with this Agreement, immediately upon (i) the Commitment Termination Date and (ii) in the case of Swingline Loans, the earlier of the Applicable Swingline Lender’s demand for payment or on each settlement date with respect to all Swingline Loans outstanding on such date (which payment shall be satisfied by the funding of Revolver Loans pursuant to Section 4.1.3, provided no Insolvency Proceeding or the liquidation, dissolution or winding up of any Borrower, is then pending).  With respect to Floating Rate Loans outstanding to U.S. Borrowers or Canadian Borrower if a Springing Dominion Event has occurred, such Floating Rate Loans shall be paid pursuant to Section 8.2.4 by such Borrower(s) upon each receipt by any Agent, Lender or Borrowers of any proceeds of any of the  Collateral, to the extent of such proceeds.

(b)           Any portion of the Revolver Loans consisting of the principal amount of Interest Period Loans shall be paid by such Borrowers to the Applicable Agent, for the Pro Rata benefit of the Applicable Lenders, unless continued as an Interest Period Loan or converted to a Revolver Loan of a different Type in accordance with the terms of this Agreement, immediately upon (a) the last day of the Interest Period applicable thereto and (b) the Commitment Termination Date.  Such Borrowers shall be authorized to make a voluntary prepayment with respect to any Revolver Loan outstanding as an Interest Period Loan prior to the last day of the Interest Period applicable thereto, provided such Borrowers shall pay to the Applicable Agent, for the Pro Rata benefit of the Applicable Lenders funding such Interest Period Loan, concurrently with any prepayment of such Interest Period Loan, any amount due Lenders under Section 3.9 as a consequence of such prepayment.  Notwithstanding the foregoing provisions of this Section 5.2(b), if, on any date that the Applicable Agent receives proceeds of any of the Accounts or Inventory, there are no Revolver Loans outstanding to such Borrower Group as Floating Rate Loans, the Applicable Agent may, at the request of Borrower Agent, either hold such proceeds as cash security for the timely payment of the Borrower Group Obligations or apply such proceeds to any outstanding

Revolver Loans bearing interest as Interest Period Loans as the same become due and payable (whether at the end of the applicable Interest Periods or on the Commitment Termination Date).

(c)           Notwithstanding anything to the contrary contained elsewhere in this Agreement, if an Overadvance shall exist with respect to a Borrower Group, Borrowers within such Borrower Group shall, on the sooner to occur of the Applicable Agent’s demand or the first Business Day after any such Borrower has obtained knowledge of such Overadvance, repay the outstanding Revolver Loans that are Floating Rate Loans in an amount sufficient to reduce the aggregate unpaid principal amount of all Revolver Loans to such Borrowers by an amount equal to such excess; and, if such payment of Floating Rate Loans is not sufficient to eliminate the Overadvance, then such Borrowers shall either prepay Interest Period Loans (subject to the payment of any amounts due as a result of such prepayment pursuant to Section 3.9) or immediately deposit with the Applicable Agent, for the Pro Rata benefit of the Applicable Lenders, for application to any outstanding Revolver Loans bearing interest as Interest Period Loans as the same become due and payable (whether at the end of the applicable Interest Periods or on the Commitment Termination Date) cash in an amount sufficient to eliminate such Overadvance, and the Applicable Agent may (a) hold such deposit as cash security pending disbursement of same to the Applicable Lenders for application to the Borrower Group Obligations, or (b) if a Default or Event of Default exists, immediately apply such proceeds to the payment of the Borrower Group Obligations, including the Revolver Loans outstanding as Interest Period Loans (in which event such Borrowers shall also pay to the Applicable Agent for the Pro Rata benefit of such Lenders any amounts required by Section 3.9 to be paid by reason of the prepayment of an Interest Period Loan prior to the last day of the Interest Period applicable thereto).

5.3          Reduction of Fixed Asset Formula Amount; Prepayments of Revolver Loans

(a)           Concurrently with the receipt of any Net Proceeds of any Permitted Asset Disposition of Equipment or Real Estate included in the calculation of the Fixed Asset Formula Amount, Borrowers shall prepay Revolver Loans in an amount equal to such Net Proceeds of such disposition and the Canadian Fixed Asset Formula Amount or the U.S. Fixed Asset Formula Amount, as applicable, shall be immediately reduced in an amount equal to such Net Proceeds of such disposition;

(b)           Concurrently with the receipt of any Net Proceeds of insurance or condemnation awards paid in respect of any Casualty Event relating to Equipment or Real Estate included in the calculation of the Fixed Asset Formula Amount, Borrowers shall prepay Revolver Loans in an amount equal to such Net Proceeds of such insurance or condemnation awards and the Canadian Fixed Asset Formula Amount or the U.S. Fixed Asset Formula Amount, as applicable, shall be immediately reduced in an amount equal to such Net Proceeds, subject to Section 8.6.2;

(c)           Concurrently with the receipt of any Net Proceeds of any Permitted Asset Disposition of any Property of Borrowers (other than Equipment or Real Estate included in the calculation of the Fixed Asset Formula Amount), Borrowers shall prepay Revolver Loans in an amount equal to such Net Proceeds of such disposition unless (i) no Event of Default then exists and (ii) Availability equals or exceeds at all times for the ninety (90) consecutive day period preceding the date of any such sale an amount equal to the greater of (A) $45,000,000 or (B) the sum of the Fixed Asset Formula Amount plus $25,000,000;

(d)           Concurrently with the receipt of proceeds of Extraordinary Receipts by any Borrower, such Borrower shall prepay Revolver Loans extended to the applicable Borrower Group in an amount equal to the Net Proceeds of such Extraordinary Receipts;

(e)           If a Springing Dominion Event exists, Borrowers shall prepay the Obligations with the proceeds of Collateral (without any permanent reduction of the Revolver Commitments), including the Net Disposition Proceeds arising from any Permitted Asset Disposition (other than Net Disposition Proceeds required to be applied to the reduction of the Fixed Asset Formula Amount pursuant to clauses (a) and (b) of this Section 5.3);

(f)           On the Commitment Termination Date, Borrowers shall prepay all outstanding Loans (unless sooner repaid hereunder); and

(g)          Borrowers may, at their option from time to time, reduce the Fixed Asset Formula Amount, which reduction must be at least $5,000,000, plus any increment of $1,000,000 in excess thereof.  Borrowers shall give written notice to Administrative Agent of an intended reduction of the Fixed Asset Formula Amount, which notice shall specify the amount of the reduction, shall be irrevocable once given, shall be given at least 10 Business Days prior to the end of a month and shall be effective as of the first day of the next month.

5.4          Payment of Interest.   Interest accrued on the Loans outstanding to a Borrower Group shall be due and payable in arrears on (i) the first day of each month (for the immediately preceding month), computed through the last day of the preceding month, with respect to each Revolver Loan that is a Floating Rate Loan and (ii) the last day of the applicable Interest Period (and the last day of any ninety (90) day period which expires within any Interest Period) in the case of all Interest Period Loans, including Canadian BA Rate Loans.  Accrued interest shall also be paid by such Borrowers on the Commitment Termination Date.  With respect to any Floating Rate Loan converted into an Interest Period Loan pursuant to Section 3.1.2 on a day when interest would not otherwise have been payable with respect to such Floating Rate Loan, accrued interest to the date of such conversion on the amount of such Floating Rate Loan so converted shall be paid on the conversion date.

5.5          Payment of Other Obligations.  Obligations other than Loans, including LC Obligations and Extraordinary Expenses, shall be paid by Borrowers as provided in the Loan Documents or, if no payment date is specified, on demand.

5.6          Marshaling; Payments Set Aside.   None of Agents or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations.  If any Obligor makes a payment to any Agent, any Issuing Bank or any Lender, or any Agent, any Issuing Bank or any Lender exercises a right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent, such Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then (a) to the extent of such recovery, the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent or Canadian Agent, as applicable, upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date on which such payment is made at the Delayed Credit Party Payment Rate.

5.7          Post-Default Allocation of Payments

5.7.1        Allocation.   Notwithstanding anything herein to the contrary, at any time that an Event of Default exists, monies to be applied to the Borrower Group Obligations of a Borrower Group, whether arising from payments by Obligors of such Borrower Group, realization on Collateral securing the Borrower Group Obligations of such Borrower Group, setoff or otherwise with respect to such Borrower Group, shall be allocated as follows:

(i)            first, to each Agent to pay the amount of Extraordinary Expenses that have not been reimbursed to such Agent by the members of a Borrower Group or Lenders, together with interest accrued thereon at the rate applicable to Revolver Loans that are Floating Rate Loans, until Full Payment of all such Borrower Group Obligations;

(ii)           second, to the Applicable Agent to pay principal and accrued interest on any portion of the Revolver Loans (whether as Protective Advances or otherwise) which the Applicable Agent may have advanced on behalf of an Applicable Lender and for which such Agent has not been reimbursed by such Lender or by the members of a Borrower Group, until Full Payment of all such Obligations;

(iii)          third, to the Applicable Swingline Lender to pay the principal and accrued interest on any portion of its Swingline Loans outstanding to such Borrower Group, to be shared with the Applicable Lenders that have acquired and paid for a participating interest in such Swingline Loans, until Full Payment of all such Obligations;

(iv)          fourth, to the extent that the Applicable Issuing Bank or the Applicable Agent has not received from any Lender participating in the LC Obligations with respect to any Letter of Credit a payment as required by Section 2.3.2, to such Issuing Bank or the Applicable Agent to pay all such required payments from such Lender participating in any LC Obligations with respect to any Letter of Credit, until Full Payment of all such Borrower Group Obligations;

(v)           fifth, to each Agent to pay any Claims that have not been paid pursuant to any indemnity of Agent Indemnitees by the members of such Borrower Group, or to pay amounts owing to Agent Indemnitees by the Applicable Lenders to such Borrower Group pursuant to Section 12.6, in each case together with interest accrued thereon at the rate applicable to Revolver Loans that are Floating Rate Loans, until Full Payment of all such Borrower Group Obligations;

(vi)          sixth, to each Agent to pay any fees due and payable to such Agent by such Borrowers, until Full Payment of all such Borrower Group Obligations (excluding amounts relating to Bank Product Debt);

(vii)         seventh, to each Applicable Lender, ratably, for any Claims that such Lender has paid to Agent Indemnitees pursuant to its indemnity of Agent Indemnitees and any Extraordinary Expenses that such Lender has reimbursed to each Agent or that such Lender has incurred, to the extent that such Lender has not been reimbursed by the members of such Borrower Group therefor, until Full Payment of all such Borrower Group Obligations;

(viii)        eighth, to the Applicable Issuing Bank or the Applicable Agent to pay principal and interest with respect to LC Obligations of such Borrower Group (or to the extent any of such LC Obligations are contingent and an Event of Default then exists, deposited in the Cash Collateral Account to Cash Collateralize such LC Obligations), which payment shall be shared with the Lenders participating in any LC Obligations with respect to any Letter of Credit in accordance with Section 2.3.2(c), until Full Payment of such Borrower Group Obligations;

(ix)         ninth, to the Applicable Lenders in payment of the unpaid principal and accrued interest in respect of the Loans and other Borrower Group Obligations (excluding Bank Product Debt) then owed by such Borrower Group, in such order of application as shall be designated by Administrative Agent (acting at the direction or with the consent of the Required Lenders), until Full Payment of all such Borrower Group Obligations; and

(x)          tenth, with respect to any remaining proceeds of U.S. Collateral, to Canadian Agent, Canadian Issuing Bank and the Canadian Lenders, as applicable in payment of the unpaid principal and accrued interest in respect of the Canadian Loans and other Borrower Group Obligations (excluding Bank Product Debt) then owed by Canadian Borrower, in such order of application as shall be designated by Canadian Agent (acting at the direction or with the consent of the Required Lenders), until Full Payment of all such Canadian Obligations; and

(xi)         eleventh, to Bank of America, any branch or affiliate of Bank of America, Lender or any other Person that is a Secured Party in payment of any Bank Product Debt of such Borrower Group, until Full Payment of all such Bank Product Debt.

Amounts shall be applied to each category of Obligations set forth above until Full Payment thereof and then to the next category.  If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Obligations in the category.  Amounts distributed with respect to any Bank Product Debt shall be the lesser of the applicable Bank Product Amount last reported to the Applicable Agent or the actual Bank Product Debt as calculated by the methodology reported to the Applicable Agent for determining the amount due.  The Applicable Agent shall have no obligation to calculate the amount to be distributed with respect to any Bank Product Debt, but may rely upon written notice of the amount (setting forth a reasonably detailed calculation) from the Secured Party holding the Bank Product Debt.  In the absence of such notice, the Applicable Agent may assume the amount to be distributed is the Bank Product Amount last reported to it.  The allocations set forth in this Section are solely to determine the rights and priorities of Agents and Lenders as among themselves, and may be changed by agreement among them without the consent of any Obligor.  This Section is not for the benefit of or enforceable by any Borrower.

5.7.2        Erroneous Application.   No Agent shall be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by any Lender, such Lender hereby agrees to return it).

5.8          Application of Payments.   Each Borrower irrevocably waives the right to direct the application of any payments or Collateral proceeds, and agrees that Agents shall have the continuing, exclusive right to apply and reapply the same against the Borrower Group Obligations of such Borrower, in such manner as Agents deem advisable, notwithstanding any entry by Agents in their records.  If on any date, as a result of an Agent’s receipt of Payment Items or proceeds of Collateral, a credit balance exists, the Applicable Agent shall hold or apply such Payment Items or proceeds in accordance with Section 5.2(b).

5.9          Loan Account; Account Stated

5.9.1        Loan Account.   Each Lender shall maintain in accordance with its usual and customary practices an account or accounts (“Loan Account”) evidencing the Debt of Borrowers within each Borrower Group resulting from each Loan or issuance of a Letter of Credit from time to time owing to such Lender from time to time hereunder by such Borrower Group.  Any failure of a Lender to record anything in the Loan Account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers to pay any amount owing hereunder to such Lender.  Each Lender may maintain a single Loan Account in the name of Borrower Agent, and each Borrower confirms that such arrangement shall have no effect on the joint and several character of its liability for the Obligations of its Borrower Group.

5.9.2        Entries Binding.   Entries made in the Loan Account shall constitute rebuttably presumptive evidence of the information contained therein.  If any information contained in the Loan Account is provided to or inspected by any Person, then such information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies the Applicable Agent in writing within thirty (30) days after receipt or inspection that specific information is subject to dispute.

5.9.3        The Register.   Administrative Agent shall maintain a register (the “Register”), which shall include a master account and a subsidiary account for each Lender and each Borrower Group and in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of each Loan comprising such Borrowing and any Interest Period applicable thereto, (ii) the effective date and amount of each Assignment and Acceptance delivered to and accepted by it and the parties thereto, (iii) the amount of any principal or interest due and payable or to become due and payable from Borrowers within each Borrower Group to each Lender hereunder or under the Notes, and (iv) the amount of any sum received by an Agent from Borrowers within each Borrower Group or any other Obligor and each Lender’s Pro Rata share thereof.  The Register shall be available for inspection by Borrowers or any Lender at the offices of Administrative Agent at any reasonable time and from time to time upon reasonable prior notice.  Any failure of Administrative Agent to record in the Register, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers hereunder (or under any Note) to pay any amount owing with respect to the Obligations or provide the basis for any claim against Administrative Agent.  The Obligations and Letters of Credit are registered obligations and the right, title and interest of Lenders and their assignees in and to such Obligations and Letters of Credit as the case may be, shall be transferable only upon notation of such transfer in the Register and in accordance with this Agreement.  Solely for purposes of this Section 5.9.3 and for tax purposes only, Administrative Agent shall be Borrowers’ agent for purposes of maintaining the Register (but Administrative Agent shall have no liability whatsoever to any Borrower or any other Person on account of any inaccuracies contained in the Register).  This Section 5.9.3 shall be construed so that the Obligations and Letters of Credit are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code and any related regulations (and any other relevant or successor provisions of the Internal Revenue Code or such regulations or other relevant provisions of Applicable Law).

5.10        Taxes.

5.10.1      Payments Free of Taxes.   Any and all payments by any Obligor on account of any Obligations shall be made free and clear of and without reduction or withholding for any Taxes, provided that if an Obligor shall be required by Applicable Law to deduct any Taxes from such payments, then (a) the Obligor shall make such deductions and timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law; and (b) the amount payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Applicable Agent, Lender or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made;  provided, however, that no additional amounts shall be payable in respect of (i) any Taxes imposed by reason of the Lender’s failure to comply with the provisions of this Section 5.10; or (ii) any Taxes imposed on or measured by overall net income or capital (however denominated), including franchise taxes.  Without limiting the foregoing, Borrowers shall timely pay all stamp, transfer or documentary taxes or any other excise taxes, charges or similar levies, and any penalties, additions to tax or interest due with respect thereto, that may be imposed in connection with the execution, delivery, issuance or recording of any Loan Documents, or the creation or repayment of any Obligations.

5.10.2      Payment.   Borrowers within each Borrower Group shall indemnify, hold harmless and reimburse the Applicable Agent, the Applicable Lenders and the Applicable Issuing Bank, within 10 days after demand therefor, for the full amount of any Taxes (including Taxes imposed on or with respect to amounts payable under this Section) that the relevant Obligor was required to withhold and gross-up pursuant to this Section 5.10 but instead were paid by the Applicable Agent, any Applicable Lender or the Applicable Issuing Bank, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto.  As soon as practicable after any payment of Taxes by a Borrower, Borrower Agent shall deliver to Administrative Agent a receipt issued by the Governmental Authority evidencing such payment or other evidence of payment satisfactory to the Applicable Agent.

5.10.3      Tax Certification; U.S. Borrowers.   In the case of a U.S. Borrower,

(i)            except as set forth in clause (iv) below, each Foreign Lender shall deliver to the Applicable Agent and Borrower Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon the request of Administrative Agent or Borrower Agent, but only if such Foreign Lender is legally entitled to do so), (a) duly completed copies of IRS Form W-8BEN certifying that the Foreign Lender is eligible for an exemption from U.S. withholding tax under an income tax treaty to which the United States is a party in respect of payments it receives pursuant to the Loan Documents; (b) duly completed copies of IRS Form W-8ECI certifying that the Foreign Lender’s income from the Loan Documents is effectively connected with its conduct of a trade or business in the United States; or (c) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Internal Revenue Code, duly completed copies of IRS Form W-8BEN certifying that the Foreign Lender is not a U.S. person and a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of any Obligor within the meaning of section 881(c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Internal Revenue Code;

(ii)           each U.S. Lender that is organized under the laws of a jurisdiction within the United States of America shall deliver to the Applicable Agent and Borrower Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such U.S. Lender becomes a Lender hereunder (and from time to time thereafter upon the request of Administrative Agent or Borrower Agent), a statement signed by an authorized signatory of the Lender to the effect that it is a United States person together with a duly completed and executed copy of IRS Form W-9 or successor form establishing that the Lender is not subject to U.S. backup withholding tax;

(iii)          each Foreign Lender further agrees to complete and deliver to the Applicable Agent and Borrower Agent (in such number of copies as shall be requested by the recipient) from time to time, so long as it is eligible to do so, any successor or additional form required by the IRS or reasonably requested by the Borrower in order to secure an exemption from, or reduction in the rate of, U.S. withholding tax, duly completed together with such supplementary documentation as may be prescribed by Applicable Law; and

(iv)          notwithstanding anything to the contrary set forth in clauses (i), (ii) or (iii) above, any Foreign Lender that first becomes a Lender at a time when an Event of Default exists shall, to the extent such Lender determines, in its reasonable discretion, that it is eligible to receive payments under the Loan Documents without withholding tax or at a reduced rate of withholding tax, shall deliver to the Applicable Agent and Borrower Agent (in such number of copies as may be reasonably requested by the recipient) on or within a reasonable time following the date on which such Lender becomes a Lender hereunder (and from time to time thereafter upon the reasonable request of the Applicable Agent or Borrower Agent, but only if such Lender is legally entitled to do so) properly completed and executed documentation, if any, prescribed by Applicable Law as will permit payments under the Loan Documents to be made by it without withholding tax or at a reduced rate of withholding to the extent permitted under Applicable Law.

5.10.4      Tax Certification; Canadian Borrowers.   In the case of a Canadian Borrower,

(i)            except as set forth in clause (ii) below, each Foreign Lender shall deliver to the Applicable Agent and Borrower Agent, at the time or times prescribed by Applicable Law or reasonably requested by the Applicable Agent or Borrower Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit payments under the Loan Documents to be made to it without withholding tax or, in the case of documentation requested after the Foreign Lender becomes a Lender, at a reduced rate of withholding.  In addition, each Lender, if requested by the Applicable Agent or Borrower Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Applicable Agent or Borrower Agent as will enable Administrative Agent and Borrower Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(ii)           notwithstanding anything to the contrary set forth in clause (i) above, any Lender that first becomes a Lender at a time when an Event of Default exists shall, to the extent such Lender determines, in its reasonable discretion, that it is eligible to receive payments under the Loan Documents without withholding tax or at a reduced rate of withholding tax, shall deliver to the Applicable Agent and Borrower Agent (in such number of copies as may be reasonably requested by the recipient) on or within a reasonable time following the date on which such Lender becomes a Lender hereunder (and from time to time thereafter upon the reasonable request of the Applicable Agent or Borrower Agent, but only if such Lender is legally entitled to do so) properly completed and executed documentation, if any, prescribed by Applicable Law as will permit payments under the Loan Documents to be made by it without withholding tax or at a reduced rate of withholding to the extent permitted under Applicable Law.

5.10.5      Survival.   The covenants contained in this Section 5.10 shall survive the Full Payment of the Obligations under this Agreement.

5.11        [Reserved.]

5.12        Currency Matters.  Dollars are the currency of account and payment for each and every sum at any time due from the Borrowers hereunder, provided that, unless otherwise provided in this Agreement or any other Loan Document or otherwise agreed to by the Administrative Agent:

5.12.2      Each repayment of a Loan or LC Obligation or a part thereof shall be made in the currency in which such Loan or LC Obligation is denominated at the time of that repayment;

5.12.3      Each payment of interest shall be made in the currency in which such principal or other sum in respect of which such interest is denominated;

5.12.4      Each payment of fees by a U.S. Borrower pursuant to Section 3.2 shall be in Dollars;

5.12.5      Each payment of fees by Canadian Borrower pursuant to Section 3.2 shall be in Canadian Dollars;

5.12.6      Each payment in respect of Extraordinary Expenses and any other costs, expenses and indemnities shall be made in the currency in which the same were incurred by the party to whom payment is to be made; and

5.12.7      Any amount expressed to be payable in Canadian Dollars shall be paid in Canadian Dollars.

No payment to any Credit Party (whether under any judgment or court order or otherwise) shall discharge the obligation or liability of the Obligor in respect of which it was made unless and until such Credit Party shall have received payment in full in the currency in which such obligation or liability was incurred.  To the extent that the amount of any such payment shall, on actual conversion into such currency, fall short of such obligation or liability actual or contingent expressed in that currency, such Obligor (together with the other Obligors within its Borrower Group) agrees to indemnify and hold harmless such Credit Party, with respect to the amount of the shortfall with respect to amounts payable by such Obligor hereunder, with such indemnity surviving the termination of this Agreement and any legal proceeding, judgment or court order pursuant to which the original payment was made which resulted in the shortfall.  To the extent that the amount of any such payment to a Credit Party shall, upon an actual conversion into such currency, exceed such obligation or liability, actual or contingent, expressed in that currency, such Credit Party shall return such excess to the members of the affected Borrower Group.

5.13        Currency Fluctuations.

5.13.1      Not later than 1:00 p.m.    (prevailing time in the location of the Appropriate Notice Office) on the last Business Day of each calendar month or, in the event that the Exchange Rate fluctuates in excess of 10% during such calendar month, any other Business Day in the reasonable discretion of Administrative Agent (the “Calculation Date”), Administrative Agent shall reasonably determine the Exchange Rate as of such date.  The Exchange Rate so determined shall become effective on the first Business Day immediately following such determination (a “Reset Date”) and shall remain effective until the next succeeding Reset Date.  Nothing contained in this Section 5.13 shall be construed to require Administrative Agent to calculate compliance under this Section 5.13 more frequently than once each month.

5.13.2      Not later than 4:00 p.m.   (prevailing time in the location of the Appropriate Notice Office) on each Reset Date, Administrative Agent shall determine the Dollar Equivalent of the Canadian Revolver Exposure.

5.13.3      If, on any Reset Date, the Total Revolver Exposure exceeds the total amount of the Maximum Revolver Facility Amount on such date, or the Canadian Revolver Exposure on such date exceeds the Dollar Equivalent of the Canadian Revolver Facility Amount on such date (the amount of any such excess referred to herein as the “Excess Amount”) then (i) Administrative Agent shall give notice thereof to Borrowers and Lenders and (ii) within one (1) Business Day thereafter, Borrowers shall cause such excess to be eliminated, either by repayment of Revolver Loans or depositing of Cash Collateral with Administrative Agent with respect to LC Obligations and until such Excess Amount is repaid, Lenders shall not have any obligation to make any Loans.

5.14        Nature and Extent of Each Borrower’s Liability

5.14.1      Joint and Several Liability

(a)           Each U.S. Borrower shall be liable for, on a joint and several basis, and hereby guarantees the timely payment by all other U.S. Borrowers of all of the Borrower Group Obligations, regardless of which U.S. Borrower actually may have received the proceeds of any Loans or other extensions of credit hereunder or the amount of such Loans received or the manner in which any Credit Party accounts for such Loans or other extensions of credit on its books and records, it being acknowledged and agreed that Loans to any U.S. Borrower inure to the mutual benefit of all U.S. Borrowers and that each Credit Party is relying on the joint and several liability of all U.S. Borrowers in extending the Loans and other financial accommodations hereunder to the U.S. Borrowers.  Each U.S. Borrower hereby unconditionally and irrevocably agrees that upon default in the payment when due (whether at stated maturity, by acceleration or otherwise) of any principal of, or interest owed on, any of the Borrower Group Obligations owed by U.S. Borrower, such U.S. Borrowers shall forthwith pay the same, without notice or demand.

(b)           Each U.S. Borrower’s joint and several liability hereunder with respect to, and guaranty of, Borrower Group Obligations of U.S. Borrowers, shall, to the fullest extent permitted by Applicable Law, be unconditional irrespective of (i) the validity, enforceability, avoidance or subordination of any of such  Borrower Group Obligations or of any promissory note or other document evidencing all or any part of such Borrower Group Obligations, (ii) the absence of any attempt to collect any of such Borrower Group Obligations from any other U.S. Obligor or any U.S. Collateral or other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance or granting of any indulgence by any Credit Party with respect to any provision of any instrument evidencing or securing the payment of any of such Borrower Group Obligations, or any other agreement now or hereafter executed by any other Borrower and delivered to any Credit Party, (iv) the failure by the Applicable Agent to take any steps to perfect or maintain the perfected status of its security interest in or other Lien upon, or to preserve its rights to, any of the U.S. Collateral or other security for the payment or performance of any of such Borrower Group Obligations or any Agent’s release of any Collateral or of its Liens upon any U.S. Collateral, (v) any Credit Party’s election, in any proceeding instituted under the Bankruptcy Code, for the application of Section 1111(b)(2) of the Bankruptcy Code, (vi) any borrowing or grant of a security interest by any other U.S. Borrower, as debtor or debtor-in-possession under any insolvency law (including Section 364 of the Bankruptcy Code), (vii) the release or compromise, in whole or in part, of the liability of any U.S. Obligor for the payment of any of such Borrower Group Obligations, (viii) any amendment or modification of any of the Loan Documents or any waiver of an applicable Default or Event of Default, (ix) any increase in the amount of such Borrower Group Obligations beyond any limits imposed herein or in the amount of any interest, fees or other charges payable in connection therewith, or any decrease in the same, (x) the disallowance of all or any portion of any Credit Party’s claims against any other U.S. Obligor for the repayment of any of such Borrower Group Obligations under any Insolvency Law (including Section 502 of the Bankruptcy Code), or (xi) to the fullest extent permitted by law, any other circumstance that might constitute a legal or equitable discharge or defense of any Obligor.  After the occurrence and during the continuance of any

Event of Default, Administrative Agent or the Applicable Agent, or both, may proceed directly and at once, without notice to any Obligor, against any or all of U.S. Obligors to collect and recover all or any part of the Borrower Group Obligations owing by U.S. Obligors (whether or not then due or payable), without first proceeding against any other U.S. Obligor or against any U.S. Collateral or other security for the payment or performance of any of such Borrower Group Obligations, and to the fullest extent permitted by law, each U.S. Borrower waives any provision under Applicable Law that might otherwise require any Agent to pursue or exhaust its remedies against any U.S. Collateral or U.S. Obligor before pursuing another U.S. Obligor.

(c)           No payment or payments made by a U.S. Obligor or received or collected by any Credit Party or any other Person by virtue of any action or proceeding or any setoff or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, release or otherwise affect the liability of any U.S. Borrower under this Agreement for any remaining Borrower Group Obligations, each of whom shall remain jointly and severally liable for the payment and performance of all of its Borrower Group Obligations until Full Payment of such Obligations.

5.14.2      Waivers

(a)           Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Administrative Agent or Lenders to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower.  It is agreed among each Borrower, Administrative Agent and Lenders that the provisions of this Section are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Administrative Agent and Lenders would decline to make Loans and issue Letters of Credit.  Notwithstanding anything to the contrary in any Loan Document, and except as set forth in Section 5.14.3, each Borrower expressly waives all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off, as well as all defenses available to a surety, guarantor or accommodation co-obligor.  Each Borrower acknowledges that its joint and several liability and waiver pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(b)           Administrative Agent and Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral by judicial foreclosure or non judicial sale or enforcement, without affecting any rights and remedies under this Section 5.14.  If, in the exercise of any rights or remedies, Administrative Agent or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other Person, whether because of any applicable laws pertaining to “election of remedies” or otherwise, each Borrower consents to such action by Administrative Agent or such Lender and waives any claim based upon such action, even if the action may result in loss of any rights of subrogation that any Borrower might otherwise have had but for such action.  Any election of remedies that results in denial or impairment of the right of Administrative Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations.  Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for the Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person.  If Administrative Agent bids at any foreclosure or trustee’s sale or at any private sale, Administrative Agent may bid all or a portion of the Obligations and the amount of such bid need not be paid by Administrative Agent but shall be credited against the Obligations.  The amount of the successful bid at any such sale, whether Administrative Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 5.14, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Administrative Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

5.14.3      Extent of Liability; Contribution

(a)           Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section 5.14 shall be limited to the greater of (i) all amounts for which such Borrower is primarily liable, as described below, and (ii) such Borrower’s Allocable Amount.

(b)           If any Borrower makes a payment under this Section 5.14 of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.  The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 5.14 without rendering such payment voidable or avoidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(c)           Nothing contained in this Section 5.14 shall limit the liability of any Borrower to pay Loans made directly or indirectly to that Borrower (including Loans advanced to any other Borrower and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), LC Obligations relating to Letters of Credit issued to support such Borrower’s business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder.  Agents and Lenders shall have the right, in their discretion at any time that a Default or Event of Default exists or Aggregate Availability is less than $30,000,000, to condition Loans and Letters of Credit upon a separate calculation of borrowing availability for each Borrower and to restrict the disbursement and use of such Loans and Letters of Credit to such Borrower.

5.14.4      Joint Enterprise.   Each Borrower has requested that Agents and Lenders make the credit facility established hereunder available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically.  Borrowers’ business is a mutual and collective enterprise, and Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease the administration of their relationship with Lenders, all to the mutual advantage of Borrowers.  Borrowers acknowledge and agree that Agents’ and Lenders’ willingness to extend credit to Borrowers and to administer the Collateral on a combined basis, as set forth herein, is done solely as an accommodation to Borrowers and at Borrowers’ request.

5.14.5      Subordination.   Each Borrower hereby subordinates any claims, including any right of payment, subrogation, contribution and indemnity, that it may have from or against any other Obligor in the same Borrower Group, and any successor or assign of any other Obligor, including any creditor representative or debtor in possession, howsoever arising, due or owing or whether heretofore, now or hereafter existing, to the Full Payment of all of its Borrower Group Obligations.

SECTION 6.      CONDITIONS PRECEDENT

6.1          Conditions Precedent to Initial Loans.  In addition to the conditions set forth in Section 6.2, the Lenders shall not be required to fund any requested Loan or otherwise extend credit to any Borrower within a Borrower Group, nor shall Issuing Banks or any Applicable Agent have any obligation to issue any Letter of Credit for the account of any Borrower within such Borrower Group hereunder, until the date (“Closing Date”) that each of the following conditions has been satisfied with respect to such Borrower Group and its members:

(a)           Notes shall have been executed by Borrowers and delivered to each Lender that requests issuance of a Note.  Each other Loan Document shall have been duly executed and delivered to Agents by each of the signatories thereto, and each Obligor within such Borrower Group shall be in compliance with all terms thereof.

(b)           Each of the Applicable Agents shall have received (i) acknowledgments of those filings or recordations necessary to perfect its Liens in the Collateral (including any applicable filing or registrations with respect to Canadian Obligors) as are consistent with the Existing Loan Agreement and the related loan documents, subject to Borrowers’ commercially reasonable efforts prior to the Closing Date with respect to any additional filings against Collateral not subject to the Existing Loan Agreement, as well as (ii) UCC, PPSA and Lien searches and other evidence satisfactory to Agents that such Liens are the only Liens upon the Collateral, except Permitted Liens.

(c)           Agents shall have received duly executed Deposit Account Control Agreements for each Deposit Account of each Obligor (other than SEI) within such Borrower Group and any related lockbox, in form and substance, and with financial institutions, satisfactory to Agents to the extent required pursuant to Section 8.2.4.

(d)           Agents shall have received certificates, in form and substance satisfactory to them, from a knowledgeable Senior Officer of each Borrower certifying that, after giving effect to the initial Loans and transactions related thereto on the Closing Date, (i) such Borrower is Solvent; (ii) no Default or Event of Default exists; (iii) the representations and warranties set forth in Sections 9.1.1, 9.1.2, 9.1.3, 9.1.6, 9.1.14 (with respect to the PATRIOT Act and other Anti-Terrorism Laws), and 9.1.24 (the “Specified Representations”) are true and correct; and (iv) such Borrower has complied with all agreements and conditions required to be satisfied by it on the Closing Date under the Loan Documents.

(e)           Agents shall have received a certificate of a duly authorized officer of each Obligor within such Borrower Group, certifying (i) that attached copies of such Obligor’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown, (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility, and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents.  Agents may conclusively rely on this certificate until they are otherwise notified by the applicable Obligor in writing.

(f)            Agents and Lenders shall have received a written opinion of Jones Day,  counsel to Borrowers, Foley & Lardner LLP, Michigan counsel to EGI, and Blake, Cassells & Graydon LLP, Borrowers’ Canadian local counsel, and local counsel for state or provincial jurisdiction of an Obligor’s organization or in which a Mortgage (or amendment thereto) or other Lien filing is being recorded in each case in form and substance satisfactory to Agents.

(g)           Agents shall have received copies of the charter documents of each Obligor within such Borrower Group, certified as appropriate by the Secretary of State or another official of such Obligor’s jurisdiction of organization.  Agents shall have received good standing certificates / certificates of status for each Obligor within such Borrower Group, issued by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization and each jurisdiction where such Obligor’s conduct of business or ownership of Property necessitates qualification.

(h)           There shall not have occurred since December 31, 2007 any event or condition that has had, or could be reasonably expected, either individually or in the aggregate, to have, a “Material Adverse Effect” (as defined in the Merger Agreement), and SEHC (as defined in the Merger Agreement) has not, without the prior written consent of Administrative Agent, made any consent or request to SEI and its Subsidiaries in connection with clause (iv) of the definition of “Material Adverse Effect” in Section 4.1(a) of the Merger Agreement that is materially adverse to Agents’ and Lenders’ interests.

(i)            Agents and the Lenders shall have received:  (a)(I) unaudited consolidated balance sheets, and related statements of income and cash flow of SEI, for each month and Fiscal Quarter of the current Fiscal Year in each case ended at least 45 days before the Closing Date, which balance sheet and statement of income shall be prepared in accordance with GAAP (without the requirement of footnote disclosures), and (II) consolidating financial information on a subsidiary or divisional basis, in each case with the same level of detail and in the same form as currently provided under the Existing Loan Agreement, (b) with the same level of detail and in the same form as currently provided by Borrowers under the Existing Loan Agreement, a pro forma consolidated and consolidating balance sheet of SEI as of the date of the most recent consolidated balance sheet delivered pursuant to the preceding clause (a) and a pro forma consolidated and consolidating statement of operations for the most recent fiscal year, interim period (if available) and 12-month period ending on the last day of such interim period, in each case adjusted to give effect to the Merger, the other transactions related thereto and any other transactions that would be required to be given pro forma effect by Regulation S-X promulgated under the Securities Act of 1933 and such other adjustments as shall be agreed between Holdings and the Administrative Agent (the “Pro Forma Financial Statements”), and (c) a financial model of Borrowers to include projected financial performance (including balance sheet and availability projections and debt tranches) on a monthly basis for the first Loan Year and on an annual basis thereafter, which financial model reflects the Borrowers’ ability to perform their obligations under the Loan Documents, and meet their debts as they become due, after the Closing Date.

(j)            Agents shall have received all documentation and information about the Equity Investors as is requested in writing by the Agents under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the PATRIOT Act, in form and substance satisfactory to the Agents and Lenders.

(k)           Either (A) the Merger shall have been consummated or (B) Holdings shall have acquired more than 50% of the issued and outstanding capital stock of SEI, in either case concurrently with or prior to the initial borrowing under the Revolving Credit Facility in accordance with the terms of the Merger Agreement and the related tender documents, and the Merger Agreement and the other material agreements consisting of the tender documents and the organizational documents of Merger SPC shall not have been altered, amended or otherwise changed or supplemented or any condition therein waived without the prior written consent of Administrative Agent (other than alterations, amendments, changes, supplements or waivers that are not materially adverse to the interests of Lenders).

(l)            The capital structure of the Holdings, SEI and the Borrowers, after giving effect to the Merger and Related Transactions, and the flow of funds with respect to the Merger and Related Transactions, shall all be satisfactory to Agents and Lenders.

(m)          Agents shall be satisfied that, as of the Closing Date, the sum of (A) Aggregate Availability under the Revolving Credit Facility plus (B) Closing Date Pledged Cash, shall be not less than $60,000,000 after giving effect to the Merger and Related Transactions (including all Merger Transaction Costs) and all extensions of credit under the Revolving Credit Facility on such date.

(n)           Borrowers within such Borrower Group shall have paid all fees and expenses to be paid to Agents and Lenders on the Closing Date.

(o)           Agents shall have received copies of the property and casualty insurance policies of Borrowers with respect to the Collateral of such Borrower Group, or certificates of insurance with respect to such policies in form acceptable to Administrative Agent, and loss payable endorsements on Administrative Agent’s standard form (or other form acceptable to Agents) of loss payee endorsement naming the Applicable Agent as sole lender’s loss payee with respect to each such policy and copies of such Borrowers’ liability insurance policies, including product liability policies, together with endorsements naming the Applicable Agent as an additional insured, all as required by the Loan Documents.

(p)           With respect to the issuance of any Letter of Credit on the Closing Date, each of the LC Conditions is satisfied with respect to such Borrower Group.

(q)           Each of the conditions specified in Section 6.2 is satisfied with respect to such Borrower Group on the Closing Date (other than Section 6.2(f) with respect to the Borrowers, and Section 6.2(g) and (h) with respect to the U.S. Borrowers).

(r)            Agents shall have received, and found acceptable, all Related Real Estate Documents with respect to the Mortgaged Real Estate.

Notwithstanding the satisfaction of each of the foregoing conditions precedent with respect to any Borrower Group, no Credit Party shall have any obligation to make Revolver Loans or otherwise extend credit to or for the benefit of any Borrower within such Borrower Group unless all of the foregoing conditions precedent are also satisfied with respect to the Borrower Group consisting of U.S. Borrowers.

6.2          Conditions Precedent to All Credit Extensions.  No Credit Party shall be required to fund any Loan or otherwise extend any credit to or for the benefit of Borrowers within a Borrower Group, nor shall Issuing Banks or any Applicable Agent have any obligation to issue any Letter of Credit for the account of any Borrower within a Borrower Group, unless and until each of the following conditions has been and continues to be satisfied with respect to such Borrower Group and its members:

(a)           No Default or Event of Default exists at the time, or would result from the funding, of any Revolver Loan or other extension of credit pursuant to this Agreement to or for the benefit of such Borrower Group;

(b)           Each of the representations and warranties applicable to such Borrower Group or its members in any of the Loan Documents (including any representations and warranties in any certificate furnished at any time in connection herewith) are true and correct in all material respects on and as of the date of each extension of credit hereunder (except for those representations or warranties which expressly relate to an earlier date); provided that, with respect to those Loans made by Lenders on the Closing Date, this condition precedent shall be limited to the Specified Representations;

(c)           Each of the conditions precedent set forth in any other Loan Document and applicable to such Borrower Group or its members shall have been and shall remain satisfied;

(d)          No event shall have occurred and no condition shall exist which has or could be reasonably expected to have a Material Adverse Effect with respect to such Borrower Group;

(e)           Administrative Agent shall have received each Borrowing Base Certificate then required by the terms of this Agreement or otherwise requested by Administrative Agent, including a Borrowing Base Certificate as of the most recent week-end preceding the Closing Date (unless otherwise provided in Section 8.1 hereof);

(f)           With respect to the issuance for the account of any Borrower Group member of any Letter of Credit pursuant to this Agreement after the Closing Date, each of the LC Conditions is satisfied;

(g)          No request by the Canada Revenue Agency or any other Governmental Authority for payment pursuant to Section 224 (1.1) or any successor section of the ITA or any comparable provision of any other taxing statute shall have been received by any Person in respect of such Borrower Group or its members; and

(h)          There exists no fact or circumstance, including by reason of the application of any so-called “currency exchange” laws, rules or regulations (as in effect at the time of any proposed Borrowings hereunder by such Borrower Group) which could reasonably be expected to interfere with the ability of such Borrower Group or its members to satisfy any of their Borrower Group Obligations in full at such time as such Obligations become due and payable pursuant to the terms hereof.

Each request (or deemed request) by Borrowers for funding of a Loan, issuance of a Letter of Credit or grant of an accommodation shall constitute a representation by Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of such funding, issuance or grant.  As an additional condition to any funding, issuance or grant, Administrative Agent shall have received such other information, documents, instruments and agreements as it deems appropriate in connection therewith.

6.3                               Limited Waiver of Conditions Precedent.   If Agents, Issuing Banks or Lenders fund any Loans, arrange for issuance of any Letters of Credit pursuant to this Agreement or grant any other accommodation when any conditions precedent are not satisfied (regardless of whether the lack of satisfaction was known or unknown at the time), it shall not operate as a waiver of (a) the right of Agents, Issuing Banks and Lenders to insist upon satisfaction of all conditions precedent with respect to any subsequent funding, issuance or grant; nor (b) any Default or Event of Default due to such failure of conditions or otherwise.

SECTION 7.                        COLLATERAL

U.S. Borrowers have granted, pursuant to the Existing Security Agreement and the security interest and collateral provisions of the Existing Loan Agreement, and are concurrently granting, pursuant to the terms and conditions of the U.S. Security Agreement and the other Security Documents to which they are parties, to Administrative Agent, security interests and Liens upon their respective portions of the

Collateral as security for the Obligations hereunder and under the U.S. Borrowers’ Guaranty.  Canadian Borrower is concurrently granting to Administrative Agent security interests and Liens upon its respective portion of the Collateral pursuant to the terms and conditions of the Canadian Security Agreement and the other Security Documents to which it is a party as security for the Canadian Obligations. The U.S. Security Agreement amends, restates and continues the Existing Security Agreement as well as the security interest and collateral provisions of the Existing Loan Agreement.   Notwithstanding anything to the contrary set forth herein or in any of the other Loan Documents, the parties hereto acknowledge and agree that the amendment and restatement of the Existing Security Agreement and the security interest and collateral provisions of the Existing Loan Agreement are not intended to constitute, nor do they constitute or result in, a novation, interruption, suspension of continuity, satisfaction, discharge, subordination or termination of the obligations, loans, liabilities or indebtedness under the Existing Loan Agreement and the other Loan Documents, or the collateral security and guaranties therefor, and the Secured Parties pursuant to this Agreement and the U.S. Security Agreement, and the Obligations hereunder and under the other Loan Documents, are entitled to all rights, benefits and security originally pertaining to the Existing Loan Agreement and the other Loan Documents (as defined therein).

SECTION 8.      COLLATERAL ADMINISTRATION

8.1          Borrowing Base Certificates.   On the Closing Date and on or prior to the twentieth (20th) day of each calendar month thereafter, Borrowers shall deliver to Administrative Agent (and Administrative Agent shall promptly deliver same to the Applicable Lenders) a Borrowing Base Certificate prepared as of the close of business of the previous calendar month; provided, however, that if the Aggregate Availability of Borrowers is less than $50,000,000 or if an Event of Default then exists, then upon Administrative Agent’s reasonable request, Borrowers shall deliver to Administrative Agent (and Administrative Agent shall upon request from a Lender, promptly deliver to such Lender) a Borrowing Base Certificate on or before the fourth (4th) Business Day of each week, prepared as of the close of business in the last Business Day of the preceding week, until such time as the Aggregate Availability of Borrowers is equal to or exceeds $50,000,000 or such Event of Default is cured or waived.  All calculations of Availability or Aggregate Availability in any Borrowing Base Certificate shall originally be made by Borrowers and certified by a Responsible Officer; provided that Administrative Agent may from time to time review and adjust any such calculation to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Availability Reserve; provided, further, that to the extent that any Borrowing Base Certificate does not accurately reflect an Availability Reserve established by Agent in its Credit Judgment, then such inaccuracy shall not result in a breach of the Borrowers’ representations and warranties made with respect to such Borrowing Base Certificate.  Each Borrowing Base Certificate shall be sent to the Appropriate Notice Office of Administrative Agent and shall set forth the calculation of the U.S. Borrowing Base in Dollars, and the Canadian Borrowing Base in Canadian Dollars and in Dollars, provided that, in expressing the Canadian Borrowing Base in Dollars on any date, the Dollar amount with reference to another currency shall be equal to the amount of Dollars that Administrative Agent reasonably determines (which determination shall be communicated to Borrower Agent and shall be conclusive and binding absent manifest error) could be purchased on such date at the applicable Exchange Rate with the other currency.  In no event shall the Borrowing Base (or the U.S. Borrowing Base or the Canadian Borrowing Base) or Aggregate Availability on any date be deemed to exceed the amounts shown on the Borrowing Base Certificate last received by Administrative Agent prior to such date.

8.2          Administration of Eligible Accounts

8.2.1        Records and Schedules of Accounts.   Each Borrower shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to

Administrative Agent, on such periodic basis as Administrative Agent may reasonably request, a sales and collections report solely with respect to Accounts, in form satisfactory to Administrative Agent (which form shall be substantially consistent with forms required by Administrative Agent from its other customers in the same or similar business as Borrowers (other than changes necessary due to Borrowers’ specific business operations).  Each Borrower shall also provide to Administrative Agent, together with the Borrowing Base Certificate delivered in accordance with Section 8.1, a detailed aged trial balance of all Accounts as of the end of the preceding period, specifying each Account’s Account Debtor name and address, amount, invoice date and due date, and, to the extent that a Borrower grants any discount, allowance, credit, authorized return or dispute that is not shown on the face of the invoice for the Account involved, showing any such discount, allowance, credit, authorized return or dispute and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as Administrative Agent may reasonably request.  If Accounts of a Borrower or Borrowers within a Borrower Group having an aggregate face amount of $2,000,000 or more in the case of U.S. Borrowers, or $500,000 in the case of Canadian Borrower, cease to be Eligible Accounts, Borrower Agent shall notify Administrative Agent of such occurrence promptly (and in any event within two (2) Business Days) after any Borrower has knowledge thereof.

8.2.2        Taxes.  If an Eligible Account of any Borrower includes a charge for any Taxes, Administrative Agent is authorized, in its discretion from and after the occurrence and during the continuation of an Event of Default, to pay the amount thereof to the proper taxing authority for the account of such Borrower and to charge such Borrower and the members of its Borrower Group therefor; provided, however, that neither Administrative Agent nor Lenders shall be liable for any Taxes that may be due from Borrowers or with respect to any Collateral.

8.2.3        Account Verification.   Whether or not an Event of Default exists, Administrative Agent shall have the right at any time (but limited to regular business hours to the extent no Event of Default then exists), in the name of Administrative Agent, any designee of Administrative Agent or any Borrower to verify the validity, amount or any other matter relating to any Eligible Accounts of Borrowers by mail, telephone or otherwise.  Borrowers shall cooperate fully with Administrative Agent in an effort to facilitate and promptly conclude any such verification process.

8.2.4        Maintenance of Deposit Accounts.   Each Borrower Group shall maintain Deposit Accounts designated for such Borrower Group, pursuant to lockbox or other arrangements acceptable to the Applicable Agent.  Borrowers shall obtain a Deposit Account Control Agreement (in form and substance satisfactory to Administrative Agent) from each lockbox servicer and depository bank, for each lockbox or Dominion Account, establishing Administrative Agent’s control over and Lien in the lockbox or Dominion Account; provided, that, the parties agree that Canadian Borrower may obtain and deliver a Deposit Account Control Agreement with respect to its Dominion Account within ten (10) Business Days after the Closing Date.  Pursuant to such Deposit Account Control Agreements, (a) prior to any depository bank’s receipt of a Springing Dominion Notice from the Applicable Agent arising from the occurrence of a Springing Dominion Event, such depository bank shall remit all funds deposited into such Dominion Account pursuant to the instructions of Obligors within such Borrower Group, and (b) after any depository bank’s receipt of a Springing Dominion Notice, such depository bank shall immediately, and without further consent of or notice to any Obligor, transfer to the Applicable Payment Account all monies deposited to such Dominion Account solely pursuant to the instructions of the Applicable Agent until delivery of further notice by the Applicable Agent.  If, after a Springing Dominion Notice has been delivered, Borrowers maintain Aggregate Availability of at least $35,000,000 for a 90 consecutive day period and no Event of Default occurs or exists during such 90-day period, then the Applicable Agent will withdraw the Springing Dominion Notice upon expiration of such 90-day period and shall not deliver another Springing Dominion Notice unless and until another Springing Dominion Event occurs.  Neither

Administrative Agent nor any of Lenders assume any responsibility to Borrowers for any lockbox arrangement or Deposit Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.  Notwithstanding anything to the contrary in this Section 8.2.4, for so long as no Springing Dominion Event occurs, the Deposit Accounts of Borrowers maintained in Mexico shall not be subject to this Section 8.2.4.

8.2.5        Proceeds of Collateral.   Borrowers shall request in writing and otherwise take all reasonable steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to a Dominion Account (or a lockbox relating to a Dominion Account).  If any Borrower or any of its Subsidiaries receives cash or Payment Items with respect to any Collateral, it shall promptly (not later than the next Business Day) deposit the same into a Dominion Account subject to a Deposit Account Control Agreement.

8.3          Administration of Inventory

8.3.1        Records and Reports of Inventory.   Each Borrower within a Borrower Group shall keep accurate and complete records of its Inventory, including costs and daily withdrawals and additions, and shall submit to Administrative Agent inventory reports with respect to Inventory in form satisfactory to Administrative Agent (which reports shall be substantially consistent with reports required by Administrative Agent from its other customers in the same or similar business as Borrowers (other than changes necessary due to Borrowers’ specific business operations), on such periodic basis as Administrative Agent may reasonably request but in no event more frequently than once per calendar month if no Default or Event of Default exists.  Each Borrower shall conduct a physical inventory of Inventory at least once per calendar year (and on a more frequent basis if requested by Administrative Agent when an Event of Default exists) and periodic cycle counts consistent with historical practices, and shall provide to Administrative Agent a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as Administrative Agent may reasonably request.  Administrative Agent may participate in and observe each inventory or physical count of Inventory, at the expense of the Borrowers within such Borrower’s Borrower Group.

8.3.2        Returns of Inventory.  No Borrower shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the Ordinary Course of Business; (b) no Default, Event of Default or Overadvance applicable to such Borrower or its Borrower Group exists or would result therefrom; and (c) any payment received by a Borrower for a return is promptly remitted to the Applicable Agent for application to the Obligations to the extent required under Section 8.2.4.

8.3.3        Acquisition, Sale and Maintenance.   No Borrower shall acquire or accept Eligible Inventory on consignment or approval, and shall cause all Eligible Inventory to be produced in accordance with all material aspects of Applicable Law, including the FLSA (with respect to Eligible Inventory that is produced in the United States of America).  No Borrower shall sell any Eligible Inventory on approval or any other basis under which the customer may return or require a Borrower to repurchase such Eligible Inventory (except Consigned Inventory for which the Consigned Inventory Conditions are met) (it being acknowledged that the foregoing does not include the discretionary decisions on the part of a Borrower to repurchase Eligible Inventory and Eligible Inventory sold on consignment).  Borrowers shall use, store and maintain all Eligible Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all material respects of all Applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Eligible Inventory is located.

8.4          Administration of Equipment

8.4.1        Records and Schedules of Equipment.   Each Borrower within a Borrower Group shall keep accurate and complete records of its Equipment which has a fair market value in excess of $500,000, including kind, quality, quantity, cost, acquisitions and dispositions thereof.  Promptly upon Administrative Agent’s reasonable request (but no more frequently than once per Fiscal Quarter unless an Event of Default then exists), Borrowers shall deliver to Administrative Agent evidence of their ownership or interests in any Equipment which has a fair market value in excess of $500,000.

8.4.2        Dispositions of Equipment.   No Borrower shall sell, lease or otherwise dispose of any Equipment, without the prior written consent of Administrative Agent, other than (a) a Permitted Asset Disposition; (b) replacement of Equipment that is worn, damaged or obsolete with Equipment of like function and value, if the replacement Equipment is acquired substantially contemporaneously with such disposition and is free of Liens other than Permitted Liens; and (c) dispositions of Equipment by a Borrower to another Borrower or any Guarantor.

8.4.3        Condition of Equipment.   Each Borrower shall use commercially reasonable efforts to ensure that material Equipment is in good operating condition and repair, and all necessary replacements and repairs have been made, reasonable wear and tear excepted.  No Borrower shall permit any material Equipment to become affixed to real Property (other than (i) the real Property subject to the Brownwood Lease so long as such real Property is purchased by Borrowers pursuant to the terms of Section 10.2.8(b) and (ii) the real Property consisting of Borrowers’ magnet wire manufacturing plant at 120 Southeast Parkway Drive, Franklin, Tennessee) unless such Borrower obtains and delivers to the Applicable Agent a Lien Waiver or similar instrument from the relevant landlord or mortgagee.

8.5          Administration of Deposit Accounts.   Schedule 8.5 sets forth all Deposit Accounts maintained by Borrowers.  Subject to Section 8.2.4, Borrowers shall take all actions necessary to establish the Applicable Agent’s control (as defined under Section 9-104 of the UCC) of each such Deposit Account (other than (i) an account exclusively used for payroll, payroll taxes, employee benefits, workers’ compensation claims, prepaid insurance, (ii) any account maintained exclusively for, and in required pursuant to, Hedging Agreements, or (iii) an account containing not more than $250,000 at any time).  Only one Borrower shall be the sole account holder of each Deposit Account and shall not allow any other Person (other than the Applicable Agent) to have control over such Deposit Account or any Property deposited therein.  Each Borrower shall promptly notify the Applicable Agent on a monthly basis of any opening or closing of a Deposit Account and, with the consent of the Applicable Agent, will amend Schedule 8.5 to reflect the same.

8.6          General Provisions.

8.6.1        Location of Collateral.   All tangible items of Collateral, other than Inventory in transit and Consigned Inventory, shall at all times be kept by Borrowers at the business locations set forth in Schedule 8.6.1, except that Borrowers may (a) make sales or other dispositions of Collateral in accordance with Section 10.2.6; and (b) move Collateral to another location in the United States (if it is a U.S. Obligor) or in Canada (if it is a Canadian Obligor), upon ten (10) Business Days prior written notice to Administrative Agent, and so long as there have been filed, registered or published any Required Perfection Documents with respect to each Applicable Agent’s Liens upon such Collateral.

8.6.2        Insurance of Collateral; Condemnation Proceeds.

(a)           Each Borrower shall maintain insurance with respect to the Collateral, covering casualty, hazard, public liability, theft, malicious mischief, and such other risks, in such amounts as are usually insured against by companies of a similar size engaged in similar businesses in the same geographic area (but at a minimum providing for property coverage not less than 100% of the value of the Collateral), and with those insurance companies reflected on Schedule 8.6.2 or such other sound and reputable insurers as are reasonably satisfactory to the Applicable Agent.  From time to time as reasonably requested by the Applicable Agent, Borrowers shall deliver the originals or certified copies of its insurance policies to the Applicable Agent.  Unless the Applicable Agent shall agree otherwise, each policy shall include satisfactory endorsements (i) showing the Applicable Agent as lender loss payee, mortgagee or additional insured, as appropriate; (ii) requiring thirty (30) days prior written notice to the Applicable Agent in the event of cancellation of the policy for any reason whatsoever other than non-payment of premiums (in which case ten (10) days prior written notice shall be required); and (iii) specifying that the interest of the Applicable Agent shall not be impaired or invalidated by any act or neglect of any Borrower or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy.  If any Borrower fails to provide and pay for such insurance, any Agent may, at its option, but shall not be required to, procure the insurance and charge Borrowers therefor.  Each Borrower agrees to deliver to Agents, promptly as rendered, copies of all material reports made in any reporting forms to insurance companies.  While no Event of Default exists, Borrowers with a Borrower Group may settle, adjust or compromise any insurance claim, as long as the proceeds are delivered to Administrative Agent or otherwise reinvested to the extent permitted by this Agreement.  If an Event of Default exists, only the Applicable Agent shall be authorized to settle, adjust and compromise such claims.

(b)           Any proceeds of property or casualty insurance and any awards arising from a Casualty Event or condemnation of any Collateral shall be paid to the Applicable Agent or otherwise reinvested to the extent permitted by this Agreement.  Any such proceeds or awards that relate to Inventory shall be applied to payment of the Revolver Loans of the applicable Borrower Group, and then to any other Obligations of the applicable Borrower Group outstanding.  Subject to clause (c) below, any proceeds or awards that relate to Equipment or Real Estate included in the calculation of the Fixed Asset Formula Amount shall be applied to reduce the Fixed Asset Formula Amount of the applicable Borrower Group, then to the other Revolver Loans of the applicable Borrower Group, and then to other Obligations of the applicable Borrower Group.

(c)           Borrowers may use insurance proceeds or condemnation awards relating to any loss or destruction of Equipment or Real Estate to repair or replace such Equipment or Real Estate as long as (i) no Default or Event of Default exists; (ii) such repair or replacement is promptly undertaken and concluded, in accordance with plans satisfactory to the Applicable Agent ; (iii) replacement buildings are of comparable size, quality and utility to the destroyed buildings; (iv) the repaired or replaced Property is free of Liens, other than Permitted Liens that are not Purchase Money Liens; (v) Borrowers comply with disbursement procedures for such repair or replacement as Administrative Agent may reasonably require (including the payment by Borrowers of the insurance proceeds or condemnation awards to the Applicable Agent to be held as Cash Collateral until payment thereof is required under the plans approved by the Applicable Agent under clause (ii) above); and (vi) the aggregate amount of such proceeds or awards from any single Casualty Event or condemnation does not exceed $5,000,000.

8.6.3        Protection of Collateral.   All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including upon any sale thereof), and all other payments required to be made by any Agent to any Person to realize upon any Collateral, shall be borne and paid by Borrowers.  Agents shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto

(except for reasonable care in its custody while Collateral is in the Applicable Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Borrowers’ sole risk.

8.6.4        Defense of Title to Collateral.   Each Borrower shall at all times use commercially reasonable efforts to defend its title to Collateral and the Applicable Agent’s Liens therein against all Persons, claims and demands whatsoever, except Permitted Liens.

8.7          Power of Attorney.   Each Borrower within a Borrower Group hereby irrevocably constitutes and appoints the Applicable Agent (and all Persons designated by the Applicable Agent) as such Borrower’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section.  The Applicable Agent, or such Applicable Agent’s designee, may, without notice and in either its or a Borrower’s name, but at the reasonable cost and expense of Borrowers:

(a)           Endorse a Borrower’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into the Applicable Agent’s possession or control; and

(b)           During the existence of an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts, by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Administrative Agent deems advisable; (iv) take control, in any manner, of any proceeds of Collateral; (v) prepare, file and sign a Borrower’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to a Borrower, and notify postal authorities to change the address for delivery thereof to such address as the Applicable Agent may designate; (vii) endorse any Chattel Paper, Document, Instrument, invoice, freight bill, bill of lading, or similar document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use a Borrower’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to any Collateral; (x) make and adjust claims under policies of insurance; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit or banker’s acceptance for which a Borrower is a beneficiary; and (xii) take all other actions as the Applicable Agent deems appropriate to fulfill any Borrower’s obligations under the Loan Documents.

SECTION 9.      REPRESENTATIONS AND WARRANTIES

9.1          General Representations and Warranties.   To induce Agents and Lenders to enter into this Agreement and to make available the Borrower Group Commitments, Loans and Letters of Credit, each Borrower represents and warrants to the Credit Parties that:

9.1.2        Organization and Qualification.   Each Borrower and its Subsidiaries are duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  Each Borrower and its Subsidiaries are duly qualified, authorized to do business and in good standing as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

9.1.3        Power and Authority; No Conflicts.   Each Obligor is duly authorized to execute, deliver and perform its Loan Documents.  The execution, delivery and performance of the Loan

Documents have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, other than those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate or cause a default under any Applicable Law or Material Contract; or (d) result in or require the imposition of any Lien (other than Permitted Liens) on any Property of any Obligor.

9.1.4        Enforceability.   Each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, subject to general principles of equity, regardless of whether considered in a proceeding in equity or law.

9.1.5        Capital Structure.   Schedule 9.1.4 shows, for each Borrower and its Subsidiaries, its name, its jurisdiction of organization, its authorized and issued Equity Interests, the holders of its Equity Interests, and all agreements binding on such holders with respect to their Equity Interests, and each Borrower and its Subsidiaries have good title to its Equity Interests in its Subsidiaries, free of any Lien (other than Permitted Liens), and all such Equity Interests are duly issued, fully paid and non-assessable.  There are no outstanding options to purchase, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to any Equity Interests of any Borrower or its Subsidiaries.

9.1.6        Corporate Names; Locations.   During the five years preceding the Closing Date, except as shown on Schedule 9.1.5, no Borrower or any of its Subsidiaries has been known as or used any corporate, fictitious or trade names, has been the surviving corporation of a merger, amalgamation or combination, or has acquired any substantial part of the assets of any Person.  The chief executive offices and other places of business of Borrowers and their Subsidiaries are shown on Schedule 8.6.1.  During the five years preceding the Closing Date, no Borrower or any of its Subsidiaries has had any other office or place of business.

9.1.7        Title to Properties; Priority of Liens.   Each Borrower and its Subsidiaries have good and marketable title to (or valid leasehold interests in) all of its Real Estate, and good title to all of its material personal Property, including all material Property reflected in any financial statements delivered to Administrative Agent or Lenders, in each case free of Liens except Permitted Liens.  Each Borrower and its Subsidiaries have paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens.  All Liens of Agents in the Collateral are duly perfected, first priority Liens, subject only to Permitted Liens that are not required to be junior to Agents’ Liens pursuant to Section 10.2.2.

9.1.8        Accounts.   Each of the Agents may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrowers with respect thereto.  Borrowers warrant, with respect to each Account at the time it is shown as an Eligible Account in a Borrowing Base Certificate, that:

(b)           it is genuine and in all respects what it purports to be, and is not evidenced by a judgment;

(c)           it arises out of a completed, bona fide sale and delivery of goods in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto;

(d)           it is for a sum certain, maturing as stated in the invoice covering such sale, a copy of which has been furnished or is available to the Applicable Agent on request;

(e)           it is not subject to any offset, Lien (other than the Applicable Agent’s Lien), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business and disclosed to the Applicable Agent; and it is absolutely owing by the Account Debtor, without contingency in any respect;

(f)            no purchase order, agreement, document or Applicable Law restricts assignment of the Account to the Applicable Agent (regardless of whether, under the UCC or the PPSA, the restriction is ineffective);

(g)           no extension, compromise, settlement, modification, credit, deduction or return has been authorized with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business that are reflected on the face of the invoice related thereto and in the reports submitted to the Applicable Agent hereunder; and

(h)           to the best of Borrowers’ knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectibility of such Account; (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet the applicable Borrower’s customary credit standards, is Solvent, is not contemplating or subject to an Insolvency Proceeding, any liquidation, dissolution or winding up, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition.

9.1.9        Financial Statements.   The consolidated and consolidating balance sheets, and related statements of income, cash flow and shareholder’s equity, of SEI (including its direct and indirect Subsidiaries and SE Holding and its subsidiaries) that have been and are from time to time hereafter delivered to Administrative Agent and Lenders, are prepared in accordance with GAAP, (A) except as otherwise expressly noted therein and (B) subject, in the case of the quarterly financial statements, to changes resulting from audit, normal year-end audit adjustments and the absence of footnotes, and fairly present in all material respects the financial positions and results of operations of SEI, Borrowers and their Subsidiaries, SE Holdings and its Subsidiaries at the dates and for the periods indicated.  All projections delivered from time to time to Agents and Lenders based upon estimates and assumptions stated therein, all of which Borrowers believe to be reasonable and fair in light of the then-current conditions and the then-current facts known to Borrowers and, as of the date of delivery thereof, reflect the Borrowers’ good faith and reasonable estimates (in all material respects) of the future financial performance of Borrowers and of the other information projected therein for the period set forth therein, it being recognized by Agents and Lenders that projections as to future events are not to be viewed as facts or factual information and that actual results during the period or periods covered thereby may differ materially from projected results.  As of the Closing Date, since December 31, 2007, there has been no change in the condition, financial or otherwise, of any Borrower or any of its Subsidiaries that has had, or could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect (as defined in the Merger Agreement).  No financial statement delivered to Agents or Lenders at any time contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make such statement not materially misleading.  Each Borrower is Solvent.

9.1.10      Surety Obligations.   No Borrower nor any of its Subsidiaries is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder or as otherwise disclosed on Schedule 9.1.9.

9.1.11      Taxes.  Each Borrower and its Subsidiaries have filed all material federal, state and local tax returns and other material reports that it is required by law to file, and has paid, or made provision for the payment of, all material Taxes upon it, its income and its Properties that are due and payable, except to the extent being Properly Contested.  The provision for Taxes on the books of each Borrower and its Subsidiaries is adequate for its current Fiscal Year to the Closing Date.

9.1.12      Brokers.  Other than the fees provided in the Fee Letter, there are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.

9.1.13      Intellectual Property.  Each Borrower and its Subsidiaries own or have the lawful right to use all material Intellectual Property necessary for the conduct of its business, without infringement upon any rights of others, except for infringements that could not reasonably be expected to have a Material Adverse Effect.  Except as disclosed on Schedule 9.1.12, there is no pending or, to any Borrower’s knowledge, threatened Intellectual Property Claim with respect to any Borrower, any of its Subsidiaries or any of their Property (including any material Intellectual Property).  Except as disclosed on Schedule 9.1.12, no Borrower nor any of its Subsidiaries owes any Royalty or other compensation to any Person with respect to any material registered Intellectual Property.  All material registered Intellectual Property owned, used or licensed by, or otherwise subject to any interests of, any Borrower or its Subsidiaries is shown on Schedule 9.1.12.

9.1.14      Governmental Approvals.  Each Borrower and its Subsidiaries has, is in compliance with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties except where the failure to obtain or maintain such Governmental Approval could not reasonably be expected to have a Material Adverse Effect.  All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Borrowers and their Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

9.1.15      Compliance with Laws.  Each Borrower and its Subsidiaries has duly complied, and their Properties and business operations are in compliance, with all Applicable Law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.  There have been no citations, notices or orders of noncompliance issued to any Borrower or its Subsidiaries under any Applicable Law which could reasonably be expected to have a Material Adverse Effect.  To the best knowledge of the Borrowers, no Eligible Inventory has been produced in violation of the FLSA.

9.1.16      Environmental Matters.  The Borrowers’ and their Subsidiaries’ representations and warranties with respect to environmental matters are set forth in the Environmental Agreement.

9.1.17      Burdensome Contracts.   No Borrower or any of its Subsidiaries is a party or subject to any Restrictive Agreement, except as shown on Schedule 9.1.16, none of which prohibit the execution or delivery of any Loan Documents by an Obligor nor the performance by an Obligor of any obligations thereunder.

9.1.18      Litigation.  Except as shown on Schedule 9.1.17, there are no proceedings or investigations pending or, to any Borrower’s knowledge, threatened against any Borrower or any of its Subsidiaries, or any of their businesses, operations, Properties or conditions, that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material

Adverse Effect if determined adversely to any Borrower or Obligor (after giving effect to any insurance coverage applicable thereto).  No Borrower or any of its Subsidiaries is in default in any material respect with respect to any material order, injunction or judgment of any Governmental Authority.

9.1.19      No Defaults.  No event or circumstance has occurred or exists that constitutes a Default or Event of Default.  No Borrower or nor any of its Subsidiaries is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a Borrower default, under any Material Contract or in the payment of any Borrowed Money with a principal aggregate amount of $5,000,000.

9.1.20      ERISA.  Except as disclosed on Schedule 9.1.19, no Borrower or any of its Subsidiaries has any Multiemployer Plan or Canadian Pension Plan.  Each Borrower and its Subsidiaries are in material compliance with the requirements of all Applicable Law, including ERISA, relating to each Multiemployer Plan.  No fact or situation exists that could reasonably be expected to result in a Material Adverse Effect in connection with any Multiemployer Plan.  No Obligor is liable for any withdrawal liability in connection with a Multiemployer Plan.  Each of the Canadian Pension Plans which is sponsored and administered by the Canadian Borrower or any of its Subsidiaries is duly registered under and has been administered in compliance with the ITA and all other Applicable Pension Legislation, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect; all obligations of Canadian Borrower or any of its Subsidiaries (including fiduciary, funding, investment and administration obligations) required to be performed in connection with any Canadian Pension Plan which is sponsored and administered by the Canadian Borrower or any of its Subsidiaries and the funding agreements therefor have been performed in a timely fashion, except where the failure to so perform could not reasonably be expected to have a Material Adverse Effect; there are no outstanding disputes, actions, suits or claims concerning the assets of any Canadian Pension Plan which is sponsored and administered by the Canadian Borrower or any of its Subsidiaries (other than any claims for benefits in the Ordinary Course of Business) that could reasonably be expected to result in a Material Adverse Effect; Canadian Borrower and its Subsidiaries have withheld all required employee withholdings and have made all required employer contributions to be made by it pursuant to any Applicable Pension Legislation on account of each Canadian Pension Plan, Canadian Benefit Plan, and Canadian employment insurance and employee income taxes, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and no condition exists or transaction has occurred in connection with any Canadian Pension Plan or Canadian Benefit Plan which could result in the incurrence by Canadian Borrower or any of its Subsidiaries of any liability, fine or penalty that could reasonably be expected to result in a Material Adverse Effect; no Pension Event that could reasonably be expected to result in a Material Adverse Effect has occurred; and no Lien has arisen, choate or inchoate, in respect of Canadian Borrower or its Property, in connection with any Canadian Pension Plan (save for contributions amounts not yet due).

9.1.21      Trade Relations.  As of the Closing Date, there exists no actual or, to the knowledge of Borrowers, threatened termination, limitation or modification of any business relationship between any Borrower and its Subsidiaries and any customer or supplier, or any group of customers or suppliers, which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect on the business of such Borrower or its Subsidiaries.  As of the Closing Date, there exists no condition or circumstance that could reasonably be expected to materially impair the ability of any Borrower or its Subsidiaries to conduct its business at any time hereafter in substantially the same manner as conducted on the Closing Date.

9.1.22      Labor Relations  Except as described on Schedule 9.1.21, no Borrower or any of its Subsidiaries is on the Closing Date party to or bound by any collective bargaining agreement.  On the

Closing Date, there are no material grievances, disputes or controversies with any union or other organization of Borrower’s or its Subsidiaries’ employees, or, to any Borrower’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining.

9.1.23      Payable Practices  No Borrower or any of its Subsidiaries has made any change to its historical accounts payable practices from those in effect on the Closing Date except those changes that are required by any Change of Law (including changes to GAAP) or could not reasonably be expected to result in a Material Adverse Effect.

9.1.24      Not a Regulated Entity  No Obligor is an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940.

9.1.25      Margin Stock  No Borrower nor any of its Subsidiaries is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  No Loan proceeds or Letters of Credit will be used by it to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock in violation of Regulation U of the Board of Governors.

9.1.26      Plan Assets  No Borrower is an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. §2510.3-101 of any “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA or any “plan” (within the meaning of Section 4975 of the Internal Revenue Code), and neither the execution of this Agreement nor the funding of any Loans gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code.

9.1.27      Real Estate.  Except as disclosed on Schedule 9.1.26 hereto, none of the Mortgaged Real Estate of any Borrower is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 and to the extent such Real Estate is located in such an area, Borrowers have obtained acceptable flood insurance with respect thereto.

9.2          Complete Disclosure  No Loan Document contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein not materially misleading in each case, in light of the facts and circumstances existing at the time any such statement was made.  Additionally, none of the reports, financial statements, certificates or other information (other than any projections, pro formas, budgets and general market information) concerning the Obligors furnished by or on at the direction of any Obligor to any Credit Party in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), when taken as a whole, contains, as of the date furnished, any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading in light of the circumstances under which such statements were made.

SECTION  10.      COVENANTS AND CONTINUING AGREEMENTS

10.1        Affirmative Covenants.  For so long as there are any Borrower Group Commitments outstanding and thereafter until Full Payment of the Obligations thereunder, each Borrower that is a member of the applicable Borrower Group shall, and shall cause each Subsidiary to:

10.1.2      Inspections; Appraisals

(a)           Permit any Agent from time to time, subject to (except when a Default or Event of Default exists) reasonable notice and normal business hours, to visit and inspect the Properties of any Borrower or its Subsidiaries, inspect, audit and make extracts from any Borrower’s or its Subsidiaries’ books and records, and discuss with its officers, employees, agents, advisors and independent accountants the business, financial condition, assets, prospects and results of operations of such Borrower or its Subsidiaries.  Lenders may participate in any such visit or inspection, at their own expense (except when a Default or Event of Default exists).  No Agent nor any Lender shall have any duty to any Borrower to make any inspection, or to share any results of any inspection, appraisal or report with any Borrower.  To the extent any appraisal or other information is shared by an Agent or a Lender with any Borrower, such Borrower acknowledges that it was prepared by Agents and Lenders for their purposes and Borrowers shall not be entitled to rely upon it.

(b)           Reimburse Agents for all charges, costs and expenses of Agents in connection with (i) examinations of any Obligor’s books and records or any other financial or Collateral matters as Agents deem appropriate, up to two (2) times per Loan Year; and (ii) appraisals of Inventory, Equipment and Real Estate up to one time per Loan Year; provided, however, that if an examination or appraisal is initiated during an Event of Default, all charges, costs and expenses therefor shall be reimbursed by Borrowers without regard to such limits.  Subject to the foregoing, Borrowers shall pay Agents’ standard charges ($850 per day as of the Closing Date or standard charges as in effect thereafter) for each day that an employee of an Agent or its Affiliates is engaged in any examination activities, and shall pay the standard charges of Administrative Agent’s internal appraisal group.  This Section shall not be construed to limit any Agent’s right to conduct examinations or to obtain appraisals at any time in its discretion, nor to use third parties for such purposes.

10.1.3      Financial and Other Information.  Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to Agents and Lenders:

(b)           as soon as available, and in any event within ninety (90) days after the close of each Fiscal Year, audited balance sheets of SEI (including its Subsidiaries and SE Holding and its subsidiaries) as of the end of such Fiscal Year and the related statements of income, shareholders’ equity and cash flow, on a Consolidated and consolidating basis, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Agents, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and, with respect to SEI and its Subsidiaries, setting forth in each case in comparative form the corresponding Consolidated figures for the preceding Fiscal Year;

(c)           as soon as available, and in any event within forty-five (45) days after the end of each Fiscal Quarter hereafter (other than the fourth Fiscal Quarter of any Fiscal Year), unaudited balance sheets of SEI (including Borrowers, its Subsidiaries and SE Holding and its Subsidiaries) as of the end of such Fiscal Quarter and the related unaudited statements of income and cash flow for such Fiscal Quarter, on a Consolidated and consolidating basis, setting forth in each case in comparative form the corresponding figures for the preceding Fiscal Year and certified by the principal financial officer of Borrowers as prepared in accordance with GAAP and fairly presenting the Consolidated financial position and results of operations of SEI and its Subsidiaries and SE Holding and its subsidiaries for such

Fiscal Quarter and period subject only to changes from audit and year end adjustments and except that such statements need not contain notes;

(d)           as soon as available, and in any event within thirty-five (35) days after the end of each month (other than the month which is the last month of any Fiscal Quarter), unaudited balance sheets of SEI, Borrowers and its Subsidiaries as of the end of such month and the related unaudited statements of income and cash flow for such month and for the portion of the Fiscal Year then elapsed, on a Consolidated basis, setting forth in each case in comparative form the corresponding figures for the preceding Fiscal Year and certified by the principal financial officer of Borrowers as prepared in accordance with GAAP and fairly presenting the Consolidated financial position and results of operations of SEI, Borrowers and their Subsidiaries for such month and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes;

(e)           concurrently with delivery of financial statements under clauses (a), (b) and (c) above, or more frequently if requested by the Applicable Agent while an Event of Default exists, a Compliance Certificate executed by the chief financial officer of Borrower Agent;

(f)            concurrently with delivery of financial statements under clause (a) above, copies of all management letters and other material reports submitted to SEI or Borrowers by their accountants in connection with such financial statements;

(g)           not later than January 31 of each Fiscal Year, the budget of Borrowers for the upcoming Fiscal Year;

(h)           while an Event of Default exists, at Agents’ request, a listing of each Borrower’s trade payables, specifying the trade creditor and balance due, and a detailed trade payable aging, all in form satisfactory to Administrative Agent;

(i)            within fifteen (15) days (or promptly, if an Event of Default exists) after the sending or filing thereof, copies of any annual report to be filed in connection with each Plan, other than any Canadian Pension Plan, and a copy of the most recent actuarial report and annual information return required to be filed with the Financial Services Commission of Ontario, Canada, the Régie des Rentes du Québec or the Canada Revenue Agency or any other applicable Governmental Authority in connection with each Canadian Pension Plan; and

(j)            within fifteen (15) days (or promptly, if an Event of Default exists) after the sending of the request therefor, such other reports and information (financial or otherwise) as Administrative Agent may reasonably request (on behalf of itself or any Lender) from time to time in connection with any Collateral or any Borrower’s, Subsidiary’s or other Obligor’s financial condition or business.

10.1.4      Notices.  Notify Agents and Lenders in writing, promptly after a Borrower’s obtaining knowledge thereof, of any of the following that affects a Borrower or any other Obligors:  (a) the threat or commencement of any proceeding or investigation, whether or not covered by insurance, that could reasonably be expected to be determined adversely and, if so determined, could reasonably be expected to result in a Material Adverse Effect; (b) any pending or threatened labor dispute, strike or walkout, or the expiration of any labor contract, which, in the case of each of the foregoing, could reasonably be expected to have a Material Adverse Effect; (c) any event of default under or termination of a Material Contract; (d) the existence of any Borrower Group Default or Borrower Group Event of Default; (e) any judgment in an amount exceeding $5,000,000 (after giving effect to any insurance coverage applicable thereto); (f) the assertion of any Intellectual Property Claim with respect to any material Intellectual Property that could reasonably be expected to be determined adversely and, if so determined, could reasonably be expected to result in a Material Adverse Effect; (g) any governmental proceeding pending against any Obligor in respect of any asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws) that could reasonably be expected to be determined adversely and, if so determined, could reasonably be expected to result in a Material Adverse Effect; (h) any matters required to be disclosed to Agents and Lenders pursuant to the Environmental Agreement; (i) any Borrower’s opening of any new office or place of business, on a monthly basis, or  otherwise at the request of Administrative Agent, or (j) the discharge of or any withdrawal or resignation by Borrowers’ independent accountants.  Agents and Lenders acknowledge as of the Closing Date receipt of notice of the matters set forth on Schedule 10.1.3.

10.1.5      Landlord and Storage Agreements.  Upon reasonable request, provide Administrative Agent with copies of all agreements between an Obligor and any landlord, warehouseman or processor that owns any premises at which any material Collateral may be kept or that otherwise may possess or handle any material Collateral.

10.1.6      Compliance with Laws.  Comply with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect.

10.1.7      Taxes.  Pay and discharge all material Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested.

10.1.8      Insurance.  In addition to the insurance required under Section 8.6.2 with respect to Collateral, maintain with its insurers as of the Closing Date or with other financially sound and reputable insurers, (a) insurance with respect to the Properties and business of Borrowers and their Subsidiaries of such type (including general liability, product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts and with such coverage, and with such deductibles as are customary for companies similarly situated, and (b) business interruption insurance in an amount not less than the amounts reflected in Schedule 8.6.2 or otherwise as is then customary for companies similarly situated.

10.1.9      Licenses.  (a) Keep each material License affecting any Eligible Inventory (including the manufacture, distribution or disposition of Inventory) or any other material Property of Borrowers and their Subsidiaries in full force and effect unless such Borrower or any of its Subsidiaries determines that such License or the underlying Intellectual Property is no longer useful or necessary or that the counterparty to the License has defaulted thereunder; (b) promptly notify Agents of any proposed entry into or materially adverse modification of any material License; (c) pay all Royalties when due with respect to any material License unless Properly Contested; and (d) notify Agents of any material default or breach asserted by any Person to have occurred under any material License.

10.1.10    Future Subsidiaries.  Promptly notify Agents upon any Person becoming a Subsidiary of a Borrower or a Subsidiary of any of such Borrower’s Subsidiaries, and, if such Person is a U.S. Subsidiary or a Canadian Subsidiary, cause it, within ten (10) Business Days after its formation or acquisition, to guaranty the Obligations in a manner satisfactory to Agents (or alternatively, at the election of Agents, in the case of a U.S. Subsidiary, to be joined as a U.S. Borrower hereunder), and to execute and deliver such documents, instruments and agreements and to take such other actions as Agents shall require to evidence and perfect a Lien in favor of the Applicable Agent (for the benefit of Secured Parties) on all assets of such Person, including delivery of such legal opinions, in form and substance satisfactory to Agents, as Agents shall deem appropriate.  In addition, subject to the limitations set forth in the Security Agreement, each Borrower shall, or shall cause the applicable Obligor within ten (10) Business Days after the formation or acquisition of any new Subsidiary, to, pursuant to documentation acceptable to Agents, pledge to the Applicable Agent (for the benefit of Secured Parties), all of the outstanding Equity Interests of each new Subsidiary owned directly by such Borrower or other Obligor, along with undated stock powers for such certificates, executed in blank (or, if any such Equity Interests are uncertificated, confirmation and evidence reasonably satisfactory to Agents that the security interest in such uncertificated securities has been transferred to and perfected by the Applicable Agent, for the benefit of Secured Parties, in accordance with Sections 8-106 and 9-106 of the UCC, the PPSA or any other Applicable Law).  Notwithstanding anything to the contrary contained herein in or in the other Loan Documents, the U.S. Obligors shall not pledge more than 65% of the voting Equity Interests in any Foreign Subsidiary as Collateral.

10.1.11    Environmental Matters. The Borrowers’ and their Subsidiaries’ affirmative covenants with respect to environmental matters are set forth in the Environmental Agreement.

10.2        Negative Covenants.  For so long as there are any Borrower Group Commitments outstanding and thereafter until Full Payment of the Obligations thereunder, each Borrower that is a member of the applicable Borrower Group shall not, and shall cause each Subsidiary not to:

10.2.2      Permitted Debt.  Create, incur, guarantee or suffer to exist any Debt, except:

(b)           the Obligations;

(c)           Debt existing on the Closing Date and set forth on Schedule 1.1.2, and any Refinancing Debt thereof that meets the Refinancing Conditions at the time of refinancing;

(d)           Debt incurred in the Ordinary Course of Business under any of the following products, services or facilities extended to any Borrower or its Subsidiaries by any bank or financial institution other than a Lender or its Affiliates: (i) services provided from time to time to any Borrower or its Subsidiaries in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automatic clearinghouse, controlled disbursement, depository, electronic funds transfer, information reporting, lockbox, stop payment, overdraft and/or wire transfer services; (ii) products under Hedging Agreements (including services provided in connection with foreign exchange or conversion services); (iii) commercial credit card and merchant card services; (iv) netting services, overdraft protections and otherwise in connection with Deposit Accounts; and (v) other banking products or services as may be requested by any Borrower or its Subsidiaries;

(e)           Subordinated Debt in an amount not to exceed $25,000,000;

(f)            Purchase Money Debt and Capitalized Lease Obligations (excluding the Brownwood Lease) which do not exceed in the aggregate $25,000,000 at any time outstanding;

(g)           Refinancing Debt which has a stated maturity no sooner than 6 months after the Revolver Termination Date or any extension of the Revolver Termination Date so long as each of the Refinancing Conditions is met;

(h)           Permitted Contingent Obligations;

(i)            Debt in respect of the Brownwood Lease;

(j)            Debt incurred in the Ordinary Course of Business solely to support any Borrower or any of its Subsidiaries’’ insurance or self-insurance obligations in the Ordinary Course of Business (including to secure worker’s compensation and other similar insurance coverages);

(k)           Debt of an Obligor to another Obligor, or Debt of a Subsidiary of an Obligor to an Obligor, including Loans permitted pursuant to Section 10.2.7;

(l)            Debt incurred by a Borrower or its Subsidiaries in connection with an acquisition constituting an Investment permitted pursuant to Section 10.2.5 or otherwise hereunder (or Debt assumed at the time of an Investment permitted pursuant to Section 10.2.5), other than Obligations hereunder, in an amount not to exceed $25,000,000;

(m)          Debt of Borrowers under the Existing Senior Notes, which Debt shall cease to remain outstanding no later than five (5) Business Days after the completion of the redemption or other similar period applicable to such series of Existing Senor Notes following the delivery of each such notice of redemption (or other similar document, if applicable), unless the U.S. Borrowers shall have deposited with the applicable trustee for the Existing Senior Notes an amount sufficient to redeem, repurchase or otherwise retire any portion of the Existing Senior Notes that remains outstanding after the expiration of such five-Business-Day period;

(n)           Debt relating to letters of credit obtained in the Ordinary Course of Business; provided that any such letter of credit may be secured only by Liens attaching to the related documents of title and not the Inventory represented thereby;

(o)           Debt incurred by any Foreign Subsidiary (other than Canadian Borrower or any other Canadian Subsidiary) for working capital or general corporate purposes which is not guaranteed by or secured by any assets of any Obligor (other than the capital stock of such Foreign Subsidiary held by such Obligor); and

(p)           other unsecured Debt, provided that (a) no Event of Default exists as of the date of the incurrence thereof or would exist by reason of the incurrence of such Debt and (b) at the time of and after giving effect to the incurrence of such Debt, Borrowers are in compliance with the Negative Covenant Availability Condition.

10.2.3      Permitted Liens.  Create any Lien upon any of its Property, income or profits or enter into any agreement to do the same except the following (collectively, “Permitted Liens”):

(b)           Liens in favor of the Administrative Agent or the Canadian Agent;

(c)           Liens for Taxes (excluding any Lien imposed pursuant to any provisions of ERISA) not yet due or being Properly Contested;

(d)           cash collateral provided by Borrowers securing Debt permitted under Section 10.2.1(c);

(e)           statutory, common or civil law Liens (excluding any other Permitted Lien under this Section 10.2.2, but including any Lien imposed pursuant to any of the provisions of ERISA, worker’s compensation, unemployment insurance, other social security laws or regulations, and landlords’, carriers’

warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens) arising in the Ordinary Course of Business of a Borrower or its Subsidiaries, but only if and for so long as (x) payment in respect of any such Lien is not at the time required or such Lien is being Properly Contested and (y) such Liens do not materially impair the conduct of the Ordinary Course of Business;

(f)            Purchase Money Liens securing Purchase Money Debt;

(g)           Liens securing Debt of a Borrower or its Subsidiaries to a Borrower;

(h)           Liens arising by virtue of a judgment or judicial order against any Borrower or any of its Subsidiaries, or any Property of a Borrower or any of its Subsidiaries, as long as such Liens are (i) in existence for less than twenty (20) consecutive days or are being Properly Contested, and (ii) at all times junior to the Applicable Agent’s Liens;

(i)            Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of tenders, bids, leases, trade contracts (other than for the repayment of Borrowed Money), surety and appeal bonds, statutory obligations and other similar obligations or arising as a result of progress payments under government contracts; provided that, to the extent any such Liens attach to any of the Collateral, such Liens are at all times subordinate and junior to the Liens upon the Collateral in favor of the Applicable Agent;

(j)            servitudes, easements, rights-of-way, restrictions, covenants, conditions, building code laws, zoning restrictions, developments, site plans or other agreements of record and other similar charges or encumbrances affecting title to or the use of real Property of a Borrower or any of its Subsidiaries that do not secure any monetary obligation and do not materially interfere with the Ordinary Course of Business of such Borrower or such Subsidiary;

(k)           Liens arising solely by virtue of any statutory or common law provisions relating to bankers’ liens, liens in favor of securities intermediaries, normal and customary rights of setoff upon deposits of cash in favor of banks and other depository institutions and Liens of a collecting bank arising under the UCC or PPSA on Payment Items in the course of collection;

(l)            such other Liens as appear on Schedule 10.2.2 hereto, to the extent provided therein;

(m)          Liens solely on any cash earnest money deposits made by SEI or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(n)           Liens securing Capitalized Lease Obligations permitted to be incurred under Section 10.2.1 to the extent such Liens do not extend to any Property other than the Property that is the subject of the underlying lease;

(o)           Licenses, sublicenses, leases or subleases (other than with respect to the Mortgaged Real Estate; provided, that leases with respect to the Mortgaged Real Estate shall be permitted hereunder to the extent that such leases, in the aggregate, do not relate to more than 10% of such Mortgaged Real Estate’s aggregate available space) granted to other Persons in the Ordinary Course of Business and not interfering in any material respect with the business of any Obligor;

(p)           Liens on Property of a Foreign Subsidiary (other than an Obligor) securing Debt of such Foreign Subsidiary permitted under Section 10.2.1(n);

(q)           Liens securing Refinancing Debt to the extent of the Liens securing the Debt refinanced; provided that if the Liens securing the debt refinanced are subordinate to the Liens of the Applicable Agent, then the Liens securing the Refinancing Debt shall be subordinate on the same terms and to the same extent;

(r)            purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of equipment entered into in the Ordinary Course of Business;

(s)           Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(t)            Liens on Property of Borrowers or their Subsidiaries not constituting Collateral for so long as the aggregate fair market value of such Property, and any Debt secured thereby, does not exceed $2,500,000; and

(u)           Liens on Property acquired by a Borrower or its Subsidiaries in connection with a Permitted Acquisition, Permitted Investment or other Investment permitted pursuant to Section 10.2.5 to the extent that the Debt secured by such Liens is permitted under Section 10.2.1 hereof; provided that (i) such Liens are not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition, Permitted Investment or other Investment permitted pursuant to Section 10.2.5 or and (ii) such Liens attach solely to such Property acquired and do not include any Accounts, Inventory or other Equipment, Real Estate or other Collateral that may be included in the Borrowing Base or utilized by Agents in calculating the Fixed Asset Formula Amount hereunder;

(v)           ground leases in respect of real property on which facilities owned or leased by the Borrowers or any of their respective Subsidiaries are located; and

(w)          such other Liens as Agents and Required Lenders in their sole discretion may hereafter approve in writing.

The foregoing negative pledge shall not apply to any Margin Stock to the extent such application would violate or require filings or other actions by any Lender under Regulation U or any similar law.

10.2.4      Capital Expenditures.  Make Capital Expenditures (excluding any assets acquired pursuant to Section 10.2.5 hereof) in excess of $40,000,000 in the aggregate during any Fiscal Year, unless at the time of the making of such Capital Expenditure, Borrowers satisfy the Negative Covenant Availability Condition and no Event of Default exists; provided, however, that if the amount of Capital Expenditures (excluding any assets acquired pursuant by to Section 10.2.5 hereof) permitted to be made in any Fiscal Year exceeds the amount actually made, such excess amount may be carried forward to the next Fiscal Year.

10.2.5      Distributions; Upstream Payments.  Neither SEI nor any Borrower shall, and shall not permit any of their respective Subsidiaries to, declare or make any Distributions, except (a) Distributions for the purpose of paying permitted Merger Transaction Costs, (b) Upstream Payments, (c) Distributions to SEI for the purpose of paying all costs and expenses incurred by SEI in the Ordinary Course of Business in an amount not to exceed $25,000,000 during any Fiscal Year related to the oversight, management, administration and support of the business and affairs of the Obligors and their Subsidiaries and serving as holding company for the Obligors and their Subsidiaries, including direct and indirect costs, compensation and business costs related to employees (including salary, bonuses and health, welfare and other benefits), contractors, temporary and other workers, consulting, professional and advisory fees and expenses, taxes and overhead costs and expenses, including rent, equipment, supplies, storage, licenses and other costs; (d) Distributions to SEI or to any direct or indirect parent company of SEI so long as either (x) Borrowers are in compliance with the Negative Covenant Availability Condition (i) for a period of 90 consecutive calendar days prior to any such Distribution and (ii) immediately after giving pro forma effect to such Distribution, or (y) immediately after giving effect to such Distribution, Borrowers (i) are in compliance with the Consolidated Fixed Charge Coverage Ratio covenant set forth in Section 10.3 (regardless of whether the Aggregate Availability of Borrowers is then less than the Financial Covenant Availability Condition) and (ii) have pro forma Aggregate Availability of at least 10% of the Revolver Commitments (excluding the Fixed Asset Formula Amount on the date thereof), in each case at the time of and after giving effect to any such Distribution; and (e) payments by SEI to Holdings pursuant to a tax sharing agreement permitted under Section 10.2.16(m), and any Distributions made by SEI’s Subsidiaries for the sole purpose of allowing SEI to satisfy its payment obligations under tax sharing agreements permitted under Section 10.2.16(m); provided, however that U.S. Obligors may not make such Distributions for the purpose of allowing SEI to satisfy its payment obligations under such tax sharing agreements that relate to future Subsidiaries that are not Obligors or Subsidiaries of Obligors.

10.2.6      Restricted Investments.  Make any Investment at any time that Borrowers do not satisfy the Negative Covenant Availability Condition or an Event of Default exists, except (a) Permitted Investments and (b) Permitted Acquisitions, in each case subject to the terms and conditions thereof (including any requirement thereunder that no Event of Default exist or that the Negative Covenant Availability Condition is complied with).

10.2.7      Disposition of Assets.  Make any Asset Disposition at any time that Borrowers do not satisfy the Negative Covenant Availability Condition or an Event of Default exists, except (a) a Permitted Asset Disposition, (b) a disposition of Equipment under Section 8.4.2, or (c) transfer of Property (other than Equipment or Real Estate) by a Subsidiary or Obligor to a Borrower; provided that unless (i) Aggregate Availability equals or exceeds an amount equal to the greater of (A) $45,000,000 or (B) the sum of (I) the Fixed Asset Formula Amount plus (II) $25,000,000 on the date of any such disposition and at all times for ninety (90) consecutive days preceding the date of any such disposition,  and (ii) no Event of Default exists as of the date of any such disposition, the Net Proceeds of any such disposition shall be remitted to Administrative Agent for application to the Obligations.

10.2.8      Loans.  Make any loans or other advances of money to any Person at any time that the Borrowers do not satisfy the Negative Covenant Availability Condition or an Event of Default exists, except (a) advances to an officer or employee of an Obligor, a Subsidiary of an Obligor, Femco, JV Europe or SE Holding (or any Subsidiary thereof) for salary, bonus, travel expenses, moving and other relocation expenses, commissions and similar items in the Ordinary Course of Business; (b) prepaid expenses and extensions of trade credit made in the Ordinary Course of Business; (c) deposits with financial institutions permitted hereunder; (d) intercompany loans by a U.S. Borrower to another U.S. Borrower or by a Canadian Obligor to another Canadian Obligor; and (e) Debt permitted under Section 10.2.1; and (f) Investments permitted under Section 10.2.5.

10.2.9      Restrictions on Payment of Certain Debt.  Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any Subordinated Debt or Borrowed Money (other than the Obligations), prior to its scheduled due date, except for:

(b)           (a) redemption, retirement or defeasance in full of the Existing Senior Notes within eighty (80) days after the Closing Date,

(c)           (b) payment of the amounts required under the Brownwood Lease in order for Borrowers to consummate the exercise of their option to purchase the underlying Real Estate subject to the Brownwood Lease within the timeframe therefor set forth in the Brownwood Lease; provided, that Borrowers deliver to Administrative Agent, for the benefit of the Secured Parties, a Mortgage with respect to such Real Estate and the Related Real Estate Documents with respect thereto within sixty (60) days following Borrowers’ acquisition of a fee (ownership) interest in the Real Estate subject to the Brownwood Lease,

(d)           (c) regularly scheduled payments of principal, interest and fees and mandatory prepayments made pursuant to the agreements relating to such Debt, but only to the extent (i) permitted under any applicable subordination agreement relating to such Debt, and (ii) a Responsible Officer of Borrower Agent shall have certified to Administrative Agent, not less than five (5) Business Days prior to the date of payment, that all conditions set forth in clause (c) have been or will have been satisfied on the date of payment, or

(e)           (d) if at the time of and after giving effect to any such payment, (i) no Event of Default exists, (ii) either (x) Borrowers are in compliance with the Negative Covenant Availability Condition, or (y) Borrowers are in compliance with the Consolidated Fixed Charge Coverage Ratio covenant set forth in Section 10.3 (regardless of whether the Aggregate Availability of Borrowers is then less than the Financial Covenant Availability Condition) and have Aggregate Availability of at least 10% of the Revolving Credit Facility (excluding the Fixed Asset Formula Amount on the date thereof), and (iii) a Responsible Officer of Borrower Agent shall have certified to Administrative Agent, not less than five (5) Business Days prior to the date of payment, that all conditions set forth in this clause (d) have been or will have been satisfied on the date of payment.

10.2.10    Fundamental Changes.  Merge, amalgamate, combine or consolidate with and into any Person, or permit any other Person to merge, amalgamate, combine or consolidate with and into it, or liquidate, wind up its affairs or dissolve itself, in each case whether in a single transactions or in a series of related transactions, except that (a) any Subsidiary of a U.S. Obligor (other than a Borrower) may merge, combine or consolidate with and into a U.S. Obligor (or another Subsidiary of a U.S. Obligor) in a transaction in which such U.S. Obligor is the surviving Person, or dissolve or liquidate so long as the assets of such entity are distributed up to a U.S. Obligor shareholder, (b) any Subsidiary of a Canadian Obligor may amalgamate, combine or consolidate with and into a Canadian Obligor in a transaction in which such Canadian Obligor is the surviving Person, or dissolve or liquidate so long as the assets of such entity are distributed up to a Canadian Obligor shareholder, (c) any U.S. Obligor may merge, or combine or consolidate with and into any other U.S. Obligor, (d) any Canadian Obligor may merge, amalgamate, combine or consolidate with and into any other Canadian Obligor, (e) any Immaterial Subsidiary or dormant Subsidiary of an Obligor may merge, amalgamate, combine or consolidate with and into an Obligor or its Subsidiaries, or dissolve or liquidate so long as the assets of such entity are distributed up to an Obligor shareholder, and except for (f)  transactions otherwise permitted under this Agreement (including but not limited to transactions permitted pursuant to Sections 10.2.5 and 10.2.6 hereof), in each case so long as such mergers, amalgamations, consolidations, dissolutions or liquidations are permitted under and consummated in accordance with Applicable Law.

10.2.11    Subsidiaries.  Form or acquire any Subsidiary after the Closing Date, other than a Permitted Subsidiary; or permit any existing Subsidiary to issue any additional Equity Interests except (a) director’s qualifying shares and (b) Equity Interests granted to a Borrower or its Subsidiaries which are promptly pledged to the Administrative Agent pursuant to the applicable Pledge Agreement.

10.2.12    Organic Documents.  Amend, modify or otherwise change any of its Organic Documents as in effect on the Closing Date, except for changes that do not affect in any adverse way such Borrower’s or any of its Subsidiaries’ rights and obligations to enter into and perform the Loan Documents to which it is a party and to pay all of the Obligations and that do not otherwise have a Material Adverse Effect.

10.2.13    Tax Consolidation.  File or consent to the filing of any consolidated income tax return with any Person other than Holdings, SEI, SEHC, Borrowers, Subsidiaries, SE Holding and its Subsidiaries.

10.2.14    Accounting Changes.  (a) Make any material change in accounting treatment or reporting practices, except in compliance with GAAP or (b) change its Fiscal Year, in each case of the foregoing without the prior consent of the Agents (which consent shall not be unreasonably withheld or delayed).

10.2.15    Hedging Agreements.  Enter into any Hedging Agreement, except to hedge or mitigate risks arising in the Ordinary Course of Business to which any Borrower or any of its Subsidiaries is exposed in the conduct of its business or the management of its liabilities and not for any speculative purpose.

10.2.16    Conduct of Business.  Engage in any material line of business other than a Similar Business.

10.2.17    Affiliate Transactions.  Enter into or be party to any transaction with an Affiliate, at any time that Borrowers do not satisfy the Negative Covenant Availability Condition or an Event of Default exists, except:

(b)           the transactions contemplated by the Loan Documents;

(c)           the Merger and Related Transactions and the payment of fees, expenses and other obligations in connection therewith;

(d)           payment of reasonable compensation to officers and employees of the direct or indirect parent company of SEI (or of its Affiliates in the Ordinary Course of Business) for services actually rendered to SEI, Borrowers or their respective Subsidiaries;

(e)           the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers, employees and consultants of SEI and its Subsidiaries or any direct or indirect parent of SEI in the Ordinary Course of Business to the extent attributable to the ownership or operation of SEI and its Subsidiaries;

(f)            transactions pursuant to any other agreement, instrument or arrangement as in effect on the Closing Date and, to the extent entered into after December 31, 2007 and involving aggregate consideration in excess of $2,000,000 individually or $5,000,000 in the aggregate, set forth on Schedule 1.1.2, and any amendment thereto so long as such amendment is not disadvantageous to the Lenders when taken as a whole in any material respect as compared to the applicable agreement, instrument or arrangement as in effect on the Closing Date;

(g)           transactions involving the purchase or sale of raw materials, scrap, finished goods, enamels, and packaging in the Ordinary Course of Business;

(h)           the transfer of Equipment previously used in connection with a closed or restructured facility;

(i)            transactions not otherwise restricted under Section 10.2 of this Agreement with Affiliates pursuant to the reasonable requirements of such Borrower’s or such Subsidiary’s business and upon fair and reasonable terms that are fully disclosed to Agents;

(j)            transactions pursuant to which an Obligor or its Subsidiary licenses any intellectual property on a non-exclusive basis to or from any of its Affiliates, including LS Cable, SE Holding, SEI or any of its Subsidiaries;

(k)           guarantees, to the extent constituting Permitted Contingent Obligations or Existing Investments;

(l)            transactions that constitute Permitted Investments, Permitted Acquisitions or Permitted Asset Dispositions, in each case to the extent involving an Affiliate, or which are otherwise permitted under Sections 10.2.1, 10.2.4, 10.2.7, and 10.2.9;

(m)          transfers of funds in connection with cash management system in the Ordinary Course of Business;

(n)           tax sharing agreements between Holdings and SEI and its Subsidiaries providing for reimbursements to Holdings of taxes that SEI and its Subsidiaries would have incurred and paid directly to the applicable Governmental Authority (as the parent company of its Subsidiaries), had SEI and its Subsidiaries not been consolidated with Holdings for tax purposes;

(o)           allocations and arrangements allocating costs of (i) business, casualty, financial and other insurance, and (ii) health and welfare plans and benefits; and

(p)           other transactions with Affiliates described on Schedule 1.1.2, or otherwise consented to in writing by Agent and the Required Lenders.

10.2.18    Plans.  Become party to any Multiemployer Plan or Canadian Pension Plan other than any in existence on the Closing Date.

10.2.19    Restrictions on Upstream Payments.  Create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Upstream Payment, except for encumbrances or restrictions (i) pursuant to the Loan Documents, (ii) existing under Applicable Law, (iii) pursuant to the Brownwood Lease, (iv) pursuant to joint venture agreements with any Permitted Subsidiary entered into in the Ordinary Course of Business, and (v) identified and fully disclosed in Schedule 9.1.16.

10.2.20    Amendments to Funded Debt Documents.  Amend, supplement or otherwise modify any document, instrument or agreement relating to any Debt for Borrowed Money, individually or in the aggregate, having an aggregate principal amount exceeding $50,000,000, in each case to the extent that such action would, taken as a whole, reasonably be expected to be materially adverse to the interests of Lenders. .

10.2.21    Environmental Matters.  The Borrowers’ and their Subsidiaries’ negative covenants with respect to environmental matters are set forth in the Environmental Agreement.

10.3        Consolidated Fixed Charge Coverage Ratio.  At any time that the Aggregate Availability of Borrowers is less than the Financial Covenant Availability Condition, SEI, Borrowers and their Subsidiaries shall maintain a Consolidated Fixed Charge Coverage Ratio of not less than 1.00 to 1.00 as of the immediately preceding fiscal month end for which financial statements have been (or were required to be) delivered hereunder and as of each subsequent fiscal month.

To the extent that SEI, Borrowers and their Subsidiaries fail to satisfy the Consolidated Fixed Charge Coverage Ratio covenant of this Section 10.3, such failure shall not constitute an Event of Default hereunder if, within two (2) Business Days after the date on which financial statements with respect to the Test Period for which the Consolidated Fixed Charge Coverage Ratio is being measured are required to be delivered pursuant to Section 10.1.2(a) or (b), any Equity Investor or direct or indirect parent of SEI makes an equity contribution (or provides Subordinated Debt pursuant to a debt subordination agreement acceptable to Administrative Agent in all respects in its sole and absolute discretion) to Borrowers, in an amount sufficient, when added to Consolidated EBITDA, to satisfy the Fixed Charge Coverage Ratio, and provides Administrative Agent with evidence thereof in form and substance satisfactory to Administrative Agent; provided that, such equity cure right may be exercised by Borrowers and any Equity Investor or direct or indirect parent of SEI only once during any twelve (12) month period.

If, after the Aggregate Availability of Borrowers has fallen below the Financial Covenant Availability Condition, Borrowers maintain Aggregate Availability of an amount in excess of the Financial Covenant Availability Condition for a sixty (60) consecutive day period and no Event of Default occurs or exists during such 60-day period, then the Applicable Agent will cease testing the Consolidated Fixed Charge Coverage Ratio for the next Testing Period and thereafter unless and until the Aggregate Availability of Borrowers again falls below the Financial Covenant Availability Condition.

SECTION  11.      EVENTS OF DEFAULT; REMEDIES ON DEFAULT

11.1        Events of Default.  Each of the following as to any Borrower Group shall be a “Event of Default” hereunder, if the same shall occur for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a)           Any Borrower within such Borrower Group fails to pay (i) any payment of principal when due; (ii) any interest or fees within three (3) Business Days of the due date; or (iii) any other Obligations within ten (10) Business Days when due (in each case, whether at stated maturity, on demand, upon acceleration or otherwise);

(b)           Any representation, warranty or other written statement of SEI, any Borrower or any Material Subsidiary within such Borrower Group made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given;

(c)           Any Borrower within such Borrower Group shall breach or fail to perform any covenant contained in Section 8.1, 8.2.4, 8.2.5, 8.6.2, 10.1.1(a), 10.1.2, 10.1.6, 10.1.7, 10.2 or 10.3;

(d)           SEI, any Borrower or any Material Subsidiary thereof within such Borrower Group breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within thirty (30) days after a Senior Officer of such Obligor has knowledge thereof or receives notice thereof from Administrative Agent, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period;

(e)           SEI, any Borrower or any Material Subsidiary that is a Guarantor of the Borrower Group Obligations repudiates, revokes or attempts to revoke its Guaranty or denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to the Applicable Agent; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Agents and Lenders);

(f)            Any breach or default of SEI, any Borrower or any Material Subsidiary within such Borrower Group occurs under any document, instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to any Debt (other than the Obligations) in excess of $10,000,000, if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach;

(g)           Any judgment or order for the payment of money is entered against SEI, any Borrower or any Material Subsidiary within such Borrower Group in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Obligors, $10,000,000 (net of any insurance coverage therefor acknowledged in writing by the insurer), unless a stay of enforcement of such judgment or order is in effect, by reason of a pending appeal or otherwise;

(h)           Any loss, theft, damage or destruction occurs with respect to any Collateral of members of such Borrower Group if the amount not covered by insurance exceeds $10,000,000;

(i)            SEI or any Borrower is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business; SEI or any Borrower suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary to its business; there is a cessation of any material part of the business of SEI or any Borrower for a material period of time; any material Collateral or Property of SEI or any Borrower is taken or impaired through condemnation; SEI or any Borrower agrees to or commences any liquidation, dissolution or winding up of its affairs; or SEI, any Borrower or any Material Subsidiary within such Borrower Group ceases to be Solvent;

(j)            Any Insolvency Proceeding, liquidation, dissolution or winding up is commenced by SEI, any Borrower or any of their Material Subsidiaries; (B) an Insolvency Proceeding is commenced against SEI, any Borrower or any of their Material Subsidiaries and either (i) such entity consents to the institution of the proceeding against it, (ii) the petition commencing the proceeding is not timely controverted by such entity, (iii) the petition is not dismissed within thirty (30) days after its filing, or (iv) an order for relief is entered in the proceeding; (C) a trustee (including an interim trustee), receiver, monitor, sequestrator, liquidator, or similar official, is appointed to take possession of any substantial Property of or to operate any of the business of SEI, any Borrower or any of their Material Subsidiaries; or (D) SEI, any Borrower or any of their Material Subsidiaries makes an offer of settlement, extension or composition to its unsecured creditors generally;

(k)           A Reportable Event occurs that Administrative Agent, in its reasonable discretion, determines constitutes grounds for termination by the Pension Benefit Guaranty Corporation of any Multiemployer Plan or appointment of a trustee for any Multiemployer Plan; any Multiemployer Plan is terminated or any such trustee is requested or appointed and the resulting withdrawal liability, if any, has a Material Adverse Effect; any Obligor within such Borrower Group is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from any withdrawal therefrom; or a Pension Event shall occur with respect to a Canadian Pension Plan or Multi employer Plan which has resulted or could reasonably be expected to result in a new net liability of the Borrower or any of the Guarantors in an aggregate amount in excess of $10,000,000; or any Borrower or any of the Guarantors shall fail to pay or remit when due any amount for which they are liable in respect of any Canadian Pension Plan or any Lien arises on any property of any Borrower or any of the Guarantors under or in respect of any Canadian Pension Plan (except for contribution amounts not due and delinquent) and such failure or Lien would reasonably be expected to have a Material Adverse Effect;

(l)            SEI or any Borrower is criminally indicted or convicted for (i) a felony committed in the conduct of SEI’s or such Borrower’s business, or (ii) any state or federal law (including the Controlled Substances Act, Money Laundering Control Act and Illegal Exportation of War Materials Act) that could reasonably be expected to lead to forfeiture of any material Collateral; or

(m)          A Change of Control occurs.

Notwithstanding the foregoing, an Event of Default shall be deemed to exist with respect to all Borrower Groups and each Borrower within each such Borrower Group (entitling Agents and Lenders to exercise all of their rights and remedies set forth in the Loan Documents and under Applicable Law) if (a) an Event of Default shall occur with respect to U.S. Borrowers, (b) Borrowers shall be in breach of Section 10.3, (c) an Event of Default shall occur under Sections 11.1(e), 11.1(j), 11.1(l), or 11.1(m), or (d) U.S. Borrowers shall fail to pay any amounts owing by any of them under any guaranty given in respect of any of the Canadian Obligations.

11.2        Remedies upon Default.  If an Event of Default described in Section 11.1(j) occurs with respect to any Borrower, then to the extent permitted by Applicable Law, all Obligations shall become automatically due and payable and all Commitments shall terminate, without any action by Administrative Agent or notice of any kind.  Without in any way limiting the right of Agents to demand payment of any portion of the Obligations payable on demand in accordance with this Agreement, upon or at any time after the occurrence of an Event of Default (other than pursuant to Section 11.1(j)) and for so long as such Event of Default shall exist, the Applicable Agent may in its discretion (and, upon receipt of written instructions to do so from the Required Borrower Group Lenders, shall),  do any one or more of the following from time to time:

(a)           declare any Borrower Group Obligations of the affected Borrower Group(s) immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrowers to the fullest extent permitted by law;

(b)           terminate, reduce or condition any Borrower Group Commitments applicable to such Borrower Group, or make any adjustment to the Borrowing Base; provided, however, that upon the occurrence of an Event of Default specified in Section 11.1(j), all of the Borrower Group Obligations of the affected Borrower Group shall become automatically due and payable without declaration, notice or demand by any Agent to or upon any Obligor and the Borrower Group Commitments to each Borrower Group shall automatically terminate;

(c)           require Obligors to Cash Collateralize LC Obligations, or the other Obligations described in clauses (ii) and (iii) of the definition of Cash Collateralize, and, if Obligors within such Borrower Group fail promptly to deposit such Cash Collateral, Lenders may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Revolver Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied); and

(d)           exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC, PPSA or other

Applicable Law.  Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Borrowers to assemble Collateral, at Borrowers’ expense, and make it available to the Applicable Agent at a place designated by the Applicable Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by a Borrower, Borrowers agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as the Applicable Agent, in its discretion, deems advisable.  Each Borrower agrees that ten (10) days notice (or fifteen (15) days notice with respect to Canadian Borrower to the extent required under the PPSA) of any proposed sale or other disposition of Collateral by the Applicable Agent shall be reasonable.  The Applicable Agent shall have the right to conduct such sales on any Obligor’s premises, without charge, and such sales may be adjourned from time to time in accordance with Applicable Law.  The Applicable Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and the Applicable Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may set off the amount of such price against the Obligations.

11.3        License.  Each of the Agents is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without additional payment of royalty or other compensation to any Person) any or all Intellectual Property of Borrowers, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral.  Each Borrower’s rights and interests under Intellectual Property shall inure to Agents’ benefit.

11.4        Setoff.  At any time during an Event of Default, the Applicable Agent (and subject to the Applicable Agent’s consent, the Applicable Issuing Bank, the Applicable Lenders), and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Applicable Agent, the Applicable Issuing Bank, such Applicable Lender or such Affiliate to or for the credit or the account of an Obligor against any Borrower Group Obligations of the applicable Borrower Group, irrespective of whether or not the Applicable Agent, the Applicable Issuing Bank, such Applicable Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Borrower Group Obligations may be contingent or unmatured or are owed to a branch or office of the Applicable Agent, the Applicable Issuing Bank, such Applicable Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Agent (and subject to the Applicable Agent’s consent, each Issuing Bank, each Lender), and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

11.5        Remedies Cumulative; No Waiver.

11.5.1      Cumulative Rights.  All covenants, conditions, provisions, warranties, guaranties, indemnities and other undertakings of Borrowers contained in the Loan Documents are cumulative and not in derogation or substitution of each other.  In particular, the rights and remedies of Agents and Lenders are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and shall not be exclusive of any other rights or remedies that Agents and Lenders may have, whether under any agreement, by law, at equity or otherwise.

11.5.2      Waivers.  The failure or delay of any of the Agents or any Lender to require strict performance by Borrowers with any terms of the Loan Documents, or to exercise any rights or remedies with respect to Collateral or otherwise, shall not operate as a waiver thereof nor as establishment of a course of dealing.  All rights and remedies shall continue in full force and effect until Full Payment of all Obligations.  No modification of any terms of any Loan Documents (including any waiver thereof) shall be effective, unless such modification is specifically provided in a writing directed to Borrowers and executed the Applicable Agent or the requisite Lenders, and such modification shall be applicable only to the matter specified.  No waiver of any Default or Event of Default shall constitute a waiver of any other Default or Event of Default that may exist at such time, unless expressly stated.  If the Applicable Agent or any Lender accepts performance by any Obligor under any Loan Documents in a manner other than that specified therein, or during any Default or Event of Default, or if any of the Agents or any Lender shall delay or exercise any right or remedy under any Loan Documents, such acceptance, delay or exercise shall not operate to waive any Default or Event of Default nor to preclude exercise of any other right or remedy.  It is expressly acknowledged by Borrowers that any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date, except to the extent expressly set forth in Section 10.3.

11.6        Judgment Currency.  If, for the purpose of obtaining judgment in any court or obtaining an order enforcing a judgment, it becomes necessary to convert any amount due under this Agreement in Dollars or in any other currency (hereinafter in this Section 11.6 called the “first currency”) into any other currency (hereinafter in this Section 11.6 called the “second currency”), then the conversion shall be made at the Exchange Rate for buying the first currency with the second currency prevailing at the Administrative Agent’s close of business on the Business Day next preceding the day on which the judgment is given or (as the case may be) the order is made.  Any payment made by a Borrower to any Credit Party pursuant to this Agreement in the second currency shall constitute a discharge of the obligations of Borrowers to pay to such Credit Party any amount originally due to the Credit Party in the first currency under this Agreement only to the extent of the amount of the first currency which such Credit Party is able, on the date of the receipt by it of such payment in any second currency, to purchase, in accordance with such Credit Party’s normal banking procedures, with the amount of such second currency so received.  If the amount of the first currency converted from the second currency pursuant to the preceding sentence falls short of the amount originally due to such Credit Party in the first currency under this Agreement, Borrowers within such Borrower Group agree that they will indemnify each Credit Party against and save such Credit Party harmless from any shortfall so arising.  This indemnity shall constitute an obligation of each such Borrower separate and independent from the other obligations contained in this Agreement, shall give rise to a separate and independent cause of action and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum or sums in respect of amounts due to any Credit Party under any Loan Documents or under any such  judgment or order.  Any such shortfall shall be deemed to constitute a loss suffered by such Credit Party and Borrowers shall not be entitled to require any proof or evidence of any actual loss.  If the amount of the first currency exceeds the amount originally due to a Credit Party in the first currency under this Agreement, such Credit Party shall promptly remit such excess to the Borrowers in the affected Borrower Group.  The covenants contained in this Section 11.6 shall survive the Full Payment of the Obligations under this Agreement.

SECTION  12.      AGENTS

12.1        Appointment, Authority and Duties of Agents

12.1.1      Appointment and Authority of Administrative Agent.  Each Lender appoints and designates Bank of America as Administrative Agent hereunder.  Administrative Agent may, and each

Lender authorizes Administrative Agent to, enter into all Loan Documents to which Administrative Agent is intended to be a party and accept all Security Documents, for Administrative Agent’s benefit and the Pro Rata benefit of Lenders.  Each Lender agrees that any action taken by Administrative Agent or Required Lenders or Required Borrower Group Lenders in accordance with the provisions of the Loan Documents, and the exercise by Administrative Agent or Required Lenders or Required Borrower Group Lenders of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized and binding upon all Lenders.  Without limiting the generality of the foregoing, Administrative Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for U.S. Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Administrative Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document from any Obligor or other Person; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; provided that Administrative Agent hereby appoints, authorizes and directs each Lender to act as a collateral sub-agent for Administrative Agent and the other Lenders for purposes of the perfection of all Liens with respect to a Borrower’s Deposit Accounts maintained with, and all cash and Cash Equivalents held by, such Lender; (d) subject to the direction of the Required Borrower Group Lenders, manage, supervise or otherwise deal with the Collateral of Borrowers; and (e) except as may be otherwise specifically restricted by the terms of this Agreement and subject to the direction of the Required Borrower Group Lenders, exercise all remedies given to Administrative Agent with respect to any of the Collateral under the Loan Documents relating thereto, Applicable Law or otherwise.  The duties of Administrative Agent shall be ministerial and administrative in nature, and Administrative Agent shall not have a fiduciary relationship with any Lender, Secured Party, Participant or other Person, by reason of any Loan Document or any transaction relating thereto.  Administrative Agent alone shall be authorized to determine whether any Accounts or Inventory constitute Eligible Accounts or Eligible Inventory, or whether to impose or release any reserve, which determinations and judgments, if exercised in good faith, shall exonerate Administrative Agent from liability to any Lender or other Person for any error in judgment.

12.1.2      Appointment and Authority of Canadian Agent.  Each Canadian Lender hereby appoints and authorizes Canadian Agent to take such actions on its behalf (and on behalf of Administrative Agent) and to exercise such powers under this Agreement and the other Loan Documents with respect to the administration of all Canadian Revolver Loans and other extensions of credit made to Canadian Borrower.  Each Lender authorizes Administrative Agent to delegate to Canadian Agent any and all of its obligations under this Agreement and the other Loan Documents with respect to all actions required to be taken in Canada, respectively, of any kind whatsoever.  Canadian Agent, when acting pursuant to the authority granted hereunder, shall have all of the protections, indemnities, rights and powers granted to Administrative Agent under this Agreement and any other Loan Document.  Any proceeds realized by Canadian Agent in connection with the enforcement of any Liens with respect to the Canadian Collateral, shall be disbursed to Administrative Agent (unless otherwise directed by Administrative Agent) for distribution to the Credit Parties entitled thereto in accordance with Section 5.7.

12.1.3      Duties.  Each of the Agents (which term, as used in this sentence, shall include reference to each of the Agents’ officers, directors, employees, attorneys, agents and affiliates and to the officers, directors, employees, attorneys and agents of each of the Agents’ affiliates) shall not have any duties except those expressly set forth in the Loan Documents, nor be required to initiate or conduct any Enforcement Action except to the extent directed to do so by Required Lenders while an Event of Default exists.  The conferral upon any of Agents of any right shall not imply a duty on any of Agents’ part to exercise such right, unless instructed to do so by Required Lenders or Required Borrower Group Lenders in accordance with this Agreement.  The duties of each of the Agents shall be ministerial and administrative in nature, and none of the Agents shall have by reason of this Agreement or any of the other Loan Documents a fiduciary or trust relationship with any Credit Party or any Participants).

12.1.4      Agent Professionals.  Each of the Agents may perform its duties through agents and employees.  Each of the Agents may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional.  None of the Agents shall be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.

12.1.5      Instructions of Required Lenders and Required Borrower Group Lenders.  The rights and remedies conferred upon each of the Agents under the Loan Documents may be exercised without the necessity of joinder of any other party, unless required by Applicable Law.  Each of the Agents may request instructions from Required Lenders or the Borrower Group Lenders, as applicable, with respect to any act (including the failure to act) in connection with any Loan Documents, and may seek assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.6 against all Claims that could be incurred by any of the Agents in connection with any act.  Each of the Agents shall be entitled to refrain from any act until it has received such instructions or assurances, and none of the Agents shall incur liability to any Person by reason of so refraining.  Instructions of Required Lenders, or Required Borrower Group Lenders, as applicable, shall be binding upon all Lenders, and no Lender shall have any right of action whatsoever against any of the Agents as a result of any of the Agents acting or refraining from acting in accordance with the instructions of Required Lenders or Required Borrower Group Lenders, as applicable.  Notwithstanding the foregoing, instructions by and consent of all Lenders shall be required in the circumstances described in Section 14.1.1, and in no event shall Required Lenders, or Required Borrower Group Lenders, as applicable, without the prior written consent of each Lender, direct any of the Agents to accelerate and demand payment of Loans held by one Lender without accelerating and demanding payment of all other Loans, nor to terminate the Commitments of one Lender without terminating the Commitments of all Lenders.  In no event shall any of the Agents be required to take any action that, in its opinion, is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to personal liability.

12.2        Agreements Regarding Collateral and Field Examination Reports

12.2.1      Lien Releases; Care of Collateral.  Lenders authorize each of the Agents to release any Lien with respect to any Collateral of a Borrower Group (a) upon Full Payment of the Borrower Group Obligations, (b) that is the subject of an Asset Disposition which Borrowers certify in writing to the Applicable Agent is a Permitted Asset Disposition or a Lien which Borrowers certify is a Permitted Lien entitled to priority over the Applicable Agent’s Liens (and each of the Agents may rely conclusively on any such certificate without further inquiry), (c) that does not constitute a material part of the Collateral, or (d) with such written consent as is required pursuant to Section 14.1.1.  None of the Agents shall have any obligation whatsoever to any Lenders to assure that any Collateral exists or is owned by a Borrower, or is cared for, protected, insured or encumbered, nor to assure that the Applicable Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.

12.2.2      Possession of Collateral.  Agents and Lenders appoint each other Lender as agent for the purpose of perfecting Liens (for the benefit of Secured Parties) in any Collateral that, under the UCC or other Applicable Law, can be perfected by possession.  If any Lender obtains possession of any such Collateral, it shall notify the Applicable Agent thereof and, promptly upon the Applicable Agent’s request, deliver such Collateral to the Applicable Agent or otherwise deal with such Collateral in accordance with the Applicable Agent’s instructions.

12.2.3      Reports.  Agents shall promptly, upon receipt thereof, forward to each Lender copies of the results of any field audit or other examination or any appraisal prepared by or on behalf of Agents with respect to any Obligor or Collateral (“Report”).  Each Lender agrees (a) that neither Bank of America nor any of Agents makes any representation or warranty as to the accuracy or completeness of any Report, and shall not be liable for any information contained in or omitted from any Report; (b) that the Reports are not intended to be comprehensive audits or examinations, and that the Agents or any other Person performing any audit or examination will inspect only specific information regarding Obligations or the Collateral and will rely significantly upon Borrowers’ books and records as well as upon representations of Borrowers’ officers and employees; and (c) to keep all Reports confidential and strictly for such Lender’s internal use, and not to distribute any Report (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys, accountants and other Persons with whom such Lender has a confidential relationship) or use any Report in any manner other than administration of the Loans and other Obligations.  Each Lender agrees to indemnify and hold harmless each of the Agents and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Report, as well as any Claims arising in connection with any third parties that obtain all or any part of a Report through such Lender.

12.3        Reliance By Agents.  Each of the Agents shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and upon the advice and statements of Agent Professionals.  As to any matters not expressly provided for by this Agreement or any of the other Loan Documents, each of the Agents shall in all cases be fully protected in acting or refraining from acting hereunder and thereunder in accordance with the instructions of the Applicable Lenders, the Required Lenders or the Required Borrower Group Lenders, as applicable, and such instructions and any action taken or failure to act pursuant thereto shall be binding upon Credit Parties.

12.4        Action Upon Default.  None of the Agents shall be deemed to have knowledge of any Default or Event of Default unless it has received written notice from a Lender or Borrower specifying the occurrence and nature thereof.  If any Lender acquires knowledge of a Default or Event of Default, it shall promptly notify the Agents and the other Lenders thereof in writing.  Each Lender agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agents and Required Lenders, or Required Borrower Group Lenders, as applicable, it will not take any Enforcement Action, accelerate its Obligations, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.  Notwithstanding the foregoing, however, a Lender may take action to preserve or enforce its rights against an Obligor where a deadline or limitation period is applicable that would, absent such action, bar enforcement of Obligations held by such Lender, including the filing of proofs of claim in an Insolvency Proceeding.

12.5        Ratable Sharing.  If any Lender shall obtain any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its share of such Obligation, determined on a Pro Rata basis or in accordance with Section 5.7.1., as applicable, such Lender shall forthwith purchase from Agents, Issuing Banks and the other Lenders such participations in the affected Obligation as are necessary to cause the purchasing Lender to share the excess payment or reduction, net of costs incurred in connection therewith, on a Pro Rata basis or in accordance with Section 5.7.1., as applicable.  If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery or additional costs, but without interest.

12.6        Indemnification of Agent Indemnitees

12.6.1      Indemnification.  EACH LENDER SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS (BUT WITHOUT LIMITING THE INDEMNIFICATION OBLIGATIONS OF OBLIGORS UNDER ANY LOAN DOCUMENTS), ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY AGENT INDEMNITEE.  If any of the Agents is sued by any receiver, trustee in bankruptcy, debtor-in-possession or other Person for any alleged preference from an Obligor or fraudulent transfer, then any monies paid by Agents in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Agents by Lenders to the extent of each Lender’s Pro Rata share.

12.6.2      Proceedings.  Without limiting the generality of the foregoing, if at any time (whether prior to or after the Commitment Termination Date) any proceeding is brought against any Agent Indemnitees by an Obligor, or any Person claiming through an Obligor, to recover damages for any act taken or omitted by any of the Agents in connection with any Obligations, Collateral, Loan Documents or matters relating thereto, or otherwise to obtain any other relief of any kind on account of any transaction relating to any Loan Documents, each Lender agrees to indemnify and hold harmless Agent Indemnitees with respect thereto and to pay to Agent Indemnitees such Lender’s Pro Rata share of any amount that any Agent Indemnitee is required to pay under any judgment or other order entered in such proceeding or by reason of any settlement, including all interest, costs and expenses (including attorneys’ fees) incurred in defending same.  In the Applicable Agent’s discretion, the Applicable Agent may reserve for any such proceeding, and may satisfy any judgment, order or settlement, from proceeds of Collateral prior to making any distributions of Collateral proceeds to Lenders.

12.7        Limitation on Responsibilities of Agents.  None of the Agents shall be liable to Lenders for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by the Applicable Agent’s gross negligence or willful misconduct.  None of the Administrative Agent’s assume any responsibility for any failure or delay in performance or any breach by any Obligor or Lender of any obligations under the Loan Documents.  None of the Agents makes to Lenders any express or implied warranty, representation or guarantee with respect to any Obligations, Collateral, Loan Documents or Obligor.  No Agent Indemnitee shall be responsible to Lenders for any recitals, statements, information, representations or warranties contained in any Loan Documents; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectibility, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectibility of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor.  No Agent Indemnitee shall have any obligation to any Lender to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

12.8        Successor Agents and Co-Agents

12.8.1      Resignation; Successor Administrative Agent.  Subject to the appointment and acceptance of a successor Administrative Agent (or Canadian Agent) as provided below, Administrative Agent (or Canadian Agent) may resign at any time by giving at least thirty (30) days written notice thereof to Lenders and Borrowers within each affected Borrower Group.  Upon receipt of such notice, Required Lenders shall have the right to appoint a successor Administrative Agent (or Canadian Agent) which shall be (a) a Lender or an Affiliate of a Lender; or (b) a commercial bank that is organized under the laws of the United States or any state or district thereof, has a combined capital surplus of at least

$200,000,000 and (provided no Default or Event of Default exists) is reasonably acceptable to Borrowers.  If no successor agent is appointed prior to the effective date of the resignation of Administrative Agent (or Canadian Agent), then Administrative Agent (or Canadian Agent) may appoint a successor agent from among Lenders.  Upon acceptance by a successor Administrative Agent (or Canadian Agent) of an appointment to serve as Administrative Agent (or Canadian Agent) hereunder, such successor Administrative Agent (or Canadian Agent) shall thereupon succeed to and become vested with all the powers and duties of the retiring Administrative Agent (or Canadian Agent) without further act, and the retiring Administrative Agent (or Canadian Agent) shall be discharged from its duties and obligations hereunder but shall continue to enjoy the benefits of the indemnification set forth in Sections 12.6 and 14.2.  Notwithstanding any Agent’s resignation, the provisions of this Section 12 shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while Administrative Agent (or Canadian Agent).  Any successor by merger or acquisition of the stock or assets of Bank of America shall continue to be Administrative Agent (or Canadian Agent) hereunder without further act on the part of the parties hereto, unless such successor resigns as provided above.

12.8.2      Separate Collateral Agent.  It is the intent of the parties that there shall be no violation of any Applicable Law denying or restricting the right of financial institutions to transact business in any jurisdiction.  If Administrative Agent believes that it may be limited in the exercise of any rights or remedies under the Loan Documents due to any Applicable Law, any of the Agents may appoint an additional Person who is not so limited, as a separate collateral agent or co-collateral agent.  If any of the Agents so appoints a collateral agent or co-collateral agent, each right and remedy intended to be available to Administrative Agent (or Canadian Agent) under the Loan Documents shall also be vested in such separate agent.  Every covenant and obligation necessary to the exercise thereof by such agent shall run to and be enforceable by it as well as Administrative Agent (or Canadian Agent) .  Lenders shall execute and deliver such documents as Administrative Agent (or Canadian Agent) deems appropriate to vest any rights or remedies in such agent.  If any collateral agent or co-collateral agent shall die or dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of such agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Administrative Agent (or Canadian Agent) until appointment of a new agent.

12.9        Solidary Interests/Quebec Liens (Hypothecs).  For the purposes of creating a solidarité active in accordance with Article 1541 of the Civil Code of Québec between each Secured Party, taken individually, on the one hand, and Administrative Agent, on the other hand, each Obligor granting a Lien (hypothec) to Administrative Agent under the Civil Code of Quebec and each such Secured Party acknowledges and agrees with Administrative Agent that such Secured Party and Administrative Agent are hereby conferred the legal status of solidary creditors of each such Obligor in respect of all indebtedness, liabilities and other obligations, present and future, owed by each such Obligor to Administrative Agent and such Secured Party hereunder and under the other Loan Documents (collectively, the “Solidary Claim”) and that, accordingly, but subject (for the avoidance of doubt) to Article 1542 of the Civil Code of Québec, each such Obligor is irrevocably bound towards Administrative Agent and each Secured Party in respect of the entire Solidary Claim of Administrative Agent and such Secured Party.  As a result of the foregoing, the parties hereto acknowledge that Administrative Agent and each Secured Party shall at all times have a valid and effective right of action for the entire Solidary Claim of Administrative Agent and such Secured Party and the right to give full acquittance for it.  Accordingly, and without limiting the generality of the foregoing, Administrative Agent, as solidary creditor with each Secured Party, shall at all times have a valid and effective right of action in respect of the Solidary Claim and the right to give a full acquittance for same.  By its execution of the Loan Documents to which it is a party, each such Obligor not a party hereto shall also be deemed to have accepted the stipulations hereinabove provided.  The parties further agree and acknowledge that such

Liens (hypothecs) under the Loan Documents shall be granted to Administrative Agent, for its own benefit and for the benefit of Secured Parties, as solidary creditor as hereinabove set forth.

12.10      Due Diligence and Non-Reliance.  Each Lender acknowledges and agrees that it has, independently and without reliance upon any of the Agents or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Loans and participate in LC Obligations hereunder.  Each Lender has made such inquiries concerning the Loan Documents, the Collateral and each Obligor as such Lender feels necessary.  Each Lender further acknowledges and agrees that the other Lenders and Agents have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations.  Each Lender will, independently and without reliance upon the other Lenders or Agents, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and participating in LC Obligations, and in taking or refraining from any action under any Loan Documents.  Except for notices, reports and other information expressly requested by a Lender, none of the Agents shall have any duty or responsibility to provide any Lender with any notices, reports or certificates furnished to Administrative Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of any of the Agents or any of Agents’ Affiliates.

12.11      Replacement of Certain Lenders.  If a Lender (an “Affected Lender”) shall have (i) failed to fund its Pro Rata share of any Loan or LC Obligation requested (or deemed requested) by a Borrower which such Lender is obligated to fund under the terms of this Agreement and which such failure has not been cured within two (2) Business Days, (ii) requested compensation from Borrower under Section 3.6 to recover increased costs incurred by such Lender (or its parent or holding company) which are not being incurred generally by the other Lenders (or their respective parents or holding companies), (iii) delivered a notice pursuant to Section 3.5 hereof claiming that such Lender is unable to extend Interest Periods Loans to such Borrower for reasons not generally applicable to the other Lenders, or (iv) failed or refused to give its consent to any amendment, waiver or action for which consent of all of the Lenders (or all Borrower Group Lenders, as applicable) is required and in respect of which the Required Lenders (or Required Borrower Group Lenders, as applicable) have consented, then, in any such case and in addition to any other rights and remedies that any of Agents, any other Lender or Borrowers may have against such Affected Lender, Borrower or the Applicable Agent may make written demand on such Affected Lender (with a copy to Agents in the case of a demand by Borrowers and a copy to Borrowers in the case of a demand by Agents) for the Affected Lender to assign, and such Affected Lender shall assign pursuant to one or more duly executed Assignment and Acceptances within five (5) Business Days after the date of such demand, to one or more Lenders willing to accept such assignment or assignments, or to one or more Eligible Assignees designated by Agents, all of such Affected Lender’s rights and obligations under this Agreement (including its Commitments and all Loans owing to it) in accordance with Section 13 hereof.  Each of the Agents is hereby irrevocably authorized to execute one or more Assignment and Acceptances as attorney-in-fact for any Affected Lender which fails or refuses to execute and deliver the same within five (5) Business Days after the date of such demand.  The Affected Lender shall be entitled to receive, in cash and concurrently with execution and delivery of each such Assignment and Acceptance, all amounts owed to the Affected Lender hereunder or under any other Loan Document, including the aggregate outstanding principal amount of the Loans owed to such Lender, together with accrued interest thereon through the date of such assignment.  Upon the replacement of any Affected Lender pursuant to this Section 12.11, such Affected Lender shall cease to have any participation in, entitlement to, or other right to share in the Liens of Agents in any Collateral and such Affected Lender shall have no further liability to any Agent, any Lender or any other Person under any of the Loan Documents (except as provided in Section 12.6 hereof as to events or transactions which occur prior to the replacement of such Affected Lender), including any commitment to make Loans or purchase participations in LC Obligations.

12.12      Remittance of Payments and Collections

12.12.1    Remittances Generally.  All payments by any Lender to any of Agents shall be made by the time and on the day set forth in this Agreement, in immediately available funds.  If no time for payment is specified or if payment is due on demand by the Applicable Agent and request for payment is made by the Applicable Agent by 11:00 a.m. (prevailing time in the location of the Appropriate Notice Office) on a Business Day, payment shall be made by Lender not later than 11:00 a.m. (prevailing time in the location of the Appropriate Notice Office) on the next Business Day.  Payment by any of the Agents to any Lender shall be made by wire transfer, in the type of funds received by the Applicable Agent; provided, however, that if the Applicable Agent receives such funds at or prior to 12:00 noon (prevailing time in the location of the Appropriate Notice Office), such Applicable Agent shall pay such funds to such Lender by 2:00 p.m. (prevailing time in the location of the Appropriate Notice Office) on such Business Day, but if such Applicable Agent receives such funds after 12:00 noon (prevailing time in the location of the Appropriate Notice Office), such Applicable Agent shall pay such funds to such Lender by 2:00 p.m. (prevailing time in the location of the Appropriate Notice Office) on the next Business Day  Any such payment shall be subject to the Applicable Agent’s right of offset for any amounts due from such Lender under the Loan Documents.

12.12.2    Failure to Pay.  If any Lender fails to pay any amount when due by it to any of the Agents pursuant to the terms hereof, such amount shall bear interest from the due date until paid at the Delayed Credit Party Payment Rate.  In no event shall Borrowers be entitled to receive credit for any interest paid by a Lender to the Applicable Agent.

12.12.3    Recovery of Payments.  If any of the Agents pays any amount to a Lender in the expectation that a related payment will be received by the Applicable Agent from an Obligor and such related payment is not received, then the Applicable Agent may recover such amount from each Lender that received it.  If any of the Agents determines at any time that an amount received under any Loan Document must be returned to an Obligor or paid to any other Person pursuant to Applicable Law or otherwise, then, notwithstanding any other term of any Loan Document, the Applicable Agent shall not be required to distribute such amount to any Lender.  If any amounts received and applied by any of the Agents to any Obligations are later required to be returned by the Applicable Agent pursuant to Applicable Law, Lenders shall pay to the Applicable Agent, on demand, such Lender’s Pro Rata share of the amounts required to be returned.

12.13      Agents in their Individual Capacities.  As a Lender, Bank of America shall have the same rights and remedies under the other Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders” or any similar term shall include Bank of America in its capacity as a Lender.  Each of Bank of America and its Affiliates may accept deposits from, maintain deposits or credit balances for, invest in, lend money to, provide Bank Products to, act as trustee under indentures of, serve as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if Bank of America were any other bank, without any duty to account therefor (including any fees or other consideration received in connection therewith) to the other Lenders.  In their individual capacity, Bank of America and its Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and each Lender agrees that Bank of America and its Affiliates shall be under no obligation to provide such information to Lenders, if acquired in such individual capacity and not as Administrative Agent hereunder.

12.14      No Third Party Beneficiaries.  This Section 12 is an agreement solely among Lenders and Agents, and does not confer any rights or benefits upon Borrowers or any other Person.  As between Borrowers and Agents, any action that Agents may take under any Loan Documents shall be conclusively presumed to have been authorized and directed by Lenders as herein provided.

SECTION  13.      BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS

13.1        Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of Borrowers, Agents and Lenders and their respective successors and assigns, except that (a) no Borrower shall have the right to assign its rights or delegate its obligations under any Loan Documents, and (b) any assignment by a Lender must be made in compliance with Section 13.3.  Each of the Agents may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3.  Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.

13.2        Participations

13.2.1      Permitted Participants; Effect.  Any Lender may, in the ordinary course of its business and in accordance with Applicable Law, at any time sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents.  Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for performance of such obligations, such Lender shall remain the holder of its Loans and Borrower Group Commitments for all purposes, all amounts payable by Borrowers shall be determined as if such Lender had not sold such participating interests, and Borrowers and Agents shall continue to deal solely and directly with such Lender in connection with the Loan Documents.  Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agents and the other Lenders shall not have any obligation or liability to any such Participant.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.10 unless Borrowers agree otherwise in writing.

13.2.2      Voting Rights.  Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of any Loan Documents other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan or Borrower Group Commitment in which such Participant has an interest, postpones the Commitment Termination Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Borrower Group Commitment, or releases any Borrower, Guarantor or substantial portion of the Collateral.

13.2.3      Benefit of Set-Off.  Borrowers agree that each Participant shall have a right of set-off in respect of its participating interest relating to the particular Borrower Group to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it.  By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.5 as if such Participant were a Lender.

13.3        Assignments

13.3.1      Permitted Assignments.  A Lender may assign to any Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $5,000,000 (unless otherwise agreed by the Applicable Agent in its discretion) and integral multiples of $5,000,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Borrower Group Commitments retained by the transferor Lender be at least $15,000,000 (unless otherwise agreed by the Applicable Agent in its discretion); and (c) the parties to each such assignment shall execute and deliver to Administrative Agent, for its acceptance and recording, an Assignment and Acceptance.  Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to (i) any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank, or (ii) counterparties to swap agreements relating to any Loans; provided, however, that any payment by Borrowers to the assigning Lender in respect of any Obligations assigned as described in this sentence shall satisfy Borrowers’ obligations hereunder to the extent of such payment, and no such assignment shall release the assigning Lender from its obligations hereunder.

13.3.2      Effect; Effective Date.  Upon delivery to Administrative Agent of an assignment notice in the form of Exhibit F, such assignment shall become effective as specified in the notice, if it complies with this Section 13.3.  From the effective date of such assignment, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder.  Upon consummation of an assignment, the transferor Lender, Agents and Borrowers shall make appropriate arrangements for issuance of replacement and/or new Notes, as appropriate. The transferee Lender shall comply with Section 5.10.3 with respect to U.S. Borrowers, and Section 5.10.4 with respect to Canadian Borrower, in each case to the extent compliance by such Lender is required thereunder.

13.4        Representation of Lenders.  Each Lender represents and warrants to each Borrower, Administrative Agent and other Lenders that none of the consideration used by it to fund its Loans or to participate in any other transactions under this Agreement constitutes for any purpose of ERISA or Section 4975 of the Internal Revenue Code assets of any “plan” as defined in Section 3(3) of ERISA or Section 4975 of the Internal Revenue Code and the interests of such Lender in and under the Loan Documents shall not constitute plan assets under ERISA.

SECTION  14.      MISCELLANEOUS

14.1        Consents, Amendments and Waivers

14.1.1      Amendment.  No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of each of the Agents, with the consent of Required Lenders, and each Obligor party to such Loan Document; provided, however, that:

(b)           without the prior written consent of the Applicable Agent, no modification shall be effective with respect to any provision in a Loan Document that relates to any rights, duties or discretion of such Applicable Agent;

(c)           without the prior written consent of Issuing Bank, no modification shall be effective with respect to any LC Obligations or Section 2.3;

(d)           without the prior written consent of each affected Lender, no modification shall be effective that would (i) increase any Borrower Group Commitment of such Lender; or (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender;

(e)           without the prior written consent of all Lenders (except a defaulting Lender as provided in Section 4.2), no modification shall be effective that would (i) extend the Revolver Termination Date; (ii) alter Section 5.7, 7 (except to add Collateral) or 14.1.1; (iii) amend the definitions of Borrowing Base (and the component terms used in such definition), Pro Rata or Required Lenders or Required Borrower Group Lenders; (iv) increase any advance rate; (v) release a material portion of the Collateral, except as currently contemplated by the Loan Documents; (vi) alter the time or amount of repayment of any of the Loans (except a moratorium or deferral of payment pursuant to a forbearance agreement entered into by Administrative Agent and the Required Lenders with Borrowers at any time an Event of Default exists) or waive any Event of Default resulting from nonpayment of the Loans on the due date thereof (or within any applicable period of grace), (vii) forgive any of the Obligations, except any portion of the Obligations held by a Lender who consents in writing to such forgiveness, (viii) increase the Maximum Revolver Facility Amount other than pursuant to Section 2.1.9, or (ix) release any Obligor from liability for any Obligations, if such Obligor is Solvent at the time of the release;

(f)            without the prior written consent of the Required Borrower Group Lenders with respect to a Borrower Group, no amendment or waiver shall be effective that would affect such Borrower Group, the Borrower Group Obligations of such Borrower Group or the Collateral of such Borrower Group;

(g)           without the prior written consent of all Borrower Group Lenders with respect to U.S. Borrowers, no modification shall be effective that would increase the U.S. Revolver Facility Amount other than pursuant to Section 2.1.9, and without the prior written consent of all Borrower Group Lenders with respect to Canadian Borrower, no modification shall be effective that would increase the Canadian Revolver Facility Amount other than pursuant to Section 2.1.9; and

(h)           the Required Borrower Group Lenders with respect to a Borrower Group may waive any Default or Event of Default, except where the written consent of all Applicable Lenders with respect to such Borrower Group is required pursuant to clause (d) of this Section 14.1.1.

14.1.2      Limitations.  The agreement of Borrowers shall not be necessary to the effectiveness of any modification of a Loan Document that deals solely with the rights and duties of Lenders, Agents and/or Issuing Banks as among themselves.  Only the consent of the parties to the Fee Letter or any agreement relating to a Bank Product shall be required for any modification of such agreement, and no Affiliate of a Lender that is party to a Bank Product agreement shall have any other right to consent to or participate in any manner in modification of any other Loan Document.  The making of any Loans during the existence of a Default or Event of Default shall not be deemed to constitute a waiver of such Default or Event of Default, nor to establish a course of dealing.  Any waiver or consent granted by Lenders hereunder shall be effective only if in writing, and then only in the specific instance and for the specific purpose for which it is given.

14.1.3      Payment for Consents.  No Borrower will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent.

14.1.4      Overadvances.  Unless otherwise directed in writing by the Required Lenders, Agents may require Lenders to honor requests by Borrowers for Overadvance Loans (in which event, and notwithstanding anything to the contrary set forth in Section 2.1 or elsewhere in this Agreement, Lenders shall continue to make Revolver Loans up to their Pro Rata share of the Borrower Group Commitments) and to forbear from requiring Borrowers to cure an Overadvance, (1) when no Event of Default exists (or if an Event of Default exists, when the existence of such Event of Default is not known by Administrative Agent), if and for so long as (i) such Overadvance does not continue for a period of more than thirty (30) consecutive days, following which no Overadvance exists for at least thirty (30) consecutive days before another Overadvance exists, (ii) the amount of the Revolver Loans outstanding at any time does not exceed the aggregate of the Commitments at such time, and (iii) the Overadvance is not known by the Applicable Agent at the time in question to exceed $15,000,000; and (2) regardless of whether or not an Event of Default exists, if the Applicable Agent discovers the existence of an Overadvance not previously known by it to exist, Lenders shall be obligated to continue making such Revolver Loans as directed by the Applicable Agent only (A) if the amount of the Overadvance is not increased by more than $15,000,000 above the amount determined by the Applicable Agent to exist on the date of discovery thereof and (B) for a period not to exceed fifteen (15) Business Days; provided, however, that without the consent of all Lenders, the aggregate amount of the Overadvance permitted under this Section 14.1.4, together with the aggregate amount of any Protective Advances outstanding under Section 2.1.8, may not exceed $25,000,000 at any time.  If any Overadvance shall continue to exist at any time after the expiration of the periods set forth in clauses (1) or (2) above, the Applicable Agent may (and shall at the request of the Required Lenders) demand payment thereof.  In no event shall any Borrower or any other Obligor be deemed to be a beneficiary of this Section 14.1.4 or authorized to enforce any of the provisions of this Section 14.1.4.  The provisions of this Section 14.1.4 shall be in addition to the provisions of Section 2.1.7 hereof.

14.2        General Indemnity.  EACH BORROWER SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEES, INCLUDING CLAIMS ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, THE INDEMNIFICATION PROVISIONS OF THE ENVIRONMENTAL AGREEMENTS SHALL BE THE SOLE AND EXCLUSIVE INDEMNITY PROVISIONS APPLICABLE TO ANY INDEMNITEE WITH RESPECT TO THE ENVIRONMENTAL DAMAGES DESCRIBED IN SECTION 6 THEREOF.

14.3        Limitations of Indemnities.  IN NO EVENT SHALL ANY PARTY TO A LOAN DOCUMENT HAVE ANY OBLIGATION THEREUNDER TO INDEMNIFY AN INDEMNITEE WITH RESPECT TO A CLAIM (A) THAT IS DETERMINED IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO RESULT FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE OR (B) WHICH CONSTITUTE SPECIAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) IN ANY WAY.  NOTWITHSTANDING ANYTHING TO THE CONTRARY IN SECTION 14.2 HEREOF, CANADIAN BORROWER’S OBLIGATION TO PAY AND INDEMNIFY SHALL BE LIMITED TO MATTERS, FEES, EXPENSES CHARGES AND DISBURSEMENT, OR LOSSES, CLAIMS, DAMAGES AND LIABILITIES WHICH ADMINISTRATIVE AGENT OR CANADIAN AGENT DETERMINES IN ITS REASONABLE JUDGMENT TO BE PROPERLY ATTRIBUTABLE OR ALLOCABLE TO CANADIAN BORROWER.  The obligation of each Obligor and Credit Party with respect to each indemnity given by it in any Loan Documents shall survive Full Payment of the Obligations.

14.4        Notices and Communications

14.4.1      Notice Address.  Subject to Section 4.1.4, all notices, requests and other communications by or to a party hereto shall be in writing and shall be given to any Borrower, at Borrower Agent’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment and Acceptance), or at such other address as a party may hereafter specify by notice in accordance with this Section 14.4.  Each such notice, request or other communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three (3) Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery or nationally recognized overnight courier, when duly delivered to the notice address with receipt acknowledged.  Notwithstanding the foregoing, no notice to any of the Agents pursuant to Section 2.1.6, 2.3, 3.1.2 or 4.1.1 shall be effective until actually received by the individual to whose attention at the Applicable Agent such notice is required to be sent.  Any written notice, request or other communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party.  Any notice received by Borrower Agent shall be deemed received by all Borrowers.

14.4.2      Electronic Communications; Voice Mail.  Electronic mail and internet websites may be used only for routine communications, such as financial statements, Borrowing Base Certificates and other information required by Section 10.1.2, administrative matters, and distribution of Loan Documents for execution and matters permitted under Section 4.1.4.  Agents and the other Credit Parties make no assurances as to the privacy and security of electronic communications.  Electronic and voice mail may not be used as effective notice under the Loan Documents.

14.4.3      Non-Conforming Communications.  Agents and the other Credit Parties may rely upon any notices (including telephonic communications) purportedly given by or on behalf of any Borrower even if such notices were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation.  Each Borrower shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any telephonic communication purportedly given by or on behalf of a Borrower, subject to the limitations set forth in Section 14.3.

14.5        Performance of Borrowers’ Obligations.  Each of the Agents may, in its discretion at any time and from time to time, at Borrowers’ expense, pay any amount or do any act required of a Borrower under any Loan Documents or otherwise lawfully requested by the Applicable Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Agents’ Liens in any Collateral; including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien.  All payments, costs and expenses (including Extraordinary Expenses) of Agents under this Section shall be reimbursed to Agents by Borrowers, on demand, with interest from the date incurred to the date of payment thereof at the Default Rate applicable to U.S. Base Rate Revolver Loans.  Any payment made or action taken by Agents under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

14.6        Credit Inquiries.  Each Borrower hereby authorizes Agents and the other Credit Parties (but they shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Borrower or its Subsidiaries, in each case, subject to Agents’ and the other Credit Parties’ obligations under Section 14.13.

14.7        Severability.  Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law.  If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

14.8        Cumulative Effect; Conflict of Terms.  The provisions of the Loan Documents are cumulative.  The parties acknowledge that the Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and they agree that these are cumulative and that each must be performed as provided.  Except as otherwise specifically provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

14.9        Counterparts; Facsimile Signatures.  Any Loan Document may be executed in counterparts, each of which taken together shall constitute one instrument.  Loan Documents may be executed and delivered by facsimile, and they shall have the same force and effect as manually signed originals.  Administrative Agent may require confirmation by a manually-signed original, but failure to request or deliver same shall not limit the effectiveness of any facsimile signature.

14.10      Entire Agreement.  Time is of the essence of the Loan Documents.  The Loan Documents embody the entire understanding of the parties with respect to the subject matter thereof and supersede all prior understandings regarding the same subject matter.

14.11      Obligations of Lenders.  The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender.  Amounts payable hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled, to the extent not otherwise restricted hereunder, to protect and enforce its rights arising out of the Loan Documents.  It shall not be necessary for any of the Agents or any other Lender to be joined as an additional party in any proceeding for such purposes.  Nothing in this Agreement and no action of any of the Agents or Lenders pursuant to the Loan Documents shall be deemed to constitute Agents and Lenders to be a partnership, association, joint venture or any other kind of entity, nor to constitute control of any Borrower.  Each Borrower acknowledges and agrees that in connection with all aspects of any transaction contemplated by the Loan Documents, Borrowers, Agents, Issuing Banks and Lenders have an arms-length business relationship that creates no fiduciary duty on the part of any of the Agents, Issuing Banks or Lenders, and each of Borrowers, Agents, Issuing Banks and Lenders expressly disclaims any fiduciary relationship.

14.12      Lender Loss Sharing Agreement.

(a)           Definitions.  As used in this Section 14.12, the following terms shall have the following meanings:

(i)            CAM: the mechanism for the allocation and exchange of interests in the Loans, participations in Letters of Credit and collections thereunder established under Section 14.12(b).

(ii)           CAM Exchange: the exchange of the U.S. Lenders’ interests and the Canadian Lenders’ interests provided for in Section 14.12(b).

(iii)          CAM Exchange Date: the first date after the Closing Date on which there shall occur (a) any event described in Section 11.1(j) with respect to any Borrower, or (b) an acceleration of Loans and termination of the Commitments pursuant to Section 11.2.

(iv)          CAM Percentage: as to each Lender, a fraction, (a) the numerator of which shall be the aggregate amount of such Lender’s Commitments immediately prior to the CAM Exchange Date and the termination of the Commitments, and (b) the denominator of which shall be the amount of the Commitments of all the Lenders immediately prior to the CAM Exchange Date and the termination of the Commitments.

(v)           Designated Obligations: all Obligations of the Borrowers with respect to (a) principal and interest under the U.S. Revolver Loans, Canadian Revolver Loans, Swingline Loans, Overadvance Loans and Protective Advances, (b) unreimbursed drawings under Letters of Credit and interest thereon, and (c) fees under Sections 3.2.2 and 3.2.3(a).

(vi)          Revolver Facilities: the facility established for the U.S. Revolver Loans and the Canadian Revolver Loans, and Revolver Facility means any one of such Revolver Facilities.

(b)           CAM Exchange.

(i)            On the CAM Exchange Date,

(a)           the Borrower Group Commitments for U.S. Revolver Loans and the Borrower Group Commitments for Canadian Revolver Loans shall have terminated in accordance with Section 11.2 of this Agreement,

(b)           each U.S. Lender shall fund its participation in any outstanding Swingline Loans and Protective Advances in accordance with Section 4.1.3(b) and Section 2.1.8 of this Agreement, and each Canadian Lender shall fund its participation in any outstanding Swingline Loans and Protective Advances in accordance with Section 4.1.3(b) and Section 2.1.8 of this Agreement,

(c)           each U.S. Lender shall fund its participation in any unreimbursed drawings made under the applicable U.S. Letters of Credit pursuant to Section 2.3.2(b), and each Canadian Lender shall fund its participation in any unreimbursed drawings made under the applicable Canadian Letters of Credit pursuant to Section 2.3.2(b), and

(d)           the Lenders shall purchase at par interests in the Designated Obligations under each Revolver Facility (and shall make payments to Administrative Agent for reallocation to other Lenders to the extent necessary to give effect to such purchases) and shall assume the obligations to reimburse Issuing Bank for unreimbursed drawings under outstanding Letters of Credit under such Revolver Facility such that, in lieu of the interests of each Lender in the Designated Obligations under Borrower Group Commitments for U.S. Revolver Loans and the Borrower Group Commitments for Canadian Revolver

Loans in which it shall participate immediately prior to the CAM Exchange Date, such Lender shall own an interest equal to such Lender’s CAM Percentage in each component of the Designated Obligations immediately following the CAM Exchange.

(ii)           Each Lender and each Person acquiring a participation from any Lender as contemplated by Section 13.2 hereby consents and agrees to the CAM Exchange.  Each Borrower agrees from time to time to execute and deliver to Lenders all such promissory notes and other instruments and documents as Administrative Agent shall reasonably request to evidence and confirm the respective interests and obligations of Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans under this Agreement to Administrative Agent against delivery of any promissory notes so executed and delivered; provided that the failure of any Lender to deliver or accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

(iii)          As a result of the CAM Exchange, from and after the CAM Exchange Date, each payment received by Administrative Agent pursuant to any Loan Document in respect of any of the Designated Obligations shall be distributed to Lenders, pro rata in accordance with their respective CAM Percentages.

(iv)          In the event that on or after the CAM Exchange Date, the aggregate amount of the Designated Obligations shall change as a result of the making of a disbursement under a Letter of Credit by Issuing Bank that is not reimbursed by U.S. Borrowers or Canadian Borrower, as applicable, then each Lender shall promptly reimburse Issuing Bank for its CAM Percentage of such unreimbursed payment.

Notwithstanding any other provision of this Section 14.12, each of Agents and Lenders agree that if any of Agents or Lenders is required under Applicable Law to withhold or deduct any taxes or other amounts from payments made by it hereunder or as a result hereof, such Person shall be entitled to withhold or deduct such amounts and pay over such taxes or other amounts to the applicable Governmental Authority imposing such tax without any obligation to indemnify any of Agents or Lenders with respect to such amounts and without any other obligation of gross up or offset with respect thereto and there shall be no recourse whatsoever by Agents or Lenders subject to such withholding to Agents or any other Lenders making such withholding and paying over such amounts, but without diminution of the rights of Agents or such Lenders subject to such withholding as against Borrowers and the other Obligors to the extent (if any) provided in this Agreement and the other Loan Documents.  Any amounts so withheld or deducted shall be treated as, for the purpose of this Section 14.12, having been paid to Agents or such Lenders with respect to which such withholding or deduction was made.

14.13      Confidentiality.  During the term of this Agreement, the Credit Parties agree to take reasonable precautions to maintain the confidentiality of any information that Borrowers deliver to the Credit Parties and identify as confidential at the time of delivery, except that Administrative Agent and any of the other Credit Parties may disclose such information (a) to their respective officers, directors, employees, Affiliates and agents, including legal counsel, auditors and other professional advisors; (b) to any party to the Loan Documents from time to time; (c) pursuant to the order of any court or administrative agency; (d) upon the request of any Governmental Authority exercising regulatory authority over the Applicable Agent or such other Credit Party; (e) which ceases to be confidential, other than by an act or omission of the Applicable Agent or any other Credit Party, or which becomes available to the Applicable Agent or any other Credit Party on a non-confidential basis; (f) to the extent reasonably required in connection with any litigation relating to any Loan Documents or transactions contemplated thereby, or otherwise as required by Applicable Law; (g) to the extent reasonably required for the exercise of any rights or remedies under the Loan Documents; (h) to any actual or proposed party to a Bank Product or to any Transferee, as long as such Person agrees to be bound by the provisions of this Section; (i) to the National Association of Insurance Commissioners or any similar organization, or to any nationally recognized rating agency that requires access to information about a Credit Party’s portfolio in connection with ratings issued with respect to such Credit Party; (j) to any investor or potential investor in an Approved Fund that is a Credit Party or Transferee, but solely for use by such investor to evaluate an investment in such Approved Fund, or to any manager, servicer or other Person in connection with its administration of any such Approved Fund; or (k) with the consent of Borrowers.  Notwithstanding the foregoing, Agents and the other Credit Parties may with the prior written consent of Borrowers, issue and disseminate to the public general information describing this credit facility, including the names and addresses of Borrowers and a general description of Borrowers’ businesses, and may use Borrowers’ names in advertising and other promotional materials.

14.14      Governing Law.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, UNLESS OTHERWISE SPECIFIED, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF GEORGIA WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS); PROVIDED, HOWEVER, THAT IF THE LAWS OF ANY JURISDICTION OTHER THAN GEORGIA SHALL GOVERN IN REGARD TO THE VALIDITY, PERFECTION OR EFFECT OF PERFECTION OF ANY LIEN OR IN REGARD TO PROCEDURAL MATTERS AFFECTING ENFORCEMENT OF ANY LIENS IN COLLATERAL, SUCH LAWS OF SUCH OTHER JURISDICTIONS SHALL CONTINUE TO APPLY TO THAT EXTENT.

14.15      Consent to Forum.  EACH BORROWER HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER THE NORTHERN DISTRICT OF GEORGIA, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT.  EACH BORROWER IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM.  Nothing herein shall limit the right of any of the Agents or any other Credit Party to bring proceedings against any Obligor in any other court.  Nothing in this Agreement shall be deemed to preclude enforcement by Agents of any judgment or order obtained in any forum or jurisdiction.

14.16      Waivers by Borrowers.  To the fullest extent permitted by Applicable Law, each Borrower waives (a) the right to trial by jury (which each of Agents and the other Credit Parties hereby also waive) in any proceeding, claim or counterclaim of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, and protest, and notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agents on which a Borrower may in any way be liable, and hereby ratifies anything Agents may do in this regard; (c) notice prior to taking possession or control of any Collateral  or any bond or security which might be required by any court prior to allowing Agents to exercise any of Agents’ remedies; (d) the benefit of all valuation, appraisement and exemption laws; (e) any claim against any of Agents or the other Credit Parties, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents

or transactions relating thereto; and (f) notice of acceptance hereof.  Each Borrower acknowledges that the foregoing waivers are a material inducement to Agents and the other Credit Parties entering into this Agreement and that Agents and the other Credit Parties are relying upon the foregoing in their dealings with Borrowers.  Each Borrower has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel.  In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

14.17      PATRIOT Act Notice.  Agents and the other Credit Parties hereby notify Borrowers that pursuant to the requirements of the PATRIOT Act, Agents and the other Credit Parties are required to obtain, verify and record information that identifies each Borrower, including its legal name, address, tax ID number and other information that will allow Agents and the other Credit Parties to identify it in accordance with the PATRIOT Act.  Agents and the other Credit Parties will also require information regarding each personal guarantor, if any, and may require information regarding Borrowers’ management and owners, such as legal name, address, social security number and date of birth.

14.18      JV Europe.  Nothing in this Agreement shall be deemed to cause JV Europe or its subsidiaries to become a guarantor of or pledge its assets to secure the Obligations, nor shall this Agreement prohibit JV Europe or its subsidiaries from paying dividends, making payments under its indebtedness to Nexans or its secured lending arrangements or to prohibit SEI from issuing new shares of its common stock in payment of the put price which may be payable to Nexans with respect to JV Europe.

14.19      Amendment and Restatement.  This Agreement amends and restates the Existing Loan Agreement. All rights, benefits, indebtedness, interests, liabilities and obligations of the parties to the Existing Loan Agreement are hereby renewed, amended, restated and superseded in their entirety according to the terms and provisions set forth herein.  This Agreement does not constitute, nor shall it result in, a waiver of or release, discharge or forgiveness of any amount payable pursuant to the Existing Loan Agreement or the other Loan Documents executed in connection therewith (the “Existing Loan Documents”) or any indebtedness, liabilities or obligations of the Existing Borrowers thereunder, all of which are renewed and continued and are hereafter payable and to be performed in accordance with this Agreement and the other Loan Documents.  Neither this Agreement nor any other Loan Document extinguishes the indebtedness or liabilities outstanding in connection with the Existing Loan Documents, nor do they constitute a novation with respect thereto.  All security interests, pledges, assignments and other Liens previously granted by Existing Borrowers pursuant to the Original Loan Documents are hereby renewed and continued, and all such security interests, pledges, assignments and other Liens shall remain in full force and effect as security for the Obligations except as modified by the provisions hereof.  Amounts in respect of interest, fees and other amounts payable to or for the account of Agents and the other Credit Parties shall be calculated (i) in accordance with the provisions of the Original Loan Agreement with respect to any period (or a portion of any period) ending prior to the Closing Date, and (ii) in accordance with the provisions of this Agreement with respect to any period (or a portion of any period) commencing on or after the Closing Date.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURES BEGIN ON FOLLOWING PAGE]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

BORROWERS:

SUPERIOR ESSEX COMMUNICATIONS LP

By:
Title:

Address:
6120 Powers Ferry Road, Suite 150 Atlanta,
Georgia 30339
Attention: Chief Financial Officer
Telecopier No.: (770) 303-8892

ESSEX GROUP, INC.

By:
Title:

Address:
c/o Superior Essex Communications LP
6120 Powers Ferry Road, Suite 150 Atlanta,
Georgia 30339
Attention: Chief Financial Officer
Telecopier No.: (770) 303-8892

ESSEX GROUP CANADA INC.

By:
Title:

Address:
c/o Superior Essex Communications LP
6120 Powers Ferry Road, Suite 150 Atlanta,
Georgia 30339
Attention: Chief Financial Officer
Telecopier No.: (770) 303-8892

AGENT:

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Title:

Address:
300 Galleria Parkway, Suite 800
Atlanta, Georgia 30339
Attention: Loan Administration Manager
Telecopier No.: (404) 607-3276

CANADIAN AGENT:

BANK OF AMERICA, N.A. (ACTING THROUGH ITS CANADA BRANCH),
as Canadian Agent

By:
Title:

Address:
200 Front Street West, Suite 2700
Toronto, Ontario Canada M5V 3L2
Telecopier No.: (416) 349-4282

U. S. LENDERS:

BANK OF AMERICA, N.A.

By:
Title:

Address:
300 Galleria Parkway, Suite 800
Atlanta, Georgia 30339
Attention: Loan Administration Manager
Telecopier No.: (404) 607-3276

LIBOR Lending Office
300 Galleria Parkway, Suite 800

Attention: Loan Administration Manager
Telecopier No.: (404) 607-3276

BARCLAYS BANK PLC

By:
Title:

Address:

LIBOR Lending Office:

Attention:
Telecopier No.:

By:
Title:

Address:

LIBOR Lending Office:

Attention:
Telecopier No.:

CANADIAN LENDERS:

BANK OF AMERICA, N.A.,
(ACTING THROUGH ITS CANADA BRANCH)

By:
Title:

Address:
200 Front Street West, Suite 2700
Toronto, Ontario Canada M5V 3L2
Telecopier No.: (416) 349-4282

[BARCLAYS BANK PLC]

By:
Title:

Address:

By:
Title:

Address:

SCHEDULE 1.1.1

to

Second Amended and Restated Loan Agreement

BORROWER GROUP COMMITMENTS OF LENDERS FOR REVOLVER LOANS

Lender	U.S. Revolver Commitment	Canadian Revolver Commitment Dollar Equivalent of:	Total Commitments Dollar Equivalent of:
Bank of America, N.A.	$198,000,000.00		$198,000,000.00
Barclays Bank PLC	$132,000,000.00		$132,000,000.00
Bank of America, N.A. (acting through its Canada branch)		$12,000,000.00	$12,000,000.00
Barclays Bank PLC		$8,000,000.00	$8,000,000.00
Total:	$330,000,000.00	$20,000,000.00	$350,000,000.00

EXHIBITS

EXHIBIT A-1                        US Revolver Notes

EXHIBIT A-2                        Canadian Revolver Notes

EXHIBIT B                            Reserved

EXHIBIT C                            Compliance Certificate

EXHIBIT D                            LC Request

EXHIBIT E                            Form of Assignment and Acceptance

EXHIBIT F                            Form of Notice of Assignment and Acceptance

ExhibIT A-1

to

Second Amended and Restated Loan Agreement

[AMENDED AND RESTATED] REVOLVER NOTE (U.S.)

, 2008	$	Atlanta, Georgia

SUPERIOR ESSEX COMMUNICATIONS LP (hereinafter referred to as “Superior Essex” and “Borrower Agent”), a Delaware limited partnership, and ESSEX GROUP, INC., a Michigan corporation (“Essex”; Superior Essex and Essex collectively referred to herein as “U.S. Borrowers” and individually as a “U.S. Borrower”), for value received, hereby unconditionally promise to pay, on a joint and several basis, to the order of                                                          (“Lender”), the principal sum of                                 DOLLARS ($                      ), or such lesser amount as may be advanced by Lender as U.S. Revolver Loans and owing as U.S. LC Obligations from time to time under the Loan Agreement described below, together with all accrued and unpaid interest thereon.  Terms are used herein as defined in the Second Amended and Restated Loan Agreement dated August 5, 2008, among U.S. Borrowers,  the other borrowers named therein, Bank of America, N.A., as collateral and administrative agent (together with its successors in such capacity, “Administrative Agent”), for itself and the financial institutions from time to time parties thereto as lenders (“Lenders”), certain other agents and such Lenders, as such agreement may be amended, modified, renewed or extended from time to time (“Loan Agreement”).  Capitalized terms used herein, unless otherwise defined herein, shall have the meanings ascribed to such terms in the Loan Agreement.

Principal of and interest on this Note from time to time outstanding shall be due and payable as provided in the Loan Agreement.  This Note is issued pursuant to and evidences Lender’s U.S. Revolver Loans and U.S. LC Obligations under the Loan Agreement, to which reference is made for a statement of the rights and obligations of Lender and the duties and obligations of U.S. Borrowers.  The Loan Agreement contains provisions for acceleration of the maturity of this Note upon the happening of certain stated events, and for the borrowing, prepayment and reborrowing of amounts upon specified terms and conditions.

The holder of this Note is hereby authorized by U.S. Borrowers to record on a schedule annexed to this Note (or on a supplemental schedule) the amounts owing with respect to U.S. Revolver Loans and U.S. LC Obligations, and the payment thereof.  Failure to make any notation, however, shall not affect the rights of the holder of this Note or any obligations of U.S. Borrowers hereunder or under any other Loan Documents.

Time is of the essence under this Note.  Each U.S. Borrower and all endorsers, sureties and guarantors of this Note hereby severally waive demand, presentment for payment, protest, notice of protest, notice of intention to accelerate the maturity of this Note, diligence in collecting, the bringing of any suit against any party, and any notice of or defense on account of any extensions, renewals, partial payments, or changes in any manner of or in this Note or in any of its terms, provisions and covenants, or any releases or substitutions of any security, or any delay, indulgence or other act of any trustee or any holder hereof, whether before or after maturity.  U.S. Borrowers jointly and severally agree to pay, and to save the holder of this Note harmless against, any liability for the payment of all costs and expenses (including without limitation reasonable attorneys’ fees) if this Note is collected by or through an attorney-at-law.

In no contingency or event whatsoever shall the amount paid or agreed to be paid to the holder of this Note for the use, forbearance or detention of money advanced hereunder exceed the highest lawful rate permitted under Applicable Law.  If any such excess amount is inadvertently paid by U.S. Borrowers or inadvertently received by the holder of this Note, such excess shall be returned to U.S. Borrowers or credited as a payment of principal, in accordance with the Loan Agreement.  It is the intent hereof that U.S. Borrowers not pay or contract to pay, and that holder of this Note not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by U.S. Borrowers under Applicable Law.

This Note shall be governed by the laws of the State of Georgia, without giving effect to any conflict of law principles (but giving effect to federal laws relating to national banks).

[This Note amends and restates that certain Amended and Restated Revolver Note dated April 14, 2006, from Borrowers to Lender in the original principal amount of $                            (the “Prior Note”). Nothing contained herein or in the Prior Note shall constitute a novation or an accord and satisfaction.]

IN WITNESS WHEREOF, this Revolver Note is executed the date set forth above.

SUPERIOR ESSEX COMMUNICATIONS LP

By:

Name:

Title:

ESSEX GROUP, INC.

By:
Name:
Title:

ExhibIT A-2

to

Second Amended and Restated Loan Agreement

REVOLVER NOTE (CANADA)

, 2008	$	Toronto, Ontario, Canada

ESSEX GROUP CANADA INC., a Nova Scotia company (“Canadian Borrower”), for value received, hereby unconditionally promises to pay to the order of                                                          (“Lender”), the principal sum of                                 DOLLARS ($                      ), or such lesser amount as may be advanced by Lender as Canadian Revolver Loans and owing as Canadian LC Obligations from time to time under the Loan Agreement described below, together with all accrued and unpaid interest thereon.  Terms are used herein as defined in the Second Amended and Restated Loan Agreement dated August 5, 2008, among Canadian Borrower, the other borrowers named therein, Bank of America, N.A., as collateral and administrative agent (together with its successors in such capacity, “Administrative Agent”), for itself and the financial institutions from time to time parties thereto as lenders (“Lenders”), certain other agents and such Lenders, as such agreement may be amended, modified, renewed or extended from time to time (“Loan Agreement”).  Capitalized terms used herein, unless otherwise defined herein, shall have the meanings ascribed to such terms in the Loan Agreement.

Principal of and interest on this Note from time to time outstanding shall be due and payable as provided in the Loan Agreement.  This Note is issued pursuant to and evidences Lender’s Canadian Revolver Loans and Canadian LC Obligations under the Loan Agreement, to which reference is made for a statement of the rights and obligations of Lender and the duties and obligations of Canadian Borrower.  The Loan Agreement contains provisions for acceleration of the maturity of this Note upon the happening of certain stated events, and for the borrowing, prepayment and reborrowing of amounts upon specified terms and conditions.

The holder of this Note is hereby authorized by Canadian Borrower to record on a schedule annexed to this Note (or on a supplemental schedule) the amounts owing with respect to Canadian Revolver Loans and Canadian LC Obligations, and the payment thereof.  Failure to make any notation, however, shall not affect the rights of the holder of this Note or any obligations of Canadian Borrower hereunder or under any other Loan Documents.

Time is of the essence under this Note.  Canadian Borrower and all endorsers, sureties and guarantors of this Note hereby severally waive demand, presentment for payment, protest, notice of protest, notice of intention to accelerate the maturity of this Note, diligence in collecting, the bringing of any suit against any party, and any notice of or defense on account of any extensions, renewals, partial payments, or changes in any manner of or in this Note or in any of its terms, provisions and covenants, or any releases or substitutions of any security, or any delay, indulgence or other act of any trustee or any holder hereof, whether before or after maturity.  Canadian Borrower agrees to pay, and to save the holder of this Note harmless against, any liability for the payment of all costs and expenses (including without limitation reasonable attorneys’ fees) if this Note is collected by or through an attorney-at-law.

In no contingency or event whatsoever shall the amount paid or agreed to be paid to the holder of this Note for the use, forbearance or detention of money advanced hereunder exceed the highest lawful rate permitted under Applicable Law.  If any such excess amount is inadvertently paid by Canadian Borrower or inadvertently received by the holder of this Note, such excess shall be returned to Canadian Borrower or credited as a payment of principal, in accordance with the Loan Agreement.  It is the intent hereof that Canadian Borrower not pay or contract to pay, and that holder of this Note not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by Canadian Borrower under Applicable Law.

This Note shall be governed by the laws of the State of Georgia, without giving effect to any conflict of law principles (but giving effect to federal laws relating to national banks).

IN WITNESS WHEREOF, this Revolver Note is executed the date set forth above.

ESSEX GROUP CANADA INC.

By:

Name:

Title:

ExhibIT B

to

Second Amended and Restated Loan Agreement

[Reserved.]

EXHIBIT C

to

Second Amended and Restated Loan Agreement

COMPLIANCE CERTIFICATE

[Letterhead of Borrower Agent]

                                , 20

Bank of America, N.A., as Administrative Agent

300 Galleria Parkway, N.W.

Suite 800

Atlanta, Georgia 30339

The undersigned, the chief financial officer of Superior Essex Communications LP, a Delaware limited partnership (“Borrower Agent”), as Borrower Agent, on behalf of itself and the other Borrowers, gives this certificate to Bank of America, N.A. as collateral and administrative agent (together with its successors in such capacity, “Administrative Agent”) in accordance with the requirements of Section 10.1.2 of that certain Second Amended and Restated Loan Agreement dated August 5, 2008, among Borrowers, Administrative Agent, for itself and the financial institutions from time to time parties thereto as lenders (“Lenders”), certain other agents and such Lenders, as such agreement may be amended, modified, renewed or extended from time to time (“Loan Agreement”). Capitalized terms used in this Certificate, unless otherwise defined herein, shall have the meanings ascribed to them in the Loan Agreement.

1.             Based upon my review of the balance sheets and statements of income of Borrowers and their Subsidiaries for the [Fiscal Year] [quarterly period] ending           , 20      , copies of which are attached hereto, I hereby certify that:

(a)           Consolidated Fixed Charge Coverage Ratio was              to 1.0;

(b)           Average Aggregate Availability during the period was $                               ; and

(c)           Capital Expenditures for Borrowers during the period were $                      .

2.             No Default exists on the date hereof, other than:                                          [if none, so state]; and

3.             No Event of Default exists on the date hereof, other than                                               [if none, so state].

4.             As of the date hereof, each Borrower is current in its payment of all accrued rent and other charges to Persons who own or lease any premises where any of the Collateral is located, and there are no pending disputes or claims regarding any Borrower’s failure to pay or delay in payment of any such rent or other charges.

5.             As of the date hereof, each Borrower’s payroll is current and all payroll taxes have been withheld and deposited as required by law.

6.             Attached hereto is a schedule showing the calculations that support Borrowers’ compliance [non-compliance] with the financial covenants, as shown above.

Very truly yours,

SUPERIOR ESSEX COMMUNICATIONS LP,

as Borrower Agent

By:

, Chief Financial Officer

EXHIBIT D

to

Second Amended and Restated Loan Agreement

LETTER OF CREDIT PROCUREMENT REQUEST

Bank of America, N.A., as Administrative Agent

Suite 800

300 Galleria Parkway

Atlanta, Georgia 30339

Attention:

This Letter of Credit Procurement Request is delivered to you pursuant to the Second Amended and Restated Loan Agreement, dated August 5, 2008, among SUPERIOR ESSEX COMMUNICATIONS LP (hereinafter referred to as “Superior Essex” or “Borrower Agent”), a Delaware limited partnership, ESSEX GROUP, INC., a Michigan corporation (hereinafter referred to as “Essex”; Superior Essex and Essex being referred to collectively as “U.S. Borrowers,” and individually as a “U.S. Borrower”), ESSEX GROUP CANADA INC., a Nova Scotia company (hereinafter referred to as  “Canadian Borrower”, and together with U.S. Borrowers, “Borrowers”), BANK OF AMERICA, N.A. (“BofA”), as collateral and administrative agent (in such capacity, “Administrative Agent”) for itself and the financial institutions from time to time parties thereto as lenders (“Lenders”), BANK OF AMERICA, N.A. (THROUGH ITS CANADA BRANCH) (“BofA Canada”), as Canadian agent (in such capacity, “Canadian Agent”) for itself and Lenders, such Lenders and the other parties named therein (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Loan Agreement”). Unless otherwise defined herein, terms used herein have the meanings assigned to them in the Loan Agreement.

[U.S. Borrowers / Canadian Borrower] hereby request[s] that [BofA / BofA Canada] (the “Issuing Bank”) issue a Letter of Credit, as follows:

(1)           Borrower’s/Account Party’s Name

(2)           Amount of Letter of Credit:                                                                $

(3)           Issuance Date:

(4)                                  Beneficiary’s Name:

(5)                                  Beneficiary’s Address:

(6)                                  Expiry Date:

(7)                                  Draw Conditions:

(8)                                  Single draw ☐ or Multiple draw ☐

(9)                                  Purpose of Letter of Credit:

Attached hereto is the Issuing Bank’s form of LC Application, completed with the details of the Letter of Credit requested herein.

Borrower Agent hereby certifies, on behalf of [U.S. Borrowers / Canadian Borrower,] that each of the LC Conditions is now, and will on the date of issuance of the Letter of Credit be, satisfied in all respects and that no Default or Event of Default exists. Borrower Agent hereby ratifies and reaffirms on behalf of [U.S. Borrowers / Canadian Borrower,] all of the Loan Documents and [U.S. / Canadian] Obligations arising thereunder.

IN WITNESS WHEREOF, Borrower Agent, on behalf of [U.S. Borrowers / Canadian Borrower,] has caused this Letter of Credit Procurement Request to be executed and delivered by its duly authorized officer, this day of                 , 20       .

SUPERIOR ESSEX COMMUNICATIONS LP
(“Borrower Agent”)

By:

Name:

Title:

EXHIBIT E

to

Second Amended and Restated Loan Agreement

FORM OF ASSIGNMENT AND ACCEPTANCE

[U.S. / CANADIAN OBLIGATIONS]

Dated as of                  , 20

Reference is made to the Second Amended and Restated Loan Agreement dated  August 5, 2008 (at any time amended, restated, modified or supplemented, the “Loan Agreement”), among SUPERIOR ESSEX COMMUNICATIONS LP (hereinafter referred to as “Superior Essex” or “Borrower Agent”), a Delaware limited partnership, ESSEX GROUP, INC., a Michigan corporation (hereinafter referred to as “Essex”; Superior Essex and Essex being referred to collectively as “U.S. Borrowers,” and individually as a “U.S. Borrower”), ESSEX GROUP CANADA INC., a Nova Scotia company (hereinafter referred to as  “Canadian Borrower”, and together with U.S. Borrowers, “Borrowers”), BANK OF AMERICA, N.A. (“BofA”), as collateral and administrative agent (in such capacity, “Administrative Agent”) for itself and the financial institutions from time to time parties thereto as lenders (“Lenders”), BANK OF AMERICA, N.A. (THROUGH ITS CANADA BRANCH), as Canadian agent (in such capacity, “Canadian Agent”) for itself and Lenders, such Lenders and the other parties named therein. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Loan Agreement.

                                                               (the “Assignor”) and                                                          (the “Assignee”) agree as follows:

1.             Assignor hereby assigns to Assignee and Assignee hereby purchases and assumes from Assignor (i) a principal amount of $                                   of the outstanding [U.S. / Canadian] Revolver Loans held by Assignor, and $                             of participations of Assignor in [U.S. / Canadian] LC Obligations (which amounts, according to the records of [Administrative Agent / Canadian Agent], represent,         % of the total principal amount of outstanding [U.S. / Canadian] Revolver Loans and [U.S. / Canadian] LC Obligations) and (ii) a principal amount of $                               of Assignor’s Borrower Group Commitments (which amount includes Assignor’s outstanding [U.S. / Canadian] Revolver Loans being assigned to Assignee pursuant to clause (i) above and which, according to the records of [Administrative Agent / Canadian Agent], represents (        %) of the total Commitments of Lenders under the Loan Agreement (the “Assigned Interest”), together with an interest in the Loan Documents corresponding to the Assigned Interest. This Agreement shall be effective from the date (the “Assignment Effective Date”) on which Assignor receives both (x) the principal amount of the Assigned Interest in the Loans on the Assignment Effective Date, if any, and (y) a copy of this Agreement duly executed by Assignee. From and after the Assignment Effective Date, Assignee hereby expressly assumes, and undertakes to perform, all of Assignor’s obligations in respect of Assignor’s Commitments to the extent, and only to the extent, of Assignee’s Assigned Interest, and all principal, interest, fees and other amounts which would otherwise be payable to or for Assignor’s account in respect of the Assigned Interest shall be payable to or for Assignee’s account, to the extent such amounts have accrued subsequent to the Assignment Effective Date.

2.             Assignor (i) represents that as of the date hereof, the aggregate of its Borrower Group Commitments with respect to [U.S. Borrowers/Canadian Borrower] under the Loan Agreement (without giving effect to assignments thereof, which have not yet become effective) is $           , and the outstanding balance of its Loans and participations in LC Obligations (unreduced by any assignments thereof, which have not yet become effective) with respect to such Borrower Group is $              ; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other instrument or document furnished pursuant thereto, other than that Assignor is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim:, [and] (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of [U.S. Borrowers/Canadian Borrower], the performance or observance by [U.S. Borrowers/Canadian Borrower] of any of [their / its] obligations under the Loan Agreement or any of the Loan Documents[; and (iv) attaches the Notes held by it and requests that [Administrative Agent / Canadian Agent] exchange such Notes for new Notes payable to Assignee and the Assignor in the principal amounts set forth on Schedule A hereto].

3.             Assignee (i) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (ii) confirms that it has received a copy of the Loan Agreement, together with copies of the most recent financial statements delivered pursuant to Section 10.1.2 thereof, and copies of such other Loan Documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (iii) agrees that it shall, independently and without reliance upon the Assignor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Agreement; (iv) confirms that it is eligible to become an Assignee; (v) appoints and authorizes each of the Agents to take such action as agent on its behalf and to exercise such powers under the Loan Agreement as are delegated to Agents by the terms thereof, together with such powers as are incidental thereto; (vi) agrees that it will strictly observe and perform all the obligations that are required to be performed by it as a “Lender” under the terms of the Loan Agreement and the other Loan Documents; and (vii) agrees that it will keep confidential all information with respect to [U.S. Borrowers/Canadian Borrower] furnished to it by [U.S. Borrowers/Canadian Borrower] or the Assignor to the extent provided in the Loan Agreement.

4.             Assignor acknowledges and agrees that it will not sell or otherwise dispose of the Assigned Interest or any portion thereof, or grant any participation therein, in a manner which, or take any action in connection therewith which, would violate the terms of any of the Loan Documents.

5.             This Agreement and all rights and obligations shall be interpreted in accordance with and governed by the laws of the State of Georgia. If any provision hereof would be invalid under Applicable Law, then such provision shall be deemed to be modified to the extent necessary to render it valid while most nearly preserving its original intent; no provision hereof shall be affected by another provision’s being held invalid.

6.             Each notice or other communication hereunder shall be in writing, shall be sent by messenger, by telecopy or facsimile transmission or by first-class mail, shall be deemed given when sent and shall be sent as follows:

(a)                                  If to Assignee, to the following address (or to such other address as Assignee may designate from time to time):

(b)                                 If to Assignor, to the following address (or to such other address as Assignor may designate from time to time):

Payments hereunder shall be made by wire transfer of immediately available Dollars as follows:

If to Assignee, to the following account (or to such other account as Assignee may designate from time to time):

ABA No.

Account No.

Reference:

If to Assignor, to the following account (or to such other account as Assignor may designate from time to time):

ABA No.

For Account of:

Reference:

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed and delivered by their respective duly authorized officers, as of the date first above written.

(“Assignor”)

By:

Title:

(“Assignee”)

By:

Title:

SCHEDULE A TO ASSIGNMENT AND ACCEPTANCE

EXHIBIT F

to

Second Amended and Restated Loan Agreement

FORM OF NOTICE

Reference is made to (i) Second Amended and Restated Loan Agreement dated  August 5, 2008 (at any time amended, restated, modified or supplemented, the “Loan Agreement”), among SUPERIOR ESSEX COMMUNICATIONS LP (hereinafter referred to as “Superior Essex” or “Borrower Agent”), a Delaware limited partnership, ESSEX GROUP, INC., a Michigan corporation (hereinafter referred to as “Essex”; Superior Essex and Essex being referred to collectively as “U.S. Borrowers,” and individually as a “U.S. Borrower”), ESSEX GROUP CANADA INC., a Nova Scotia company (hereinafter referred to as  “Canadian Borrower”, and together with U.S. Borrowers, “Borrowers”), BANK OF AMERICA, N.A., as collateral and administrative agent (in such capacity, “Administrative Agent”) for itself and the financial institutions from time to time parties thereto as lenders (“Lenders”), BANK OF AMERICA, N.A. (THROUGH ITS CANADA BRANCH), as Canadian agent (in such capacity, “Canadian Agent”) for itself and Lenders, such Lenders and the other parties named therein, and (ii) the Assignment and Acceptance dated as of                 , 20     (the “Assignment Agreement”) between                                                         (the “Assignor”) and                           (the “Assignee”). Except as otherwise defined herein, capitalized terms used herein which are defined in the Loan Agreement are used herein with the respective meanings specified therein.

The Assignor hereby notifies Borrowers and [Administrative Agent / Canadian Agent] of Assignor’s intent to assign to Assignee pursuant to the Assignment Agreement a principal amount of (i) $                                   of the outstanding [U.S. / Canadian] Revolver Loans held by Assignor and $                             of participations of Assignor in [U.S. / Canadian] LC Obligations, and (ii) $                                    of Assignor’s Borrower Group Commitments with respect to [U.S. Borrowers/Canadian Borrower] (which amount includes Assignor’s outstanding [U.S. / Canadian] Revolver Loans being assigned to Assignee pursuant to clause (i) above), together with an interest in the Loan Documents corresponding to the interest in the Loans and Commitments so assigned. Pursuant to the Assignment Agreement, Assignee has expressly assumed all of Assignor’s obligations under the Loan Agreement to the extent of the Assigned Interest (as defined in the Assignment Agreement).

For purposes of the Loan Agreement, [Administrative Agent / Canadian Agent] shall deem Assignor’s share of the Borrower Group Commitments with respect to [U.S. Borrowers/Canadian Borrower] to be reduced by $                           , and Assignee’s share of the Borrower Group Commitments with respect to [U.S. Borrowers/Canadian Borrower] to be increased by $                  .

The address of the Assignee to which notices, information and payments are to be sent under the terms of the Loan Agreement is:

Assignee’s LIBOR Lending Office address is as follows:

This Notice is being delivered to Borrowers and [Administrative Agent / Canadian Agent] pursuant to Section 13.3 of the Loan Agreement. Please acknowledge your receipt of this Notice by executing and returning to Assignee and Assignor a copy of this Notice.

IN WITNESS WHEREOF, the undersigned have caused the execution of this Notice, as of               , 20     .

(“Assignor”)

By:

Title:

(“Assignee”)

By:

Title:

ACKNOWLEDGED AND AGREED TO

AS OF THE DATE SET FORTH ABOVE:

BORROWER AGENT:

SUPERIOR ESSEX COMMUNICATIONS LP,*

as Borrower Agent

By:

Title:

* No signature required by Borrower Agent when an Event of Default exists.

BANK OF AMERICA, N.A. [THROUGH ITS CANADA BRANCH,]

as [Administrative Agent / Canadian Agent]

By:

Title:

EXHIBIT G

to

Second Amended and Restated Loan Agreement

FORM OF BORROWING BASE CERTIFICATE

[See attached]